Exhibit 99.(f)(1)

Hon Dr Michael Cullen

Minister of Finance

Pre-election

Economic and Fiscal

Update2005

18 August 2005

ISBN 0-478-18281-3

Contents

Statement of Responsibility

Ministerial Statement

Treasury Forecast Update Process

Economic and Fiscal Outlook

Summary

Recent Developments in Economic and Tax Outlook

Assumptions Underlying the Economic Forecasts

Economic and Tax Forecasts

Key Trends in Fiscal Outlook

Changes to the Fiscal Forecasts since the Budget Update

2005 Post Budget Decisions

Fiscal Sensitivities

Specific Fiscal Risks

Introduction

Charges against Future Budgets

Statement of Fiscal Risks

Contingent Liabilities

Foreshore and Seabed Recognition

Generally Accepted Accounting Practice
(GAAP) Series Tables

Forecast Financial Statements

Statement of Accounting Policies and Forecast Assumptions

Reporting Entity as at 8 August 2005

Forecast Financial Statements

Notes to the Forecast Financial Statements

Core Crown Expense Tables

Core Crown Expenses

Expense Tables

Glossary of Terms

Statement of Responsibility

On the basis of the economic and fiscal information available to it, the Treasury has used its best professional judgement in supplying the Minister of Finance with this Economic and Fiscal Update.  The Update incorporates the fiscal and economic implications both of Government decisions and circumstances as at 8 August 2005 that were communicated to me, and of other economic and fiscal information available to the Treasury in accordance with the provisions of the Public Finance Act 1989.

John Whitehead
Secretary to the Treasury

11 August 2005

This Economic and Fiscal Update has been prepared in accordance with the Public Finance Act 1989.  I accept overall responsibility for the integrity of the disclosures contained in this Update, and the consistency and completeness of the Update information in accordance with the requirements of the Public Finance Act 1989.

To enable the Treasury to prepare this Update, I have ensured that the Secretary to the Treasury has been advised of all Government decisions and other circumstances as at 8 August 2005 of which I was aware and that had material economic or fiscal implications.

Hon Dr Michael Cullen
Minister of Finance

11 August 2005

Ministerial Statement

Hon Dr Michael Cullen

It has been a relatively short time between the presentation of Budget 2005 and the preparation of the Pre-election Economic and Fiscal Update.  The Pre-EFU outlook has changed little from that outlined in the Budget.

The Government’s key messages still hold true:

•             sustainable economic growth is a core focus

•             delivering real and sustainable improvements in the lives and living standards of all New Zealanders remains a priority, and

•             future uncertainty and costs associated with an ageing population mean that a commitment to responsible fiscal management is imperative.

Since 1999 the Government has remained committed to a sound fiscal strategy and has delivered a strong record of achievement:

•             sustained economic growth over the last six years has led to significant employment and income growth.  The 1999 Pre-EFU forecast an unemployment rate of 7.0 percent in the year to March 2000 compared with a rate of 3.9 percent forecast in this Pre-EFU for the year to March 2006.  Average GDP growth since the March 2000 year has averaged 3.9 percent per annum

•             continued investment at many levels has delivered real improvements in health and education, services for older citizens and families, and improvements to infrastructure and law and order.  Between the year to June 1999 and the year to June 2006 expenditure on vote health will have increased 63.4 percent and expenditure on vote education will have increased by 51.2 percent

•             sensible management of the public finances enabled the Government to deliver a sizeable social dividend to low- and middle-income families via the Working for Families package in Budget 2004, and

•             the Government’s prudent approach to fiscal management has allowed the Government to deliver on two fronts:

•             significantly reducing the ratio of debt to GDP from 32.8 percent at June 2000 to 23.3 percent at June 2005, and

•             accumulating financial assets through contributions to the New Zealand Superannuation (NZS) Fund:  the NZS Fund now stands at $6.6 billion and returned an impressive 14.1 percent in the year to June 2005.

The nation is now well placed to deal with the coming demographic transition and any unexpected external shocks.

The current economic and fiscal position is starkly different from that which was inherited by the Government in 1999 and has improved significantly across all fronts.  The economy is much healthier and the Crown financial statements are much stronger than they were six years ago.

The sound fiscal outlook will allow further investment in the things that are important to all New Zealanders – health, education, business growth and our future security.

This Government is proud of what it has achieved over the last two terms.  We remain committed to delivering on our promise of a stronger fairer New Zealand for all our people. Our country is on the way up and is well placed to enter the future with confidence, security and optimism.

Hon Dr Michael Cullen
Minister of Finance

11 August 2005

Treasury Forecast Update Process

The Public Finance Act 1989 requires a Pre-election Economic and Fiscal Update (Pre-EFU) to be published between 20 and 30 working days prior to an election.

With the announcement of an election date of 17 September 2005, there has been limited time available for the Treasury to update its 2005 Budget Economic and Fiscal Update (Budget Update) forecasts.

A complete set of macroeconomic forecasts have been produced taking into account the most recent economic developments since Budget Update.  We have not however, undertaken the usual process of drawing on information from many private sector businesses and government organisations, and no independent panel has reviewed the Pre-EFU macroeconomic forecasts.

The Pre-EFU macroeconomic forecasts were finalised on 27 July 2005.  Since the forecasts were finalised the Quarterly Employment Survey and Household Labour Force Survey for the June 2005 quarter were released.  These releases show a labour market that is marginally stronger than forecast.  This does not, however, change our view of future labour market developments, and our overall view of the economy.

The preparation of the Pre-EFU fiscal forecasts has involved:

•             reassessing tax revenue (in conjunction with IRD) and benefit expense forecasts in light of the revisions to the macroeconomic forecasts

•             updating the operating results and expense forecasts using the pre-audited financial information of departments, the NZS Fund, GSF and ACC

•             considering the impact of additional actual financial information that has occurred since the finalisation of the Budget Update forecasts on 9 May 2005, and

•             incorporating the fiscal impact of significant cabinet decisions made since the Budget Update, up to and including 8 August 2005.

In line with established practise, IRD has prepared an independent set of tax forecasts, based in the short term on more detailed analysis of taxpayer information, and in the longer term on the same underlying macroeconomic trends that underpin Treasury’s tax forecasts.

The Pre-EFU fiscal forecasts were finalised on 8 August 2005.

The Specific Fiscal Risks have been updated to reflect all developments since the Budget Update up to and including 8 August 2005.

1

Economic and Fiscal Outlook

Summary

After a number of years of strong performance, economic growth is forecast to slow…

•             Real Gross Domestic Product (GDP) growth of 2.2% is forecast for the March 2006 year and 2.6%, 3.5%, and 3.1% in the following three years.  This is very similar to the forecast in the Budget Update.

•             While still easing, growth in real private consumption and residential investment is expected to be stronger in the March 2006 year than was forecast in the Budget Update.  This reflects the stronger housing market and residential investment activity that has been recorded recently, including house price inflation remaining more robust than expected.  Other factors include slightly higher wage growth, and a relatively slow pass-through of higher wholesale interest rates to the effective mortgage rates faced by households.

•             Government consumption and investment contribute to domestic demand growth throughout the forecast period.

•             Relative to the Budget Update, export prices are expected to be higher over most of the forecast period.  Import prices are also expected to be higher, partly as a result of the fall in the New Zealand dollar and also higher oil prices.  In the near term higher import prices, higher import volumes and lower export volumes relative to the Budget Update are forecast to result in the current account deficit increasing to around 7¾% of GDP by the end of calendar 2005.

•             Overall, relative to the Budget Update, domestic demand makes a greater contribution to growth over the near term.  The associated higher imports, as well as lower export volumes, detract from growth.

Figure 1.1 – Growth in real GDP

Sources:                    Statistics New Zealand, The Treasury

… allowing room for some of the “imbalances” that have begun to appear to unwind

•             Annual Consumers Price Index (CPI) inflation is now expected to remain near 3% for most of the next two years after surpassing 3% in the September 2005 quarter.  This reflects more persistent, albeit slowing, domestic demand growth (especially in the stretched construction sector), a depreciating exchange rate and higher oil prices.

•             Higher and more persistent CPI inflation and a larger and increasing current account deficit reflect an economy that is showing more signs of macroeconomic imbalance than in previous forecasts.

•             Taking account of assumed monetary and fiscal policy settings and what we currently know about the forces at work in the economy leads us to predict that these imbalances will unwind in a fairly benign manner.  A continued build-up of these imbalances - through, for instance, domestic demand growth not slowing as expected - would increase the risk of further monetary policy tightening and/or a rapid and substantial market-led exchange rate depreciation.  In either case a much more pronounced growth cycle may eventuate.

Tax revenue forecasts are higher than in the Budget Update, especially in 2005/06 and 2006/07…

•             Tax revenue was $541 million higher in the 2005 June year than forecast in the Budget Update.  Over the forecast period total tax revenue is forecast to be $731 million higher than in the Budget Update in the 2006 June year, $1,001 million higher in the 2007 June year, $334 million higher in the 2008 June year and $229 million higher in the 2009 June year.

…despite recent outturns for nominal GDP coming in lower than expected…

•             Nominal GDP was $1.2 billion lower than forecast in the Budget Update in the 2005 March year.   Most of this ground is expected to be made up over the next year with nominal GDP growth forecast to be stronger than the Budget Update, reflecting stronger domestic price pressures and a higher terms of trade.  With nominal GDP growth also stronger in the 2007 March year the level of nominal GDP is forecast to be around $500 million higher than the Budget Update in this year before ending the forecast period around $250 million lower than the Budget Update in the 2009 March year.

This combination implies a temporary jump in the tax-to-GDP ratio

•             Lower than expected nominal GDP and higher than expected tax revenue results in a jump in the ratio of tax-to-GDP over 2004/05.  This jump is sustained into the initial part of the forecast period before unwinding back to 2003/04 levels.

The fiscal position follows a similar trend to that of the Budget Update

•             The OBERAC is forecast to decline to around 3.1% of GDP by the end of the forecast period from an estimated 5.6% in 2004/05.

•             With largely unchanged operating and capital spending plans, the increase in tax revenue forecasts has resulted in an increase to the operating balance and a decrease in the financing requirement forecasts from 2005/06 onwards, relative to the Budget Update.

•             No change has been made to the Government’s 2005/06 domestic debt programme.

•             Gross sovereign-issued debt is forecast to be higher than the Budget Update in 2004/05 due to the additional issuance of Treasury bills and increased Reserve Bank holdings.  The increase in residual cash available for debt repayment from 2003/04 and 2004/05 results in gross debt being $1.9 billion lower in 2008/09 than at the time of the Budget Update.

•             Net core Crown debt is forecast to be lower than the Budget Update in 2004/05 and the forecast years due to the accumulating impact of the cash available for debt repayment.

Figure 1.2 – OBERAC

Source:                          The Treasury

Recent Developments in Economic and Tax Outlook

Aggregate economic activity has been largely in line with expectations …

Since the finalisation of the Budget Update, data outturns and indicators of economic activity at an aggregate level have been broadly in line with the forecast.  March quarter GDP data released on 24 June 2005 showed annual average growth in real production GDP slowing to 4.2% for the year ending 31 March 2005, identical to the Budget Update forecast.  Seasonally adjusted production GDP expanded by 0.6% in the 2005 March quarter, below the Budget Update forecast of 0.9%.  The March quarter result may have been influenced by the timing of Easter this year but no adjustment was made in the national accounts data for this.(1)

… but more of the growth has come from domestic demand than was forecast…

March quarter growth in domestic demand was stronger than forecast, largely due to renewed strength in residential investment and higher than expected private consumption growth.   Reflecting this stronger domestic demand, import growth was higher than forecast.  Export volumes fell 2.6% in the March quarter, a much weaker result than was forecast in the Budget Update.  Overall real expenditure GDP growth came in lower than forecast and this, combined with downward revisions to historical data and a lower deflator, resulted in nominal GDP for the year ending 31 March 2005 being $1.2 billion lower than forecast.

Figure 1.3 –March 2005 quarter GDP growth

(1)   Although Easter involved two additional holidays in the March quarter, Waitangi Day fell on a Sunday, resulting in one less production day than normal in the March quarter.

Source:                          Statistics New Zealand, The Treasury

… contributing to domestic price pressure …

The CPI increased 0.9% in the June quarter taking annual inflation to 2.8%.  Consistent with continued strength in the housing market, the housing group made the largest contribution to the quarterly CPI increase.

While labour market conditions remain tight, the labour market data received since the Budget Update was slightly weaker than forecast.  The unemployment rate increased to 3.9%, above the forecast of 3.4%.  Contributing to this was weaker than expected employment growth, which was flat in seasonally adjusted terms.  Consistent with this, the number of firms finding the lack of labour and capacity as constraints to further expansion fell somewhat in the latest Quarterly Survey of Business Opinion (QSBO).  Marginally higher than forecast wage growth has resulted in labour income being in line with forecast, despite the weaker employment growth.

…and an increase in the current account deficit despite export prices having been stronger than forecast

The world price received for many of the goods New Zealand exports, as measured by the ANZ Commodity Price Index, remains near historical highs.  Current world price levels are higher than expected in the Budget Update, particularly for dairy and meat.  In the short term several supply related issues are likely to remain supportive of these prices.  These factors include dry weather in parts of Australia which is slowing the recovery of Australian dairy volumes and a BSE case in the US resulting in a continuation, or in some cases a reintroduction, of import bans on US beef products in some key Asian markets.

Import prices in New Zealand dollar terms are also above the levels forecast in the Budget Update.  Machinery prices made a large contribution to higher import prices and recently oil prices have increased above the level assumed in the Budget Update, with oil futures prices suggesting they may remain above the Budget Update level for some time.  Overall the terms of trade have been in line with our expectations, with the increased import prices being offset by the higher export prices.

Higher import prices and volumes, as well as lower export volumes, contributed to the annual current account deficit increasing to 7.0% of GDP in the March quarter.  This was a larger deficit than both the market and we were expecting.

The net result is an economy showing more signs of “imbalance” than previously expected

Recent economic data indicates that some of the rebalancing of the drivers of growth that we have been expecting to take place and relieve some of the pressures in the economy have not yet eventuated, or at most are only progressing at a very gradual pace.  In particular, the easing in domestic demand growth we had been anticipating has progressed only very slowly, with residential investment growth actually picking up again over recent quarters.  Household spending is the main factor behind the recent durability of domestic demand, with households continuing to accumulate debt against the rising value of their housing assets.  Ongoing wage and salary income and low unemployment have also no doubt contributed to general consumer confidence.  Alongside this, export volume growth has slowed more than expected.  Part of this has been lower agricultural production, but the exchange rate is also acting as a significant drag on other parts of the export sector, discouraging volume growth.

The recent strength in domestic demand and weak exports, together with strong company profitability, high oil prices and the exchange rate making imports very price competitive have seen the current account deficit move much higher than expected over the last six months.  While headline CPI inflation has so far tracked in-line with Budget Update forecasts, its component drivers, particularly housing related costs, are pointing to more persistence in underlying inflation.  Some rebalancing of the drivers of growth and correction of these imbalances is desirable, sooner rather than later, in order to reduce the risk of the economy going through a disruptive and pronounced cycle at some point in the future.  Macroeconomic developments over the next year are likely to be important in this regard.

The exchange rate appears to be depreciating earlier than was incorporated in the Budget Update

In early July the New Zealand Dollar (NZD), as measured by the Trade Weighted Index (TWI), began to depreciate from its historic highs, taking the TWI average for July to 69.  This was a fall of 2.8% relative to its average level in June and below our assumed average level for the September 2005 quarter of just below 70 in the Budget Update.  The decline was mostly due to a strengthening of the US dollar against most currencies.  In early July the NZD fell nearly 4% against the US dollar.    In addition there have been negative factors associated with the NZD, such as slowing growth and an increasing current account deficit, leading to a smaller easing against other currencies as well, including falling below $0.90 against the Australian dollar.  As a consequence we have revised down our exchange rate assumption by bringing forward the fall in the NZD by one quarter.

Tax revenue has continued to exceed forecast since the Budget Update…

Table 1.1 – Consolidated tax revenue (2005 June year) – Estimated actual and forecast(2)

	Estimated Actual	Forecast	Variance	Variance
	$ million	$ million	$ million	%
Source deductions	18,324	18,189	135	0.7
Other persons tax	3,227	3,088	139	4.5
Corporate taxes	8,432	8,164	268	3.3
RWT on interest	1,501	1,420	81	5.7
GST	10,144	10,214	-70	-0.7
Other	4,893	4,905	-12	-0.2
Total tax revenue	46,521	45,980	541	1.2

Source:                        The Treasury

Despite economic data pointing to a slowdown in growth, tax revenue has continued to surprise on the upside.  All of the major income tax types (ie, source deductions, other persons tax, corporate taxes and withholding tax on resident interest) came in above expectations. The main factors behind this were:

•             current-year incomes of individuals, trusts, and companies were higher than expected at the time of the Budget Update, and

•             terminal assessments of company income tax made an unexpectedly high contribution to tax revenue in the June quarter.

Goods and Services Tax (GST) and other indirect taxes were marginally below forecast.

… somewhat at odds with nominal GDP

In contrast to tax revenue, nominal GDP for the year to March 2005 was $1.2 billion below the Budget Update forecast.  Since tax revenue is dependent on what is happening in the economy, this is somewhat of a surprise.  Economic data, including nominal GDP, at any point in time are estimates and are subject to future revision.(3)  Tax revenue outturns, on the other hand, are not subject to revision and may thus be regarded as certain, in as much as they represent tax actually received by the Crown.  There seem to be no major timing issues in the tax data, so we view the estimated actual tax position to June 2005 as an appropriate starting point for these Pre-Election Update tax forecasts.(4)

Assumptions Underlying the Economic Forecasts

Global economic activity – global economic growth, inflation and interest rate forecasts are assumed to conform to those presented in the April 2005 and July 2005 Consensus Forecasts and Asia Pacific Consensus Forecasts.  Economic growth for New Zealand’s major trading partners is forecast at 3.0% for calendar 2005, a fall from the estimate of 3.9% for 2004.  Growth then picks up over the next 3 years, reaching 3.5% in calendar 2008.

(2)   Consolidated tax revenue excludes GST paid by the Crown and income tax paid by State-Owned Enterprises (SOEs), Crown Entities, the New Zealand Superannuation (NZS) Fund and the Government Superannuation Fund (GSF).

(3)   While not certain, it is possible that the recent strength in taxation revenue may signal the possibility of an upward revision to nominal GDP when annual national accounts figures are released.  Over the last few years the release of annual national accounts has been associated with upward revisions to nominal GDP.  Any upward revision would result in a lower tax-to-GDP track than presented in these forecasts.

(4)   At the time of writing, unaudited tax outturns to June 2005 were available.

Table 1.2 – Global GDP growth (annual average % change)

Calendar year	2003	2004	2005f	2006f	2007f	2008f	2009f
Australia	3.3	3.2	2.3	3.1	3.4	3.7	3.4
United States	3.0	4.5	3.6	3.2	3.3	3.2	3.2
Europe & UK	1.3	2.2	1.6	1.9	2.1	1.9	2.0
Japan	1.4	2.6	1.5	1.5	1.5	1.7	1.7
Non-Japan Asia	5.4	7.1	5.9	5.8	6.1	6.3	6.0
Trading-partner average	3.0	3.9	3.0	3.2	3.4	3.5	3.3

Sources:                    Consensus Economics, The Treasury

Oil prices – Brent crude oil prices have increased since the Budget Update and are assumed to rise from their estimated level of US$56.00 per barrel in the September quarter 2005 to US$59.10 per barrel in the first quarter of 2006, before declining gradually over the remainder of the forecast period to US$53.60 per barrel in the March quarter 2009.  This outlook is based on futures pricing at the time the forecasts were finalised.

Net migration – net migrant inflows have continued to decline and are assumed to fall to 6,000 in calendar year 2005, before increasing again to their assumed long-term average of 10,000 per annum in calendar year 2006.

Monetary conditions – the New Zealand dollar exchange rate as measured by the TWI is assumed to depreciate from its level of 70.8 in the second quarter of 2005.  The TWI declines steadily to its estimated equilibrium level of around 59.  A neutral short-term interest rate of 5.8% is assumed.

Climate – agricultural growing conditions and the level of hydro electricity storage lakes are assumed to be normal over the forecast period.

Table 1.3 – Economic outlook(1)

(Annual average % change,year to 31 March)	2004 Actual	2005 Actual	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast
Private consumption	5.7	5.7	3.7	1.8	2.1	2.4
Public consumption(2)	3.1	6.4	3.9	5.2	3.6	3.0
Total Consumption	5.1	5.9	3.8	2.5	2.4	2.6
Residential investment	15.8	2.0	-1.2	-7.9	-0.5	0.8
Central government investment	0.5	1.4	2.4	6.1	7.9	-0.8
Other investment	15.1	12.7	7.6	-0.9	1.8	3.4
Total Investment	14.3	8.8	5.1	-2.0	1.7	2.7
Stock change(3)	0.2	0.4	-0.3	0.0	0.0	0.0
Gross National Expenditure	7.2	6.8	3.8	1.5	2.2	2.6
Exports	1.0	2.9	1.3	5.7	4.8	4.1
Imports	11.9	13.3	6.5	2.1	1.3	2.2
GDP (Production Measure)	3.6	4.2	2.2	2.6	3.5	3.1
- annual % change	5.0	2.5	2.2	3.0	3.4	2.9
Real GDP per capita	1.9	2.9	1.2	1.7	2.5	2.2
Nominal GDP (expenditure basis)	6.4	7.5	5.0	3.5	4.4	4.9
GDP deflator	2.7	3.8	2.8	1.0	0.9	1.7
Employment(4)	2.9	3.6	1.3	0.7	1.1	1.2
Unemployment(5)	4.2	3.9	3.9	4.4	4.5	4.7
Wages(6)	3.4	3.3	4.3	4.3	3.5	3.5
CPI inflation	1.5	2.8	3.0	2.9	2.4	2.0
Export prices(7)	-8.2	3.7	2.3	4.4	0.0	0.1
Import prices(7)	-11.6	-2.0	1.3	7.5	2.3	0.6
Current account balance
- $ million	-6,326	-10,349	-11,958	-11,711	-11,220	-10,950
- % of GDP	-4.6	-7.0	-7.7	-7.3	-6.7	-6.2
TWI(8)	66.9	69.6	65.5	61.7	59.8	58.8
90-day bank bill rate(8)	5.5	6.9	7.0	6.3	5.8	5.8
10-year bond rate(8)	5.9	6.0	6.0	6.2	6.0	6.0

Sources:  Statistics New Zealand, Reserve Bank of New Zealand, The Treasury

NOTES:	1	Forecasts finalised on 27 July 2005.
	2	The forecast profile for public consumption is influenced by government defence spending.
	3	Contribution to GDP growth.
	4	Household Labour Force Survey, full-time equivalent employment.
	5	Household Labour Force Survey, percentage of the labour force, March quarter, seasonally adjusted.
	6	Quarterly Employment Survey, average hourly ordinary time earnings.
	7	Overseas Trade Index basis, annual average percentage change, March quarter.
	8	Average for the March quarter.

Economic and Tax Forecasts

Looking ahead we see the growth outlook for the New Zealand economy as similar to that presented in the Budget Update.  We expect the near term composition of growth to differ with relatively more growth coming from domestic demand and less from exports, while stronger imports make a larger negative contribution.

We are predicting quarterly growth for the June quarter of 0.7%, slightly stronger than the 0.6% growth recorded for the March quarter.  Influencing the slightly higher June quarter estimate is a degree of technical recovery in June quarter GDP due to the ‘Easter-effect’ that resulted in relatively more production and trading days than is normal after lower than normal production and trading days in the March quarter.  Growth in real annual GDP is expected to slow from a peak of 4.8% in the 2004 calendar year to 2.2% in the March 2006 year and 2.6% in the March 2007 year. Contributing to the slowdown are the lagged effects of the high exchange and interest rates, a continued slowing in net migration inflows, slower trading partner growth over 2005 and a forecast decline in the terms of trade.

Figure 1.4 – Domestic demand’s contribution to GDP growth

Source:                          Statistics New Zealand, The Treasury

Government consumption and investment are expected to make a positive contribution to growth in the economy throughout the forecast period, with growth in public consumption at its strongest in the March 2007 year.  Despite a pick-up in export growth in the March 2007 year, weak residential investment growth results in overall GDP growth remaining relatively muted.

GDP growth is forecast to pick up to 3.5% in the March 2008 year and 3.1% in the March 2009 year.  Underlying this pick-up is robust export growth following its recovery in the March 2007 year.  A degree of recovery in private consumption growth, due to increasing labour and export incomes and a projected fall in interest rates, also plays a part in the recovery as does residential investment growth as the decline in residential investment comes to an end.  Import growth remains relatively muted due to the low exchange rate.

These forecasts, like any, are subject to uncertainty.  These forecasts incorporate a reasonably rapid export response as the exchange rate depreciates and this means that despite a considerable slowing in domestic demand the bottom of the growth cycle is reasonably modest.  As discussed in the Budget Update, there is uncertainty as to the timing and magnitude of the impact of exchange rate changes on export levels.   Should the recent high level of the exchange rate have a greater impact on export volumes, or if the exchange rate does not depreciate as is assumed, it is possible that the economy may face a more protracted slowdown period with the recovery pushed further out.

We believe that the most likely path for the economy is one in which imbalances, such as continued inflation pressures and an increasing current account deficit, gradually unwind in a fairly benign manner.  There is however the risk that any adjustment may occur in a less orderly manner with the potential that economic growth could prove more volatile than the profile incorporated in these forecasts.  The potential for a less orderly adjustment would increase if the current imbalances were to become significantly larger.

The outlook for the labour market is similar to the Budget Update

With similar overall growth to that forecast in the Budget Update, the outlook for the labour market is little changed from the Budget Update.  The main difference relates to the unemployment rate which is higher throughout the forecast period.  Wage outturns are also suggestive of slightly higher wage growth, resulting in marginally higher labour income throughout most of the forecast period.

The tax type most closely linked to the labour market is source deductions, which is mostly PAYE tax deducted at source on salaries and wages.  Outturns of source deductions since the Budget Update were above forecast, reflecting wage growth in the June quarter.

Growth in aggregate salaries and wages (compensation of employees) is forecast to grow at an average rate of nearly 5% through the forecast period. Source deductions growth is a little higher than this, owing to the progressive nature of the personal tax system. Source deductions growth slows towards the end of the forecast period owing to the introduction of the triennial tax threshold indexation.

Figure 1.5 – Compensation of Employees and Source Deductions tax growth

Source:                          Statistics New Zealand, The Treasury

The higher labour income included in these forecasts contributes to source deductions being $130 million to $160 million a year higher than Budget Update levels throughout the forecast period.

Private consumption growth is still expected to ease but is likely to be slightly stronger than forecast in the Budget Update

Real private consumption growth was stronger than forecast in the Budget Update with quarterly growth of 1.7% in the March quarter taking annual average growth to 5.7% in the March 2005 year.  Factors supporting this stronger growth include slightly higher wage growth, net migration not slowing as rapidly as expected, and house price inflation holding up (rather than slowing considerably).  In addition consumer confidence, while declining, remains at a high level and the pass-through of higher wholesale interest rates to the effective rates faced by households is occurring reasonably slowly due to a move to relatively attractive fixed mortgage interest rates over the last few years.

Figure 1.6 – Growth in real private consumption

Source:                          Statistics New Zealand, The Treasury

These factors mean that private consumption growth is expected to be 3.7% in the year to March 2006, a less rapid slowing than was forecast in the Budget Update.  A slowing labour market, much lower house price growth and higher debt servicing costs mean that real private consumption growth slows to 1.8%, 2.1% and 2.4% in the 2007, 2008 and 2009 March years.  While growth in these years is slower than forecast in the Budget Update, the overall level of private consumption at the end of the forecast period remains similar to that in the Budget Update.

Implicit in the forecast is the judgement that the continued accumulation of debt by households will act as a constraint on future private consumption growth.  The ratio of debt to household income is expected to continue to increase over the forecast period.  There is uncertainty around households’ willingness to continue to expand debt further and the impact of higher debt servicing costs.  A more substantial attempt by households at debt consolidation would pose downside risk to consumption growth.  Alternatively, if debt accumulation and servicing does not impinge as strongly on the spending decisions of households, there may be upside risk to household spending on consumption items and housing.

There was a resurgence in residential investment during late 2004 and early 2005, but fundamentals are inconsistent with a continuation of this renewed strength

From the end of 2003, activity in the housing market was becoming less intense; the number of house sales was declining, house price inflation was easing and the number of new house consents had started on a downward trend.  However, the last couple of quarters of published data have shown a pick up in residential investment growth.  House price growth has not cooled as much as we expected in the Budget Update.  Annual house price inflation, as measured by the Quotable Value House Price Index, was 13.5% in the year to March 2005, stronger than the 8.0% forecast in the Budget Update.  Prices appear to have continued to increase in the June quarter, a period in which we were expecting some easing of prices.  Despite this, forward indicators point to eventual weakness in residential investment growth.  Economic growth is still expected to slow, interest rates have increased over the last eighteen months and are not predicted to change markedly in the immediate future, and reduced net migration results in slower population growth.  Nevertheless, the recent strength in residential investment has led us to revise our forecast for real residential investment growth in the March 2006 year from -8.6% in the Budget Update to -1.2%.  The slowing in residential investment is then forecast to continue with a fall of 7.9% in the March 2007 year prior to recovering to a fall of only 0.5% in the March 2008 year and growth of 0.8% in the March 2009 year.

Government spending will contribute to domestic demand over the forecast period

Annual nominal government consumption spending is forecast to rise from $26.5 billion in 2004/05 to approximately $35.8 billion by the end of the 2008/09 March year, a little lower than forecast in the Budget Update.(5)  The lower 2004/05 figure reflects a downward revision to historical data by Statistics New Zealand and Crown financial data indicating that departments spent less than was budgeted for in the 2004/05 fiscal year.

In real terms, government consumption growth is expected to exceed GDP growth, growing by around 3% to 5% per year, following 6% growth in 2004/05.  Growth is slightly weaker than in the Budget Update, particularly in the short term, as more of the increase in nominal spending goes to meet rising prices and wages.  Non-market investment (eg, roads, hospitals etc) is also forecast to record strong growth over the forecast horizon.

Figure 1.7 – Fiscal impulse

Sources:                    The Treasury

(5)   This assumes all of the allowance for new initiatives is allocated to consumption spending.

Taking into account transfer spending and offsetting forecast revenue flows, fiscal policy is shifting to a more expansionary stance over the forecast period, after acting as a contractionary influence over 2004/05.(6)

GST forecast similar to Budget Update

Nominal consumption and residential investment are important drivers of the level of GST collected by the government.  With relatively more momentum in consumer spending than was allowed for in the Budget Update, nominal residential investment and consumption are higher than previously forecast throughout the majority of the forecast period.  The relationship between GST and consumer spending on consumption and residential investment is not perfect, however, given that not all private consumption attracts GST.  For example, spending by New Zealanders overseas counts as private consumption but does not attract GST.

Figure 1.8 – GST growth and growth in consumption (public and private) and residential investment

Sources:           Statistics New Zealand, The Treasury

In addition, the level of public consumption also influences GST.  These private and public nominal consumption influences largely offset each other so that the GST forecast is little changed since the Budget Update.

(6)          The fiscal impulse indicator used here removes cyclical influences and net interest payments to provide a measure of “discretionary” fiscal policy changes.  This includes operating expenditure, tax and investment.  Indicators based on fiscal aggregates have limitations.  At best they can only provide an indication of the first round impact of changes in fiscal policy.  No account is taken of the composition of policy changes or of any supply side effects that may arise.  Refer to the 2003 December Economic and Fiscal Update for more details.

Slightly stronger corporate profit growth supports investment…

Business investment growth has been strong over the last couple of years with annual average growth in market investment of 15.1% and 12.7% in the 2004 and 2005 March years.  This strong growth has been the result of strong demand, rising firm profitability, increased difficulty finding labour and lower prices for imported capital goods resulting from the high exchange rate.  Investment intentions remain positive and corporate profitability growth in the March 2006 year, while still slowing, is expected to be a little stronger than was forecast in the Budget Update given relatively higher domestic demand.  Market investment growth is therefore expected to hold up at a higher level than was forecast in the Budget Update, prior to slightly weaker growth over the remainder of the forecast period.  Market investment growth of 7.6% is expected in the March 2006 year prior to falling to -0.9% in the March 2007 year as demand and profitability decline and capital goods become relatively more expensive with the depreciating exchange rate.  Growth then picks up later in the forecast period as firms respond to the export recovery.

… and also contributes to a higher corporate tax take

The main driver of corporate tax is corporate profits. However, other elements, such as the timing of revenue recognition, tax loss generation and utilisation, and tax policy changes can also have marked effects. While underlying corporate tax is expected to grow in line with corporate profits (as proxied by the economic measure of operating surplus), changes in tax rules, such as the new thin capitalisation rules for banks and new depreciation rules, have varying effects on the corporate tax take. Aligning provisional tax due dates with GST due dates is expected to take about $600 million out of company tax in the 2008 June year, as the 7 June provisional tax due date moves out past the fiscal year boundary to 28 July.

Figure 1.9 – Corporate tax and corporate profit growth

Sources:                    Statistics New Zealand, The Treasury

With negligible profit growth expected at the trough of the business cycle, we expect that there will be some tax loss build-up in 2007. In the normal course of events, these tax losses would be offset against subsequent profits, thereby reducing corporate tax growth over the following years. This occurred in the mid-1990s (following the recession of the early 1990s) and late 1990s/early 2000s (following the 1997/98 recession), as can be seen in Figure 1.10.

Figure 1.10 – Company tax loss utilisation(7)

Source:                          The Treasury

While a repeat of the mid-1990s or even 1999 and 2001 is not present in the company tax forecasts, tax loss utilisation is assumed to be a little higher through 2008 and 2009 than has been seen in recent years. This implies that, should there be a larger response to the business cycle than is in the tax forecast, corporate tax would be somewhat lower than forecast for 2008 and 2009. However, with corporate balance sheets now more robust than in either of the last two downturns, we do not expect loss utilisation to reach the heights of the 1990s.  Alternatively, in the event that there is no significant tax loss build up, corporate tax revenue would be considerably higher than the 2008 and 2009 forecasts.

A tax-loss cycle was also present in the Budget Update forecasts, but it has been delayed a year in these forecasts owing to an increased corporate profit outlook for 2006. This results in a greater increase to the forecast in 2007 than in 2008 and 2009, when corporate tax is expected to be around $100 million above the Budget Update forecast.

Stronger domestic demand draws in more imports relative to the Budget Update

The stronger domestic demand, discussed earlier, results in the economy drawing in more imports relative to the Budget Update.  Import volume growth peaked at just under 16% in the 2004 calendar year as consumers and businesses took advantage of buoyant economic conditions and the high level of the exchange rate.  With slowing domestic demand and a depreciating currency, import volume growth is forecast to subside.  Import growth of 6.5% is now expected in the 2006 March year – just over 2% higher than forecast at the Budget Update.  Growth then slows further to 1.3% in the March 2008 year as consumer demand

(7)   Based on Treasury’s interpretation of aggregated Inland Revenue data.

growth slows and imports (including overseas travel by New Zealanders) become relatively more expensive as the exchange rate depreciates.

The level of demand for New Zealand’s exports is influenced by the economic performance of our trading partners.  Since the Budget Update, there has been a minor decrease in trading partner economic growth forecasts for the 2005 and 2006 calendar years, and a minor increase in subsequent years.  Trading-partner growth is projected to recover over the remainder of 2005 and into 2006, returning to a trend rate of around 3½% per year.  An expected return to normal rates of growth in Australia, after a period of slowing over the last half of 2004, is the major source of movement in total trading-partner growth over the forecast period.

Export growth is weaker as exporters are under pressure from the high exchange rate…

Export growth was particularly weak in the March quarter with export volumes falling 2.6%.  Exporters have been under pressure from the high exchange rate and, as noted in the Budget Update, there was and still is uncertainty about how negatively the high exchange rate would impact on exports over the near term.  It appears that the impact may have been greater than initially incorporated and hence we have revised down our forecasts of export volume growth.  Growth in the 2006 March year is now expected to be around 1.3%, about half what we were predicting in the Budget Update.

Figure 1.11 – Exchange rate assumption (TWI)

Sources:                    RBNZ, The Treasury

Also contributing to the weak export growth in the March 2006 year are relatively weak dairy exports due to lower than normal production over 2004/05 as a result of sub-optimal weather conditions.  We assume that weather conditions will return to normal and this should result in an increase in dairy production which contributes to a recovery in export volumes in the March 2007 year.

... but forecast exchange rate depreciation will help

As a result of the recent depreciation in the exchange rate we have adjusted our exchange rate assumption underpinning these forecasts.  The exchange rate begins the September quarter at a lower level and the TWI remains below the Budget Update level throughout the majority of the forecast period prior to returning to its estimated equilibrium level at the end of the forecast period.  This earlier depreciation and consequently lower TWI reduces pressure on exporters and subsequently export growth recovers such that export volumes return to Budget Update levels in the 2008 calendar year despite the much lower starting point.  Export growth of 5.7% is expected in the March 2007 year, supported by the return to more normal dairy production levels. The depreciation of the exchange rate contributes to robust export growth of 4.8% in the March 2008 year and 4.1% in the final year of the forecasts.

Oil prices are currently at historically high levels in nominal terms.  The forecast assumption for oil prices that underpins these forecasts is based on available futures prices.  This approach results in an oil price assumption that is significantly higher than in the Budget Update from the end of the 2005 calendar year to the end of the forecast period.  Brent oil prices are assumed to reach a quarterly average peak of $US59.10 a barrel in the March 2006 quarter, just over $US3 a barrel higher than the peak in the Budget Update. Oil prices then gradually decline over the remainder of the forecast period, reaching $US53.60 a barrel at the start of 2009 compared to $US47.00 a barrel in the Budget Update.

Should oil prices continue to increase significantly this may pose downside risk to world growth.  This in turn could negatively impact on demand for New Zealand’s exports and by doing so affect both export volumes and the price received for our exports.  New Zealand has been receiving high world prices for a number of our important exports, in particular meat and dairy.  Export prices are forecast to fall from the December quarter of 2005.  However, as noted earlier, several supply factors - including dry weather in parts of Australia and a BSE case in the United States - may provide some support to prices in the shorter term.

The current account deficit initially increases

The combined result of higher import volumes, high oil prices and relatively weak export volume growth is a higher current account deficit of 7.8% of GDP by the end of calendar 2005.  The current account deficit is then expected to decline over the remainder of the forecast period as export volumes recover and import growth declines due to lower domestic demand and the impact of a depreciating exchange rate.  At the end of the forecast period the current account deficit is forecast to be just above 6% of GDP.

Inflationary pressures persist…

Higher oil prices, more sustained resource pressures as a result of higher domestic demand growth relative to the Budget Update, and a depreciating exchange rate contributing to greater tradables inflation, all result in more persistent inflationary pressures than were captured in the Budget Update.  Annual consumer price inflation is expected to remain above the Budget Update level until mid 2007.  Annual consumer price inflation is predicted to peak at 3.1% in the September quarter of 2005 and remain near 3% for much of the next two years.

Figure 1.12 – Consumer price inflation

Sources:                    Statistics New Zealand, The Treasury

With relatively sustained inflation pressures there is limited scope for an easing in monetary policy, resulting in 90-day bank bill rates remaining around current levels until the second half of 2006.  In the Budget Update 90-day bank bill rates started to ease in the first quarter of 2006.  As alluded to earlier, inflation pressures could be intensified or sustained for longer if domestic demand should continue to show greater relative strength than is currently forecast.  If inflation pressures were to intensify this may necessitate further monetary policy response.

… contributing to higher nominal GDP growth over the next two years …

Higher domestic inflation and a higher terms of trade result in forecast growth in nominal GDP being higher than the Budget Update in the March 2006 and 2007 years.  Nominal GDP growth of 5.0% in the March 2006 year and 3.5% in the March 2007 year are forecast.   With inflation returning to similar levels to the Budget Update in the 2008 and 2009 March years, but with a slightly lower terms of trade, nominal GDP growth is forecast to be a little slower than in the Budget Update in the 2008 and 2009 March years with growth of 4.4% in 2008 and 4.9% in 2009.  Nominal GDP for the year ending March 2005 came in around $1.2 billion lower than forecast in the Budget Update.   The faster nominal GDP growth in the March 2006 year means that most of this lower starting point is recouped with nominal GDP around $200 million lower in the March 2006 year than was forecast in the Budget Update.  The continuation of higher nominal GDP growth in the March 2007 year means the forecast level of nominal GDP surpasses the Budget Update level by around $500 million in 2007.  Slower growth in the final two years of the forecast means that the forecast level of nominal GDP is just over $100 million lower in the 2008 March year and around $250 million lower in 2009.

…and tax revenue that is higher than forecast in the Budget Update

Compared with the Budget Update, a higher tax base in the 2005 June year and higher nominal GDP growth through 2006 and 2007 produce increases to the tax forecasts across all years.  A shorter, sharper corporate profit cycle than was present in the Budget Update forecast has the effect of advancing some corporate tax revenue from the 2008 and 2009 June years into 2007 (relative to the Budget Update forecast), resulting in lower increases to the tax forecasts in the later years of the forecast horizon than in the earlier years.  Nominal GDP is also lower in the last two forecast years than in the Budget Update, contributing to the increase in tax relative to the Budget Update being lower than in the 2005 June year.

Inland Revenue’s forecasts are generally similar to those of the Treasury, but show greater revenue in 2008 and 2009, with higher company tax in those years. A detailed comparison of Treasury and Inland Revenue forecasts can be found at www.treasury.govt.nz/forecasts/prefu/2005.

With forecast expenditure relatively unchanged, this results in higher operating balances than the Budget Update

Core Crown expenses are expected to rise by around 2% of GDP over the forecast horizon similar to the Budget Update, as no changes to future new operating spending allowances for Budgets 2006 to 2008 have been made.

Figure 1.13 – Net allowance for new operating initiatives (GST exclusive)

Source:                          The Treasury

Key Trends in Fiscal Outlook

Revenues are forecast to exceed operating expenses…

Over the forecast horizon revenue is expected to be more than sufficient to meet operating expenses (salaries, benefit payments, depreciation costs etc).

Forecast expenditure follows a similar trend to that outlined in the Budget Update.  This translates into an OBERAC that is forecast to fall from $8.3 billion (5.6% of GDP) in 2004/05 to $4.2 billion (2.5% of GDP) by 2007/08, before rising to $5.5 billion (3.1% of GDP) by 2008/09.

Figure 1.14 – Total Crown revenue, expenses and operating balance

Source:                          The Treasury

… as a result the fiscal position is expected to strengthen…

Net worth is forecast at $41.9 billion (28.1% of GDP) in 2004/05 and is expected to rise to $65.2 billion (36.7% of GDP) by 2008/09.  The forecast increase in net worth is driven by the operating surpluses expected to be run over the forecast horizon.

… by accumulating assets…

In line with the Government’s fiscal objectives the OBERAC has been applied to fund investments.  The existing fiscal strategy is to strengthen public finances to prepare for future fiscal costs associated with an ageing population.  Over the forecast period total assets are expected to increase by around $36.8 billion.

The OBERAC is not fully available to finance the capital programme.  This is because some components of the OBERAC are non-cash (ie, depreciation) or retained by entities within the Crown (ie, SOE/Crown entity surpluses and NZS Fund returns) for the purpose of achieving their long-term objectives.  Adjusting for these items gives the core Crown operating cash flows.  Table 1.4 shows the cumulated balance sheet impact.

Table 1.4 – Impact of Crown operating surpluses on the balance sheet from 2004/05 to 2008/09 inclusive

Source:                          The Treasury

As outlined in Table 1.4, the operating balance is forecast to be in surplus by a total of $29.1 billion over the years from 2004/05 to 2008/09.  Adjusting for returns retained by entities within the Crown ($11 billion) and non-cash items ($9.1 billion) gives a cash flow from operations which generates around $27.2 billion over the forecast horizon.

This will be invested primarily in NZS Fund contributions of $12.2 billion, purchases of physical assets of $8.5 billion (for example, schools and defence equipment), advances of $3.9 billion (mainly student loans and refinancing existing private sector debt of the health and housing sectors), purchase of foreign exchange reserves of $2 billion and equity injections into Crown entities for hospitals and housing of $1.7 billion.

There is a residual financing requirement of around $1 billion, which will be partially met by reducing the holdings of marketable securities and deposits which have accumulated from 2003/04 and 2004/05, and by raising some debt.

… while gross debt as a percentage of GDP slowly reduces over the forecast period

As a percentage of GDP, gross debt is expected to fall from 25.3% in 2003/04 to 19.1% by 2008/09.  In nominal terms, gross debt is also forecast to fall to $32.2 billion by 2006/07 and then increase to $34 billion by the end of the forecast horizon.

Figure 1.15 – Gross sovereign-issued debt (% of GDP and $ million)

Source:                          The Treasury

The initial decrease in debt in nominal terms reflects residual cash available for debt repayment from 2003/04 and 2004/05.  Gross debt is then expected to slowly increase, reflecting the fact that capital spending will be greater than the funding available due to the OBERAC.

No change to the Government’s 2005/06 bond programme from the Budget Update has been forecast.  However, the lower financing requirement (cash shortfall) has resulted in reductions to the 2006/07, 2007/08 and 2008/09 domestic bond programmes of $750 million in each of those years.

Net core Crown debt is also expected to fall before flattening by the end of the forecast horizon

Net core Crown debt(8) in nominal terms and as a percentage of GDP is forecast to fall in 2004/05, reflecting the cash available for debt repayment in 2004/05.  Net core Crown debt is expected to remain relatively flat as a percentage of GDP between 2005/06 and 2008/09.  The difference in the trend of gross debt arises because some of the expected borrowing will be used to fund financial assets including student loans and reserves.

(8)          Net core Crown debt excludes the assets of the NZS Fund and GSF.

Figure 1.16 – Net debt (% of GDP and $ million) and % of GDP including assets of NZS Fund

Source:                          The Treasury

Net core Crown debt with the financial assets of the NZS Fund is forecast to be below zero by 2005/06.

Why is there an operating surplus?

A surplus represents the difference between operating revenues (eg, taxes) and operating spending (eg benefit payments, health and education spending, etc.).  It is a measure of the ongoing operations of a government.

A government also has a capital expenditure programme whereby it provides money for student loans, saves some money by making contributions to the New Zealand Superannuation Fund, invests in asset acquisitions (eg building more roads, prisons, new hospitals, schools and defence equipment) and other capital activity.  None of this shows up as operating expenses as it is the purchase of an asset (with a useful life in excess of one year and will provide benefits through time rather than an operating expense such as a benefit payment).  All of this type of activity is called investment expenditure.

The cash generated from the operating balance is not always sufficient to meet all investing decisions.  There may still be a need to borrow some money in many years to fund the shortfall between the forecast operating surplus and the capital programme (which is often larger than the surplus).

The following graph shows how the operating surplus (or OBERAC) is used in each year over the forecast horizon, and therefore why nominal debt can increase even when there is a “surplus”.

When this line is above zero, there are funds available for repaying debt.  Below zero, borrowing is needed to fund spending.

Source:                          The Treasury

The following table explains how the operating surplus/OBERAC is calculated for the 2004/05 and the 2005/06 financial years and then how it is applied.

$ million	2004/05	2005/06	Description of Items

	51,934	54,034	Core Crown revenues – these are the revenues the Government collects. They are mainly taxes.
	(46,317)	(48,449)

Core Crown expenses – these represent most of the Government’s spending, BUT not all of it. They are the day-to-day spending (salaries, benefit payments, etc) that does not create government assets. They also include the amount for new initiatives in forecast years (refer to page 83).

	159	1,708	Net surplus of SOEs and Crown entities – this is the net surplus (after dividends) that SOEs and Crown entities make.
Operating balance	5,776	7,293	Operating balance – the residual of revenues less expenses plus surpluses from SOEs and Crown entities. It is the Government’s operating profit or loss.
	2,541	—	OBERAC adjustments – removal of revaluation movements.
OBERAC	8,317	7,293	OBERAC – the residual from revenues and expenses less removal of large valuation movements (the OBERAC and operating balance are the same in forecast years).
Less	383	(441)

Retained items and non-cash items – items such as the net surplus of SOEs/Crown entities and the net investment returns of the NZS Fund are retained by these entities. The surpluses generated (unless withdrawn from the entities) cannot be used for other purposes so do not aid in funding other government spending. Depreciation expense is also removed as it is non-cash (it is captured in the actual purchase of assets below). Additionally, the actual working capital movements, such as payment of creditors, impact on the level of net cash flows from operations.

Equals surplus cash flows	8,700	6,852

Cash from operations – these are the cash flows from core Crown operations (excluding the NZS Fund). This is the cash equivalent of the operating surplus and is available to assist in funding capital spending.

Less capital spending	(2,107)	(2,337)	Contributions to the NZS Fund – the Government’s annual contribution to the NZS Fund to build up assets to contribute to future NZS payments.
	(1,373)	(2,173)	Purchase of assets – departments buy assets including computer equipment, new buildings and defence equipment.
	(628)	(790)	Loans to others (advances) – these are mainly student loans (the Government is committed to help students access tertiary education by funding student loans).
	(670)	(448)	Net capital injections – investments in Crown entities to enable them to build hospitals and housing.
	(766)	(500)	Reserve Bank reserves – purchase of extra reserves to assist the Reserve Bank to maintain financial stability.
	—	(56)	Capital forecast – an amount set aside for further capital activity. The Government has not yet decided on the specific initiatives.
What is left	3,156	548	Cash available/(shortfall) – this amount needs to be funded if it is a shortfall. Funding is provided by selling surplus financial assets (because of surplus cash from prior years) or borrowing more.

Changes to the fiscal forecasts since the Budget Update

The overall trend of the fiscal forecasts is relatively unchanged from that outlined in the 2005 Budget Update.

Operating balance

Table 1.5 – Operating balance reconciliation (explains changes to the operating balance since the Budget Update)

($ million)	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast
Operating balance 2005 Budget Update	5,891	6,665	5,330	3,894	5,275
Changes
Tax revenue (forecasting)	541	731	1,001	334	229
Investment income	414	—	—	—	—
Increase in debt provisioning	(402)	—	—	—	—
Kyoto liability	(310)	—	—	—	—
Expense underspends	563	—	—	—	—
Expense transfers	—	(150)	(10)	(15)	—
Movement in GSF gross liability	(843)	—	—	—	—
Movement in ACC gross liability	(230)	—	—	—	—
NZS Fund net earnings	—	5	7	11	14
Other changes	152	42	16	(7)	(6)
Total Changes	(115)	628	1,014	323	237
Operating balance 2005 Pre-Election Update	5,776	7,293	6,344	4,217	5,512

The operating balance from 2005/06 is forecast to be higher than the Budget Update due to increased tax revenue (refer Table 1.6) partially offset by expense transfers of $175 million.

Table 1.6 – Consolidated tax revenue forecasts

($ million)	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast
Tax revenue 2005 Budget Update	45,980	48,102	49,442	51,084	54,338
Changes
Source deductions	135	138	159	149	148
Other persons tax	139	102	134	140	153
Corporate taxes	268	313	639	102	75
RWT	81	105	123	39	(3)
GST	(70)	65	(44)	(69)	(112)
Other	(12)	8	(10)	(27)	(32)
Total Changes	541	731	1,001	334	229
Tax revenue 2005 Pre-Election Update	46,521	48,833	50,443	51,418	54,567
% of GDP	31.2%	31.2%	31.2%	30.4%	30.7%

Compared with the Budget Update the operating balance in 2004/05 is forecast to be lower by $115 million.  This is due to:

•             increased tax revenue of $541 million (refer table 1.6)

•             increased investment income of $414 million, reflecting investment gains by the GSF, NZS Fund and ACC on their financial assets portfolios due to movements in the New Zealand and global equity markets

•             an increase in tax and student loan debt provisioning of $402 million (the change to student loans reflects the impact of a movement in the doubtful debt provision from 11.4% to 12.8%)

•             recognition of the Kyoto liability of $310 million (refer to page 95).

•             core Crown expenditure underspends of $563 million spread over a number of departments

•             an increase in the GSF liability of $843 million due to a revision of pensioner mortality rates and a lower discount rate than what was used at the time of the Budget Update

•             an increase in the ACC liability of $230 million as a result of a lower discount rate than what was used at the time of the Budget Update

Cash available/(shortfall to be funded)

The cash available for debt repayment is forecast to be higher than the Budget Update in 2004/05 by $743 million mainly due to increased tax receipts.  In the following four outyears increased tax receipts of $2.2 billion partially offset by transport funding of $500 million and increased New Zealand Superannuation Fund contributions of $136 million reduce the financing requirement (cash shortfall) compared to the Budget Update.

Gross sovereign-issued debt

Compared with the Budget Update gross sovereign-issued debt is forecast to be higher by $944 million in 2004/05.  This is due to the additional issuance of Treasury bills and increased Reserve Bank holdings.  However in 2006/07 and outyears gross debt is lower than the Budget Update as a result of the lower financing requirement (cash shortfall) which is partially offset by the increased Reserve Bank holdings.

Net core Crown debt

Net core Crown debt is forecast to be lower than the Budget Update in 2004/05 by $775 million rising to $2.3 billion by 2008/09.  This is due to the accumulating impact of the lower financing requirement (cash shortfall) described above.

2005 Post Budget Decisions

Operating

The 2005 Budget incorporated new operating spending up to Budget 2006 of between $260 million and $280 million.  The table below provides a summary of the post Budget decisions against this new operating spending.

Table 1.7 – Post Budget 2005 Operating Decisions

($ million) GST exclusive	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast
Forecast new operating spending	271	283	271	262
Additional Funding for the Student Component Funding Rates	5	11	15	16
Learning for Living: Literacy, Numeracy and Language for Adults	8	14	15	14
Tertiary Education: Strengthening the System - Student Component Funding	(14)	(40)	(65)	(82)
Tertiary Education: Strengthening the System - Adult and Community Education and Short Awards	(17)	(41)	(49)	(50)
Tertiary Education: Managing the Change and Reinvestment	37	40	43	42
Appropriations to Fund Establishment of the Advanced Network and Capability Building by Users	26	2	6	9
Enhanced Capability and Capacity Within Police Communications Centres	11	12	11	11
Other	65	35	39	33
Total Post Budget 2005 Operating Decisions	121	33	15	(7)
Total forecast new operating spending	150	250	256	269

Source:                          The Treasury

Capital

The Budget Update incorporated new forecast capital spending of $2.2 billion.  The table below provides a summary of the post Budget decisions against these allowances.

Table 1.8 – Post Budget 2005 Capital Decisions

($ million) GST N/A	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast
Forecast new capital spending	100	646	750	750
Additional Land Transport spending	95	125	140	140
Tauranga Harbour Bridge Duplication - Harbour Link	—	50	50	58
Wellington Transport Project: Western Corridor	—	—	20	80
Bay of Plenty transport	—	5	10	25
Schools’ Payroll Project Cluster Stage 1	13	11	6	2
Other	31	11	8	8
Total Post Budget 2005 Capital Decisions	139	202	234	313
Increase in forecast new capital spending	95	125	140	140
Total forecast new capital spending	56	569	656	577

Source:                          The Treasury(9)

Table 1.9 – 2005 Pre-Election Update fiscal indicators

	Year ended 30 June
Fiscal Indicators ($ million)	2004 Actual	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast
Revenue
Total revenue	60,387	66,334	69,506	72,246	74,201	78,399
Core Crown revenue	46,932	51,934	54,034	56,017	57,401	61,035
Tax revenue	42,532	46,521	48,833	50,443	51,418	54,567
Expenses
Total expenses	53,057	60,697	62,352	66,041	70,123	73,026
Core Crown expenses	41,608	46,317	48,449	51,467	55,021	57,517
Operating balance - Core Crown	5,324	5,617	5,585	4,550	2,380	3,518
Operating balance - Crown entities	1,709	(334)	1,159	1,270	1,312	1,469
Operating balance - SOEs	672	931	873	915	933	997
Dividend elimination	(281)	(438)	(324)	(391)	(408)	(472)
Operating balance	7,424	5,776	7,293	6,344	4,217	5,512
OBERAC	6,629	8,317	7,293	6,344	4,217	5,512
OBERAC (excluding net NZS Fund asset returns)	6,436	7,825	6,821	5,698	3,378	4,457
Cash available/(shortfall to be funded)	520	3,156	548	(747)	(2,615)	(1,346)
Debt Indicators
Gross sovereign-issued debt	35,527	35,055	33,628	32,177	33,473	34,019
Total gross Crown debt	36,825	36,366	36,226	34,717	35,573	35,659
Net core Crown debt	15,204	10,758	8,987	8,570	10,314	11,123
Net core Crown debt with NZS Fund assets	11,248	4,203	(377)	(3,878)	(5,546)	(8,562)
Net worth	35,463	41,857	49,150	55,494	59,711	65,223

Domestic bond programme	2,212	2,146	2,200	2,050	2,050	2,050
Nominal GDP	140,273	149,196	156,481	161,771	169,336	177,697
Fiscal Indicators as a % of GDP
Revenue
Total Crown revenue	43.0	44.5	44.4	44.7	43.8	44.1
Core Crown revenue	33.5	34.8	34.5	34.6	33.9	34.3
Tax revenue	30.3	31.2	31.2	31.2	30.4	30.7
Expenses
Total Crown expenses	37.8	40.7	39.8	40.8	41.4	41.1
Core Crown expenses	29.7	31.0	31.0	31.8	32.5	32.4

Operating balance	5.3	3.9	4.7	3.9	2.5	3.1
OBERAC	4.7	5.6	4.7	3.9	2.5	3.1
OBERAC (excluding net NZS Fund asset returns)	4.6	5.2	4.4	3.5	2.0	2.5
Debt Indicators
Gross sovereign-issued debt	25.3	23.5	21.5	19.9	19.8	19.1
Total gross Crown debt	26.3	24.4	23.2	21.5	21.0	20.1

Net core Crown debt	10.8	7.2	5.7	5.3	6.1	6.3
Net core Crown debt with NZS Fund assets	8.0	2.8	(0.2)	(2.4)	(3.3)	(4.8)

Net worth	25.3	28.1	31.4	34.3	35.3	36.7
New Zealand Superannuation Fund
Fund asset returns (after tax)	193	492	472	646	839	1,055
Fund contributions	1,879	2,107	2,337	2,438	2,573	2,770
Fund assets (year end)	3,956	6,555	9,364	12,448	15,860	19,685
% of GDP	2.8	4.4	6.0	7.7	9.4	11.1

Source:                          The Treasury

(9)          The increase in the forecast spending was utilised in additional Land Transport spending.

Table 1.10 – 2005 Budget Update fiscal indicators

	Year ended 30 June
Fiscal Indicators ($ million)	2004 Actual	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast
Revenue
Total revenue	60,387	65,265	68,770	71,238	73,856	78,156
Core Crown revenue	46,932	51,145	53,297	55,008	57,056	60,792
Tax revenue	42,532	45,980	48,102	49,442	51,084	54,338

Expenses
Total expenses	53,057	59,513	62,244	66,047	70,101	73,020
Core Crown expenses	41,608	45,327	48,245	51,323	54,780	57,210

Operating balance - Core Crown	5,324	5,818	5,052	3,685	2,276	3,582
Operating balance - Crown entities	1,709	(420)	1,064	1,089	1,092	1,166
Operating balance - SOEs	672	931	873	915	933	997
Dividend elimination	(281)	(438)	(324)	(359)	(407)	(470)
Total operating balance	7,424	5,891	6,665	5,330	3,894	5,275

OBERAC	6,629	7,445	6,665	5,330	3,894	5,275
OBERAC (excluding net NZS Fund asset returns)	6,436	7,034	6,198	4,691	3,066	4,233

Cash available/(shortfall to be funded)	520	2,413	30	(1,606)	(2,776)	(1,391)

Debt Indicators
Gross sovereign-issued debt	35,527	34,111	33,284	32,583	34,629	35,925
Total gross Crown debt	36,825	35,695	36,155	35,395	37,002	37,836
Net core Crown debt	15,204	11,533	10,257	10,640	12,527	13,439

Net core Crown debt with NZS Fund assets	11,248	5,059	979	(1,652)	(3,126)	(6,000)

Net worth	35,463	41,972	48,637	53,967	57,861	63,136

Domestic bond programme	2,212	2,150	2,200	2,800	2,800	2,800

Nominal GDP	140,512	150,714	156,065	161,582	169,470	178,172

Fiscal Indicators as a % of GDP
Revenue
Total Crown revenue	43.0	43.3	44.1	44.1	43.6	43.9
Core Crown revenue	33.4	33.9	34.2	34.0	33.7	34.1
Tax revenue	30.3	30.5	30.8	30.6	30.1	30.5

Expenses
Total Crown expenses	37.8	39.5	39.9	40.9	41.4	41.0
Core Crown expenses	29.6	30.1	30.9	31.8	32.3	32.1

Operating balance	5.3	3.9	4.3	3.3	2.3	3.0
OBERAC	4.7	4.9	4.3	3.3	2.3	3.0
OBERAC (excluding net NZS Fund asset returns)	4.6	4.7	4.0	2.9	1.8	2.4

Debt Indicators
Gross sovereign-issued debt	25.3	22.6	21.3	20.2	20.4	20.2
Total gross Crown debt	26.2	23.7	23.2	21.9	21.8	21.2

Net core Crown debt	10.8	7.7	6.6	6.6	7.4	7.5
Net core Crown debt with NZS Fund assets	8.0	3.4	0.6	(1.0)	(1.8)	(3.4)

Net worth	25.2	27.8	31.2	33.4	34.1	35.4

New Zealand Superannuation Fund
Fund asset returns (after tax)	193	411	467	639	828	1,042
Fund contributions	1,879	2,107	2,337	2,375	2,533	2,744
Fund assets (year end)	3,956	6,474	9,278	12,292	15,653	19,439
% of GDP	2.8	4.3	5.9	7.6	9.2	10.9

Source:                          The Treasury

Fiscal Sensitivities

Table 1.11 provides some “rules of thumb” on the sensitivities of the fiscal aggregates to changes in specific macroeconomic variables.

Table 1.11 – Fiscal sensitivity analysis

($ million) June years	2005/06 Forecast	2006/07 Forecast	2007/08 Forecast	2008/09 Forecast
1% Lower Nominal GDP Growth per Annum
Revenue	(460)	(955)	(1,490)	(2,065)
Expenses (mainly debt servicing)	15	60	130	235
Impact on the Operating Balance	(475)	(1,015)	(1,620)	(2,300)

One Percentage Point Lower Interest Rates
Interest income	(22)	(33)	(42)	(49)
Expenses	(127)	(173)	(211)	(227)
Impact on the Operating Balance	105	140	169	178

One Percentage Point Lower Real Interest Rates
ACC liability (SOE and Crown entity surpluses)	(700)
GSF liability (expenses)	(1,900)
Impact on the Operating Balance	(2,600)

The forecasts of capital contributions for 2006/07 to 2008/09 are sensitive to the expected net after-tax annual return of the NZS Fund, which in turn depends on the expected gross rate of return assumed on the Fund’s assets:

Table 1.12 – New Zealand Superannuation Fund contributions sensitivity analysis

	Marginal	Effect on Net Return	Effect on Capital Contribution ($ billion)
Variable	Change	After Tax	2006/07	2007/08	2008/09
	(%age points)	(%age points)
Expected gross rate of return	-1%	-0.71%	+0.205	+0.225	+0.240

A +1% change in the gross rate of return would have symmetrical, negative effects on the required capital contribution track across these years.

Risks to fiscal forecasts

The fiscal forecasts were finalised on 8 August 2005 in accordance with the forecast accounting policies.  There are certain risks around the forecast results.  To assist in evaluating such risks the following chapters should be read in conjunction with the fiscal forecasts:

•             Specific Fiscal Risks (Chapter 2) – The fiscal forecasts incorporate government decisions up to 8 August 2005.  The Specific Fiscal Risks chapter covers specific policy decisions that are under active consideration by the Government at the time of the finalisation of the forecasts.

In addition to the specific fiscal risks and the link to the economic forecasts, there are a number of forecasting issues explained below that may arise in future.

Tax forecasting risks

The tax forecasts prepared for this Pre-Election Update are based on current tax policy and on the macroeconomic central forecast.

SOEs and Crown entities’ forecasts

The forecasts for large SOEs and Crown entities were provided in March 2005 based on their best assessments at that time.

Revaluation of property, plant and equipment

Crown accounting policy is to revalue certain classes of property, plant and equipment on a regular basis.  In certain circumstances the valuation will be affected by foreign exchange rates, so any appreciation in the New Zealand dollar (from 30 June 2004) will adversely affect the current physical asset values included in the fiscal forecasts.  In addition from 2004/05 the accounting policy for the valuation of electricity generation assets has changed, the impact of this change is outlined in the GAAP tables on page 63.

International financial reporting standards

The New Zealand Accounting Standards Review Board announced in December 2002 that International Financial Reporting Standards (IFRSs) will apply to financial reporting by both public and private sector entities from 1 January 2007, but with entities having the option to adopt from 1 January 2005.

The Crown plans to adopt the New Zealand IFRSs in the 2007 Budget.

Tertiary education institutes’ (TEIs’) accounting treatment

The forecast information presented in the Pre-Election Update combined TEIs on an equity accounting basis.  As noted in previous publications the combination treatment of TEIs remains unresolved.

The combination method adopted in these forecasts is to equity account for the TEIs’ net surpluses and net investment and not the TEI revenues, expenses, assets and liabilities on a line-by-line method.  This is consistent with the treatment adopted in the 2004 Crown financial statements.

The key indicators are unchanged as a result of the combination approach for TEIs (refer page 56 of the 30 June 2004 Crown financial statements).

Foreshore and seabed recognition

The Budget Update advised that work was underway to consider whether or not the public foreshore and seabed met the requirements for reporting as an asset in the Crown financial statements.  This work is now completed and is reported on page 58 of the Specific Fiscal Risks chapter.

2

Specific Fiscal Risks

Introduction

This chapter describes the specific fiscal risks to the Crown, including contingent liabilities.  PFA requires disclosure of all government decisions and other circumstances that may have a material effect on the fiscal and economic outlook.

Criteria for Disclosure of Specific Fiscal Risks

To ensure a practicable and consistent disclosure approach, fiscal risks are disclosed based on the following criteria, consistent with the principles of the PFA:

•             Reasonable certainty criterion - risks have not been included in the fiscal forecasts because they reflect government decisions or legislative commitments with uncertain fiscal consequences or timing.

•             Materiality criterion - risks have an impact on the fiscal forecasts (operating balance, net worth or gross debt) of $10 million or more in any one forecast year.

•             Active consideration criterion - risks are being actively considered by the Minister of Finance and responsible Ministers (ie, are the subject of written reports) or are decisions that have been deferred until a later date.

Exclusions from Disclosure

The PFA requires that all specific fiscal risks be disclosed, except where it is determined by the Minister of Finance that disclosing a risk is likely to:

•             prejudice the substantial economic interests of New Zealand, or

•             prejudice the security or defence of New Zealand or international relations of the Government, or

•             compromise the Crown in a material way in negotiation, litigation or commercial activity, or

•             result in a material loss of value to the Crown.

Specific fiscal risks do not include:

•             normal forecasting risks, such as uncertainty around welfare benefits, SOE/Crown entity surpluses, the impact of regular revaluations of physical assets, finance costs, or fluctuations in external markets

•             possible changes to the interpretation of accounting policies, such as the changes to revenue recognition rules and recognition of liabilities

•             discussion documents containing proposals that the Minister of Finance and responsible Ministers will not actively consider until the consultation process has been completed.

In addition, the Minister of Finance has to determine that there is no reasonable or prudent way the Government can avoid this prejudice, compromise or material loss by making a decision on the fiscal risk before the finalisation of the forecasts, or by disclosing the fiscal risk without reference to its fiscal implications.

Specific Fiscal Risks do not include political party policies.

Contingent liabilities are also included according to materiality.  Contingent liabilities below $10 million are included in the “other quantifiable contingent liabilities” total.  Comparatives have been adjusted where appropriate to align with the disclosure of new “material” contingent liabilities.  The total amount of contingent liabilities remains unchanged.

Information Relating to All Disclosed Risks

•             The risks disclosed may not eventuate into Government policy and the final cost or saving may differ from the amount disclosed if the policy is developed.

•             All risks, should they eventuate, would impact on the Government’s forecast operating and/or capital spending amounts.  These are forecast spending amounts already incorporated into the forecasts to accommodate policy initiatives on which decisions have yet to be made.  Most risks outlined in this chapter, if they eventuate, would be covered by these amounts and therefore have no impact on the forecasts.  The risks have been disclosed to indicate the pressure the risks place upon the forecast spending amounts.

•             If the total of all risks considered exceeds the forecast new operating spending amounts in the forecasts, this would impact on the operating balance.

•             There are a number of other pressures on the fiscal position that have not been included as risks.  These pressures comprise proposals largely generated within individual departments and not yet considered by the Minister of Finance and responsible Ministers.  Such items are expected to be managed within forecast spending amounts noted above.

Charges against Future Budgets

As part of its Budget strategy, the Government has put in place some longer-term funding paths for particular sectors.  This aids long-term planning and demonstrates the Government’s commitment to specific policies.

Charges against future Budgets do not meet the definition of a “risk” under the PFA, as these items are incorporated in the fiscal forecasts.  This section is provided to increase transparency about the provisions for future Budgets.

Defence Funding Package

The Defence Funding Package (DFP) is designed to provide the New Zealand Defence Force (NZDF) with the funding required to address issues identified by the Defence Capability and Resourcing Review, including capability, and maintaining equipment and reserves.  Budget 2005 included $60 million per annum as the first tranche of the 10-year plan.  The following table shows the additional tranches as charged against future Budgets.

Budget to be Charged ($m)	06/07	07/08	08/09	09/10	10/11	11/12	12/13	13/14	14/15
Budget 2006	72.6	72.6	72.6	72.6	72.6	72.6	72.6	72.6	72.6
Budget 2007		58.0	58.0	58.0	58.0	58.0	58.0	58.0	58.0
Budget 2008			69.1	69.1	69.1	69.1	69.1	69.1	69.1
Budget 2009				85.7	85.7	85.7	85.7	85.7	85.7
Budget 2010					108.1	108.1	108.1	108.1	108.1
Budget 2011						66.9	66.9	66.9	66.9
Budget 2012							14.2	14.2	14.2
Budget 2013								58.6	54.2
Budget 2014									0

Health Funding Package

In Budget 2005, the health sector received $475 million per annum as the third tranche of the Health Funding Package (HFP).  A fourth tranche of $489 million per annum is charged against Budget 2006.

Budget to be Charged ($million)	2006/07	2007/08	2008/09	2009/10 and Outyears
Budget 2006	489	489	489	489

Official Development Assistance

The Government has committed to an Official Development Assistance to Gross National Income ratio (ODA:GNI ratio) of 0.27% for the fiscal years 2005/06 and 2006/07 and increasing this to 0.28% in 2007/08.  Budget 2005 included funding for 2005/06 levels only.  The 0.27% in 2006/07 is expected to cost an additional $19 million per annum to be charged against Budget 2006, and the 0.28% in 2007/08 is expected to cost $38 million to be charged against Budget 2007.

Budget to be Charged ($million)	2006/07	2007/08	2008/09	2009/10 and Outyears
Budget 2006	19	19	19	19
Budget 2007		38	38	38

Tertiary Student Component Funding Rate Changes (The rolling funding triennium and fee and course cost maxima)

The Government has a policy of increasing Student Component funding rates for tertiary education by the rate of forecast CPI inflation on a rolling triennium.  Funding is appropriated for future years at the rate of the CPI forecast plus 1%, and in the Budget preceding the relevant academic year funding rates are confirmed using a more up-to-date CPI forecast.

The differential between the CPI increase and the appropriation is retained within the Vote for application elsewhere in the Student Component.

Budget to be Charged ($million)	2006/07	2007/08	2008/09	2009/10 and Outyears
Budget 2006	29.1	59.2	59.2	59.2
Budget 2007		28.5	57.0	57.0

Transport Capital Decisions

The Government has made several long term capital commitments relating to Transport.  This table notes the implications for the capital allowances beyond the forecast period.

Transport Project	2009/10	2010/11	2011/12	2012/13	2013/14	2014/15	2015/16
Auckland	100.0	100.0	100.0	100.0	100.0	—	—
Wellington	25.0	20.0	20.0	20.0	20.0	20.0	—
Western Corridor	120.0	120.0	120.0	100.0	40.0	40.0	20.0
Bay of Plenty	25.0	25.0	25.0	15.0	10.0	10.0	—

Time-Limited Funding

Time-limited funding does not meet the definition of a “risk” under the PFA, but is further information that is prepared to increase transparency about initiatives with funding profiles that cease or decrease during the forecast period.

The following table outlines those areas where initiatives have time-limited funding that decreases or ceases at some point and may potentially be extended, using a $5 million materiality threshold.  They are often related to pilot programmes.

Vote	Description of Initiative	Operating Impact ($million)

Community and Voluntary Sector	Digital Strategy – Community Partnerships Fund	18 from 2005/06 to 2008/09 (MYA)
Communications	Digital Strategy – high-speed connectivity for growth	20 from 2005/06 to 2008/09 (MYA)
Economic, Industry and Regional Development	Regional partnerships and facilitation for sustainable economic growth	57 from 2004/05 to 2006/07 (MYA)
Education	Microsoft software licensing	7 in 2004/05, 8 in 2005/06 and 4 in 2006/07
Energy	Electricity efficiency programme	1 in 2004/05, 8 in 2005/06 and 10 in 2006/07
Health	Meningococcal vaccine programme	106 in 2004/05, 31 in 2005/06 and 11 in 2006/07
Housing	Rural housing programme	8 in each of 2005/06, 2006/07 and 2007/08
Internal Affairs	Significant Community-Based Projects Fund	40 from 2005/06 to 2008/09 (MYA)
Police	Regional assistance mission Solomon Islands and Solomon Island executive support	7 in each of 2005/06 and 2006/07
Tourism	Tourism promotional budget targeting high-yield tourists	9 in 2005/06

The following table shows the impact on the operating balance if funding were to be appropriated to maintain funding levels for these initiatives (ie, extend the initiatives beyond their current scheduled completion dates).  These amounts would need to be managed within the forecast operating spending.

Operating Impact	2005/06	2006/07	2007/08	2008/09	2009/10 and Outyears
($million)
Funding to extend initiatives	—	9	64	72	90

Quantified Risks

The risks outlined in these tables would, if they eventuated, impact on the Government’s forecast new operating and/or capital spending amounts.

The Minister of Finance has yet to fully consider the quantum of these risks.

Quantified Risks as at 8 August 2005	Operating Balance	Gross Debt	Value of Risk	Funding received in or since Budget 2005
			($million)	($million)
New Risks
Economic Development – Large Budget Screen Production Fund	Decrease	—	17	12 in 2005/06
Environment – Hazardous Substances and New Organisms: Compliance and Enforcement	Decrease	—	Up to 15 per annum	—
Finance – National Rail Network	—	Increase	200 to 300	—
Changed Risks
Corrections – Capital Projects	Decrease	Increase	118 operating and 124 capital	206 capital and 220 operating
Education – Reviews of Tertiary Education Expenditure	Unclear	Increase	Up to 135 capital	—
Internal Affairs – 2004 and 2005 Storms Response and Infrastructure Costs	Decrease	—	5 to 20 in 2005/06	—
Revenue – Taxation of Offshore Portfolio Investment and Intermediaries, including Superannuation	Increase or decrease	—	-90 to +60 from 2007	Included in Business package
Unchanged Risks
ACC – Public Health Acute	Decrease	—	16	—
Child, Youth and Family Services – Residential Services Strategy 2003	Decrease	Increase	Operating of 8 in 2005/06 rising to 16 from 2009/10, and capital of 30 from 2005/06 to 2007/08	—
Culture and Heritage – Public Broadcasting Programme of Action	Decrease	—	34 per annum	11 per annum
Culture and Heritage – Rugby World Cup 2011	Decrease	—	20 to 70 by 2011/12	—

Quantified Risks as at 8 August 2005	Operating Balance	Gross Debt	Value of Risk	Funding received in or since Budget 2005
			($million)	($million)
Education – School Property	Decrease	Increase	136 capital in each of 2006/07, 2007/08 and 2008/09, and operating of 6 in 2006/07, 13 in 2007/08 and 20 from 2008/09.	78 capital in 2005/06, and operating of 3 in 2005/06 and 10 from 2006/07
Housing - Housing New Zealand Corporation’s Long-Term Capital Requirements	—	Increase	1,600 over 10 years	25 in 2005/06, 65 in 2006/07, 20 in 2007/08 and 21 in 2008/09
Immigration - Immigration Policy	—	Increase	80 to 160 per annum	—
Justice - New Supreme Court - Cost Escalation	—	Increase	15 to 20	—
New Zealand Defence Force - Defence - Capital Injections	—	Increase	554 from 2006/07 to 2010/11	410 capital in 2005/06
New Zealand Defence Force - Environmental Clean-up of Devonport Seabed Contamination	Decrease	—	13 over 2005/06 and 2006/07	—
Revenue - Fringe Benefit Tax Review	Decrease		24 to 64 per annum	Included in Business package
Revenue - Subsidies for Payroll-Related Tax Compliance Costs	Decrease	—	Between 7 and 45 per annum	—
United Nations Convention on the Rights of the Child	Decrease	—	20 per annum	—

Unquantified Risks

The risks outlined in these tables would, if they eventuated, impact on the Government’s forecast new operating and/or capital spending amounts.

Unquantified Risks as at 8 August 2005	Operating Balance	Gross Debt	Funding received in or since Budget 2005
($million)
New Risks
Child, Youth and Family Services – Collective Employment Contract negotiations	Decrease	—	—
Education – Schools ICT Network Infrastructure Upgrade	Decrease	Increase	—
Finance – Meridian Energy	Increase	—	—
Finance – National Rail Access Agreement	Unclear	Unclear	—
Finance – SOE Long-term Hold Reviews	—	Decrease	—
Foreign Affairs and Trade – official Development Assistance	Decrease	—	—
Housing – Weathertight Homes	Decrease	—	—
Lands and Agriculture and Forestry – Implementation of Walking Access Strategy	Decrease	—	2 per annum

Unquantified Risks as at 8 August 2005	Operating Balance	Gross Debt	Funding received in or since Budget 2005
($million)
Revenue - KiwiSaver	Decrease	—	—
Revenue – Review of Superannuation Contribution Withholding Tax	Unclear	—	—
Changed Risks
Health - District Health Board deficits	Decrease	Increase	—
Revenue – Taxation of Partnerships Review	Unclear	—	—
Tertiary Education Savings Scheme	Decrease	—	—
Transport - Regional Transport Initiatives	—	Increase	150 over 10 years
Unchanged Risks
Child, Youth and Family Services - Sustainable Service Delivery and Funding	Unclear	Unclear	—
Crown Risk - Pay and Employment Equity Taskforce	Decrease	Increase	—
Education - Wananga Capital Injection	—	Increase	—
Finance - Crown Overseas Properties	—	Increase	—
Fisheries - Maori Interest in Marine Farming	—	Increase	—
Housing - State Housing Project at Hobsonville	—	Increase	54 in 2005/06
New Zealand Defence Force - Sale of Skyhawks and Aermacchi Trainers	—	Unclear	—
Revenue - Tax and Depreciation	Decrease	—	—
Social Development - Early Intervention	Decrease	—	37
Social Development - Extending Opportunities to Work	Unclear	—	—
Social Development - Information Technology Systems	Decrease	Increase	—
State Services Commission - State Sector Retirement Savings Scheme	Decrease	—	—

Risks removed since the Budget Update

The following risks have been removed since the Budget Update.

Expired Risks	Reason	Funding Received
($million)
Economic Development – Improving Access to Finance	In forecasts	40 capital between 2005/06 and 2010/11 and 1.1 operating in 2005/06, 0.5 pa thereafter
Education – Student Support	Included in Review of Tertiary Education Expenditure	—
Health – Health Emergency Preparedness	In forecasts	3 in 2005/06, 10 in 2006/07 and 2007/08 and 9 in 2008/09, funded from baselines
Transport – Harbour Link	In forecasts	158 over 2006/07 to 2008/09
Transport – Wellington Transport Package	In forecasts	225 over 10 years for Wellington, and 660 over 10 years for Western Corridor

Statement of Fiscal Risks

ACC - Public Health Acute (unchanged, quantified risk)

ACC funding for the provision of public health acute services for 2005/06 is currently being considered. The amount of additional funding to be paid by ACC has not yet been determined, but would decrease the operating balance by up to $16 million in 2005/06 and outyears.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source:                        Department of Labour

Department of Child, Youth and Family Services - Collective Employment Contract Negotiations (new, unquantified risk)

Child Youth and Family Services has two collective employment agreements for non-managerial employees that expired on 30 June 2005.  The department is currently in negotiation with representatives of the PSA and NUPE to settle new collective employment agreements.

This risk is unquantified as disclosure may compromise the Crown in negotiations.

Child, Youth and Family Services - Residential Services Strategy 2003 (unchanged, quantified risk)

The Department of Child, Youth and Family Services has undertaken a comprehensive review of existing residential services and practices, including consideration of desired outcomes, a review of international good practice, and formal forecasting of demand. From this, the Department has developed a strategy for future residential services provision – the Residential Services Strategy 2003. The 2003 Strategy builds on the considerable investment in facilities made in implementing the 1996 Residential Services Strategy.

The Government has agreed in principle to fund the 2003 Strategy subject to fully developed and costed proposals. Some initiatives have already been agreed, and the remaining operating cost risk is $8.4 million in 2005/06 rising to $16.1 million in 2009/10 and outyears, which would decrease the operating balance. The remaining capital risk is $29.5 million, which would increase gross debt. The current proposed phasing of this is $4.4 million in 2005/06, $7.4 million in 2006/07 and $17.7 million in 2007/08.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source:                        Department of Child, Youth and Family Services

Child, Youth and Family Services - Sustainable Levels of Funding and Service Delivery (unchanged, unquantified risk)

The Government is reviewing the Department of Child, Youth and Family Services’ funding requirements in order to identify options for sustainable levels of funding and service delivery in the medium term. Options may be submitted for consideration in Budget 2006. The risk is unquantified as it is unclear what change in departmental funding is required. Any change in funding to reflect a new baseline and/or meet necessary capital injections would impact on the operating balance and/or gross debt.

Corrections - Capital Projects (changed, quantified risk)

In Budget 2005, $206 million capital and $220 million operating was appropriated for Corrections capital projects. The Department of Corrections has estimated that a further total of $124 million capital and $118 million operating funding would be required over the forecast period to meet future prison inmate forecasts. The actual amounts depend on the specification and timing of the individual projects and the contracted prices. These estimates include consideration of funding for the Otago Region Corrections Facility and Mt Eden Prison.

Capital injections would increase gross debt while operating funding would decrease the operating balance.

The Minister of Finance has yet to fully consider the quantum of these risks.

Source:                        Department of Corrections

Crown Risk - Pay and Employment Equity Taskforce (unchanged, unquantified risk)

The Government has established the Pay and Employment Equity Unit in the Department of Labour to oversee the implementation of a five-year plan of action to establish pay and employment equity in the public service, public health and public education sectors. Until pay and employment equity audits and pay investigations have been undertaken in these sectors it is unclear what, if any, the fiscal implications of this process will be. However, any resulting increases in operating funding would decrease the operating balance.

Culture and Heritage - Public Broadcasting Programme of Action (unchanged, quantified risk)

On 3 February 2005, the Government released a Public Broadcasting Programme of Action. The Programme contains a set of priorities to guide public broadcasting policy over the next six years, and a series of proposals to give effect to these priorities. The Programme as a whole (if fully implemented) would have total ongoing operating costs rising to around $44 million in 2009/10. Broadcasting initiatives of $10.5 million per annum were included in

Budget 2005, leaving a remainder of around $33.5 million. Other individual elements of the Programme of Action will be considered in future Budgets over the next six years. These would decrease the operating balance.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source:                        Ministry for Culture and Heritage

Culture and Heritage - Rugby World Cup 2011 (unchanged, quantified risk)

In May 2005, the New Zealand Rugby Union (NZRU) submitted a bid to the International Rugby Board (IRB) to host the Rugby World Cup 2011 in New Zealand. The Government has agreed to provide the following direct financial support if the bid is successful: a $20 million cash contribution, and an uncapped underwrite for the tournament on a 67:33 loss sharing basis (Government:NZRU). If the bid is successful, the operating balance would decrease by approximately $20-70 million between 2005/06 and 2011/12.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source:                        Ministry for Culture and Heritage

Economic Development - Large Budget Screen Production Fund (new, quantified risk)

The Large Budget Screen Production Fund has recently been increased by $12 million to cover payments that are likely to be made up till September 2005. In addition, the Film Commission is aware of a number of other possible applications being made later in 2005/06 that, if approved, would require up to a further $17 million.  This would decrease the operating balance.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source:                        Ministry of Economic Department

Education - Review of Tertiary Education Expenditure (changed, quantified risk)

The Government has made some progress in reviewing the quality, relevance, sustainability, and predictability of tertiary education spending. A number of decisions relating to sub-degree tertiary education provision were taken in July 2005(10). The ongoing capital impacts of these decisions on Tertiary Education Institutions are as yet unclear, but could be up to $135 million.

Further policy development is underway and decisions are expected later in 2005 with a particular focus on policy and funding mechanisms that support teaching and/or student participation and value for money.  Any resulting cost increases are likely to be partly offset by other policy decisions.

The Minister of Finance has yet fully consider the quantum of this risk

Source:                          Ministry of Education

(10)      This saving has been incorporated in the forecast new operating spending amount, refer to page 33.

Education - Schools ICT Network Infrastructure Upgrade (new, unquantified risk)

The Government is considering the roll-out of the Schools ICT Network Infrastructure Upgrade. This would assist schools to meet the costs of upgrading their computer networks to meet the new IT infrastructure standards.

The Ministry of Education has existing capital funding of $11 million which will be utilised for the initial roll-out. Additional operating funding of $0.35 million has been given for project management, communication and systems support.  The Government will consider rolling out phase 2 as part of Budget 2006.  This would decrease the operating balance and increase debt.

This risk is unquantified as disclosure could compromise the Crown in negotiations.

Education - School Property (unchanged, quantified risk)

The Government has provided capital of $77.5 million in 2005/06 for school accommodation. Additional capital injections for school accommodation are likely to be required in future years to meet roll growth. Additional capital injections could be up to $136 million in each of the next three years with a corresponding increase in gross debt.

In addition to capital injections, consequential operating costs of $6 million in 2006/07, $13 million in 2007/08 and $20 million in 2008/09 are likely to be incurred, which would decrease the operating balance.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source:                          Ministry of Education

Education - Wananga Capital Injection (unchanged, unquantified risk)

Ministers are currently negotiating with one Wananga (Maori tertiary institution) over settlement of its Waitangi Tribunal claim. The Waitangi Tribunal has recommended that the Wananga be compensated for capital expenditure that has been incurred on facilities to date, be provided funding to bring their facilities up to a standard comparable with other tertiary institutions, and to meet additional capital requirements.  A second Wananga claim, which has already been settled, may require a further capital injection should certain conditions be met.

Any capital injection would increase gross debt. This risk is unquantified as disclosure could compromise the Crown in negotiations with the Wananga.

Environment – Hazardous Substances and New Organisms: Compliance and Enforcement (new, quantified risk)

The Government is considering long-term funding requirements for hazardous substance compliance and enforcement. Proposals are also being developed to clarify the role of ERMA, territorial authorities and regional councils with respect to compliance, monitoring and enforcement. The policies to deliver an effective compliance and enforcement regime are still under development, but initial estimates are for costs up to $15 million per annum. Decisions are likely to be made as part of Budget 2006, and would decrease the operating balance.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source:                          Ministry for the Environment

Finance - Crown Overseas Properties (unchanged, unquantified risk)

The Government is considering options relating to the continued use of certain Crown overseas properties.

The risk is unquantified as disclosure could compromise any negotiations the Crown may enter, but any additional operating funding would decrease the operating balance, and/or any additional capital funding would increase debt.

Finance - Meridian Energy (new, unquantified risk)

Meridian is currently investigating the possibility of selling its wholly owned Australian subsidiary, Southern Hydro Limited. A final decision on this is not expected until at least October 2005. A gain on sale would increase the operating balance.

Finance - National Rail Access Agreement (new, unquantified risk)

The Government is considering options for amending the National Rail Access Agreement between Toll and Ontrack. Any impact on the operating balance or debt would depend on the option chosen.

This risk is unquantified as disclosure could compromise the Crown in negotiations.

Finance - National Rail Network Upgrade (changed, quantified risk)

The Government has committed $200 million between 2004/05 and 2007/08 to upgrade the national rail network. Further expenditure of between $200m and $300m is likely to be required over the forecast period, but the amount and timing will depend on policy decisions yet to be made. Under the National Rail Access Agreement, additional funding of this nature would generally be recovered through track access fees.  Any additional funding would increase debt.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source:                        The Treasury

Finance - SOE Long-term Hold Reviews (new, unquantified risk)

To implement its long-term hold ownership policy, the Government is conducting reviews of each SOE. These reviews are examining the strategic direction for each SOE and therefore the appropriate capital structure to support the individual SOE’s strategy. One possible outcome of current reviews is that some capital could be returned to the Crown. This may be in the form of a special dividend, which would decrease gross debt.

Fisheries - Maori Interest in Marine Farming (unchanged, unquantified risk)

The Maori Commercial Aquaculture Claims Settlement Act 2004 addresses Maori claims in commercial marine farming space from 21 September 1992 to 31 December 2004 (pre-commencement space) by providing Iwi with 20% equivalent space. This obligation is to be met through three possible options: the provision of additional new space; or Crown purchase of existing farms from 2008; or provision of the financial equivalent of space from 2013.

Under the Act, any Maori claim relating to new aquaculture space after 31 December 2004 will be met by the provision of 20% of the new space.

To the extent that financial compensation or Crown purchase of existing farms is necessary to address Maori interests (as opposed to using new space), this would decrease the operating balance. The risk is unquantified as the amount or timing of any funding is unclear, and in addition, disclosure could compromise the Crown in negotiations with either commercial marine farm owners or Iwi.

Foreign Affairs and Trade - Official Development Assistance (new, unquantified risk)

The Government is considering increasing the aid budget as and when resources allow, in line with United Nations commitments. The Government has committed to an ODA to GNI ratio of 0.27% for the fiscal years 2005/06 and 2006/07, increasing to 0.28% in 2007/08(11). From 2008/09, the Government will investigate a range of options for increasing and allocating any additional funding, which would decrease the operating balance.

This risk would, if it eventuates, be considered for funding from the Government’s forecast new operating spending amount.

Health - District Health Board Deficits (changed, unquantified risk)

Draft District Annual Plans from District Health Boards (DHBs) for 2005/06 indicate deficits in the order of $80 million in 2005/06, primarily in Auckland, with a smaller deficit in Whanganui. A similar level of deficits is forecast for 2006/07. While operating funding has been allocated to cover these forecast deficits, the Government has not accepted the size of the forecast deficits and is actively discussing actions and cost-containment measures with these DHBs.

Any deficits in excess of the forecast amount that are unable to be funded from the allocated operating funding would potentially decrease the operating balance and/or increase debt. Specific potential pressures for DHBs include wage bargaining, funding for health of older people services, and financing costs of capital projects.

This risk has changed since the 2005 BEFU to take into account the new financial forecasts submitted by DHBs.

Housing - HNZC’s Long-term Capital Requirements (unchanged, quantified risk)

The Government is currently considering Housing New Zealand Corporation’s (HNZC) long-term capital requirements in light of the demand for state housing and the need to reconfigure and modernise its housing stock. While some decisions were made in the 2005 Budget regarding the acquisition of new stock, the Government is likely to review acquisition targets and has still to consider options around modernisation programmes directed at existing stock. Decisions are likely in Budget 2006.

The Government is further examining the range of options and associated costs, with initial estimates of up to $1.6 billion of capital costs over a 10 to 15 year horizon. Any new capital

(11)      This commitment has been included in forecasts, and is noted in ‘Charges Against Future Budgets’, refer to page 42.

contributions would increase gross debt and would likely lead to an increase in the Income-Related Rent subsidy with a subsequent decrease in the operating balance.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source:                        Department of Building and Housing

Housing - State Housing Project at Hobsonville (unchanged, unquantified risk)

In Budget 2005, HNZC has received funding of $54.3 million to acquire, under the Housing Act 1955, NZDF land at Hobsonville deemed surplus to defence requirements but suitable for state housing purposes. The Government may consider development options that would lead to the Crown giving additional capital to HNZC, which would increase gross debt.

Housing - Weathertight Homes (new, unquantified risk)

Following the transfer of the Weathertight Homes Resolution Service (WHRS) to the Department of Building and Housing on 1 July 2005, the Government is considering measures to increase the rate at which non-weathertight homes in New Zealand are repaired. These measures are being developed for consideration in October 2005 and will include administrative or legislative changes to enhance the operation of the WHRS. Government is also considering whether there is a need for targeted assistance for low income homeowners to undertake repairs. The fiscal impact, if any, depends on what measures and options are agreed, but any additional operating funding would decrease the operating balance.

Immigration - Immigration Policy (unchanged, quantified risk)

The Government has amended immigration investor policy. Migrants in the investor category will be required to invest $2 million with the Government for five years. These bonds will be used to finance infrastructure. Migrants will receive a return on their investment based on inflation, and may withdraw up to half of the total investment after two years if they have a specific business proposal in New Zealand. The policy was implemented from 30 June 2005. However, uptake of the new policy is unclear at this stage, and so has not been included in forecasts. The increase in gross debt, based on a flow of 40 to 80 people, is currently estimated to be between $80 million and $160 million per year.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source:                          Department of Labour

Internal Affairs - 2004 and 2005 Storms Response and Infrastructure Costs (changed, quantified risk)

The lower North Island and the Bay of Plenty were hit by severe storms during 2004, and the Bay of Plenty again in May 2005. The Government reimburses some local authority costs under the National Civil Defence Plan. Several local authorities have made submissions for reimbursement, and further submissions are expected. The Government has already provided around $20 million as a contribution toward response and recovery costs. Remaining costs could be between $5 million and $20 million and would reduce the operating balance.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source:                        Department of Internal Affairs

Justice - New Supreme Court - Cost Escalation (unchanged, quantified risk)

In order to meet revised functional requirements, the Government is considering altering the 2003 design for accommodating the new Supreme Court. This could increase construction costs. The original scheme was approved by Cabinet at a cost of $19 million; the additional capital cost could range from $15 million to $20 million, depending on the revised design option selected. This would increase gross debt.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source:                        Ministry of Justice

Lands and Agriculture and Forestry - Implementation of Walking Access Strategy (new, unquantified risk)

The Government has agreed to the principles of a New Zealand Walking Access Strategy, with funding provided in Budget 2005. The details of how the Strategy will be implemented are still under consideration.  Further funding may be required, depending on the final options chosen. This would decrease the operating balance.

New Zealand Defence Force - Defence - Capital Injections (unchanged, quantified risk)

Implementing the Government’s decisions on the future structure of the NZDF will involve a series of capital acquisitions across all three armed services and for HQNZDF to achieve the required capability upgrades. The Government has agreed to a capital injection of up to $1.244 billion over 2001/02 to 2010/11.

Of the Long-Term Development Plan funding, $690 million has been agreed, with the remainder likely to be required over the next four years. The actual expenditure profile will depend on the specification and timing of the individual projects, the contracted prices, and the prevailing exchange rate at the time of purchase.

Any capital injections would increase gross debt.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: New Zealand Defence Force

New Zealand Defence Force - Environmental Clean-up of Devonport Seabed Contamination (unchanged, quantified risk)

The Government has identified historic contamination in the seabed adjacent to the Calliope Dock at the Devonport Naval Base. Investigatory work on the contamination is underway, and it is anticipated that better information will be available shortly to determine the scope of the issue. Costs are estimated to be $13.1 million over 2005/06 and 2006/07, which would decrease the operating balance.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source: New Zealand Defence Force

New Zealand Defence Force - Sale of Skyhawks and Aermacchi Trainers (unchanged, unquantified risk)

As a result of the Government’s decisions on the future structure of the NZDF, NZDF is in the process of selling the Skyhawks and Aermacchi trainers. Proceeds from the sale would increase the operating balance.

This risk is unquantified as disclosure could compromise the Crown in the sale process.

Revenue - Fringe Benefit Tax Review (unchanged, quantified risk)

The Budget 2005 Business Package included changes to fringe benefit tax policies. The Government is considering further work on changes to the fringe benefit tax rules focusing on eliminating certain anomalies in relation to motor vehicles.

The reduction in the operating balance would depend on which proposals are finally approved and the details of the legislation. However, the estimated net fiscal cost is likely to be within the range of $24 million to $64 million per annum.

The Minister of Finance has yet to fully consider the quantum of this risk

Source:                        Inland Revenue

Revenue - Subsidies for Payroll-Related Tax Compliance Costs (unchanged, quantified risk)

As part of the tax simplification programme the Government plans to implement a legislative framework to subsidise the use of payroll agents to meet small employers’ PAYE obligations. The structure and amount of the subsidy are contingent on successful negotiation with payroll agents and the reduction in the operating balance will depend on the final structure of the subsidy adopted.  The estimated cost of the subsidy is between $7 million and $45 million per annum.  On the basis that the subsidy can be negotiated, a target date of 1 April 2006 has been set for implementation. This would decrease the operating balance.

The Minister of Finance has yet to fully consider the quantum of this risk

Source:                        Inland Revenue

Revenue - KiwiSaver (new, unquantified risk)

Changes to the KiwiSaver proposal may allow members of registered superannuation schemes increased options to convert their existing superannuation scheme accounts.  Increasing use of KiwiSaver by current savers will increase the costs of the proposal.  While design work continues it is difficult to quantify the effect any changes may have.   There will be a report-back on this issue by the end of 2005.  Any increase in cost would decrease the operating balance.

Revenue - Review of Superannuation Contribution Withholding Tax (new, unquantified risk)

The Government is considering reforming the provisions relevant to superannuation contributions withholding tax with a view to simplifying the provisions and investigating possible equity issues arising from the current provisions. Any changes to the provisions are expected to come into effect in 2007.  Whether the outcome of this review will have an impact on the operating balance is unclear and would depend on the proposals that are finally developed and approved.

Revenue - Tax and Depreciation (unchanged, unquantified risk)

The Budget 2005 Business Package included changes to depreciation policies. The Government is considering further issues related to depreciation, including the treatment of long-lived assets and potential changes to the tax treatment of rental housing in particular. However, the impact on the operating balance remains unclear as it would depend on the options chosen.

Revenue - Taxation of Offshore Portfolio Investment and Intermediaries, including Superannuation (changed, quantified risk)

The Budget 2005 Business Package included changes to the taxation of domestic intermediaries and further work is underway. This includes consideration of the taxation of both onshore and offshore investments in equity by New Zealand residents. A target date of April 2007 has been set for implementation of changes, some of which had been included in the Budget 2005 Business Package. Further proposals are being considered. Depending on the decisions made, there would be a reduction in the operating balance by an additional $80 million to $90 million or an increase in fiscal revenue by $50 million to $60 million.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source:                          Inland Revenue

Revenue - Taxation of Partnerships Review (new, unquantified risk)

The Government is considering reform to the taxation of partnerships, including replacing the current ‘special partnerships’ tax rules with more modern and internationally comparable ‘limited partnerships’ tax rules.  Any new rules are likely to take effect on 1 April 2007.  The impact on the operating balance is unclear and would depend on the proposals that are finally developed and approved.

Social Development - Early Intervention (unchanged, unquantified risk)

Budget 2005 includes an initial investment of $37.6 million over four years in early intervention services for children and families. Ministers are considering proposals for further development of the early intervention programme, including enhancements and expansion of the existing initiatives. New programmes may also be considered to respond better to the needs of children and their families. Further proposals are still being developed, but any additional funding would decrease the operating balance.

Social Development - Extending Opportunities to Work (unchanged, unquantified risk)

Following on from Working for Families, the Government is considering options for simplifying the benefit system and reforming labour market assistance and service delivery in order to better support beneficiaries’ entry to employment. Decisions are likely to be made as part of Budget 2006. The impact on the operating balance is unclear, as proposals are still being developed.

Social Development - Information Technology Systems (unchanged, unquantified risk)

The Government is considering the future development and/or replacement of its income benefit payment systems (SWIFTT and TRACE) and case management system. An Information Technology Strategy has been developed taking into account the Ministry’s Statement of Intent and work on the future needs of the Ministry. Decisions will be made on development and/or replacement when appropriate concept and product evaluations have been completed. The Ministry is seeking to fund any development and/or replacement from existing capital. To the extent the project is not funded from the Department’s balance sheet and existing baselines, the proposal would increase debt and reduce the operating balance.

State Services Commission - State Sector Retirement Savings Scheme (unchanged, unquantified risk)

The Government is considering options for extending the employer subsidy for members of the State Sector Retirement Savings Scheme beyond 3% (3% is the level of employer subsidy from 2005/06), and is also considering options for extending the scheme to the wider state sector.  The decrease in the operating balance would vary depending on the options chosen.

Tertiary Education Savings Scheme (changed, unquantified risk)

The Government has recently released a request for expressions of interest in the establishment of a Tertiary Education Savings Scheme to assist families to save for their children’s tertiary education. The responses to the request have identified a range of policy issues that the Government wishes to consider further, including options to ensure that the scheme meets the needs of middle to low-income groups.  The decrease in the operating balance would vary depending on the options chosen.

This risk is unquantified as disclosure could compromise the Crown in negotiations.

Transport - Regional Transport Initiatives (changed, unquantified risk)

The Government is considering possible involvement in regional transport initiatives working in participation with Local Government to make significant and timely improvements to regional land transport outcomes. Since Budget 2005 the Government has provided $150 million over ten years to the Bay of Plenty region to improve land transport outcomes. The Government has also announced the start of a consultation process with the Waikato region.

Youth Development - United Nations Convention on the Rights of the Child (unchanged, quantified risk)

If unconditionally adopted, the United Nations Convention on the Rights of the Child would require New Zealand to confer the rights of the Convention on all children.  To date, New Zealand has reserved its right to distinguish between persons according to the nature of their authority to be in New Zealand. The Government established a review to consider whether this reservation can be removed. This could involve making changes to eligibility for some health, education and social services, which would decrease the operating balance by approximately $20 million per annum.

The Minister of Finance has yet to fully consider the quantum of this risk.

Source:                          The Treasury

Contingent Liabilities

Contingent liabilities are costs that the Crown will have to face if a particular event occurs.  Typically, contingent liabilities consist of guarantees and indemnities, legal disputes and claims, and uncalled capital.  The contingent liabilities facing the Crown are a mixture of operating and balance sheet risks, and they can vary greatly in magnitude and likelihood of realisation.  In general, if a contingent liability were realised it would reduce the operating balance and net worth, and increase net Crown debt.  However, in the case of contingencies for uncalled capital, the negative impact would be restricted to net Crown debt.

Where contingent liabilities have arisen as a consequence of legal action being taken against the Crown, the amount shown is the amount claimed and thus the maximum potential cost.  It does not represent either an admission that the claim is valid or an estimation of the possible amount of any award against the Crown.

Contingent liabilities have been stated as at 31 May 2005, being the last set of published contingent liabilities.

Foreshore and seabed recognition

The foreshore and seabed Act 2004 (FSA):

•             vests the full legal and beneficial ownership of the public foreshore and seabed in the Crown

•             provides for the recognition and protection of ongoing customary rights with respect to the public foreshore and seabed

•             enables applications to the High Court to investigate if previously held common law rights have been adversely impacted, and if so, providing for those affected either to participate in the administration of a foreshore and seabed reserve or else enter into formal discussions on redress, and

•             provides for general rights of public access and recreation in, on, over, and across the public foreshore and seabed and general rights of navigation within the foreshore and seabed.

The public foreshore and seabed means the marine area that is bounded on the landward side by the line of mean high water spring; and on the seaward side by the outer limits of the territorial sea, but does not include land subject to a specified freehold interest (refer section 5 of the FSA).

The FSA codifies the nature of the Crown’s ownership interest in the public foreshore and seabed on behalf of the public of New Zealand.  Although full legal and beneficial ownership of the public foreshore and seabed has been vested in the Crown, there are significant limitations to the Crown’s rights under the FSA.  As well as recognising and protecting customary rights, the FSA significantly restricts the Crown’s ability to alienate or dispose of any part of the public foreshore and seabed and significantly restricts the Crown’s ability to exclude others from entering or engaging in recreational activities or navigating in, on or within the public foreshore and seabed.  Because of the complex nature of the Crown’s ownership interest in the public foreshore and seabed and because we are unable to obtain a reliable valuation of the Crown’s interest, the public foreshore and seabed has not been recognised as an asset in these financial statements.

Details of each of the following contingent liabilities can be accessed from the Treasury website at http://www.treasury.govt.nz/forecasts/prefu/2005/.

Quantifiable Contingent Liabilities

	Status(12)	($ million)
Guarantees and indemnities
Cook Islands – Asian Development Bank loans	Unchanged	18
Indemnification of receivers and managers – Terralink Limited	Unchanged	10
Ministry of Justice – Treaty settlement, tax liabilities	Unchanged	76
Mighty River Power Limited – guaranteed payment obligations	Unchanged	17
Ministry of Transport – funding guarantee	Unchanged	10
New Zealand Railways Corporation	Unchanged	10
Post Office Bank – guaranteed deposits	Unchanged	11
Guarantees and indemnities of SOEs and Crown entities	Unchanged	5
Other guarantees and indemnities	Changed	—
		157
Uncalled capital
Asian Development Bank	Changed	1,048
European Bank for Reconstruction and Development	Unchanged	13
International Bank for Reconstruction and Development	Changed	1,160
		2,221
Legal proceedings and disputes
Air New Zealand Limited – legal claim	Unchanged	107
Health – legal claims	Unchanged	104
Tax in dispute	Changed	463
Transpower New Zealand Limited	Unchanged	20
Other legal claims against SOEs and Crown entities	Unchanged	7
Other legal claims	Changed	83
		784
Other quantifiable contingent liabilities
International finance organisations	Changed	1,303
Reserve Bank – demonetised currency	Unchanged	23
Social Development – claim for judicial review	Changed	54
Transpower New Zealand Limited	Unchanged	86
Other quantifiable contingent liabilities of SOEs and Crown entities	Changed	29
Other quantifiable contingent liabilities	Changed	22
		1,517
Total quantifiable contingent liabilities		4,679

Unquantifiable Contingent Liabilities

Status
Institutional guarantees
Abuse claims	Unchanged
Accident Compensation Corporation (ACC) litigations	Changed
Asure New Zealand Limited	Unchanged
At Work Insurance Limited	Unchanged

(12)      Relative to reporting in the 2005 Budget Economic and Fiscal Update

Auckland rail lease	Unchanged
Bona Vacantia property	Unchanged
Building Industry Authority litigation	Unchanged
Crown research institutes	Unchanged
District Court Judges, Justices of the Peace, Coroners and Disputes Tribunal	Unchanged
District health boards – director indemnity – (DHBs)	Unchanged
Earthquake Commission	Unchanged
Electricity Corporation of New Zealand Limited	Unchanged
Fisheries – indemnity provided for delivery of registry services	Unchanged
Genesis Power Limited	Unchanged
Geothermal carbon tax indemnity	Changed
Housing New Zealand Corporation	Unchanged
Indemnities against acts of war and terrorism	Unchanged
Maui Partners	Unchanged
National Provident Fund	Unchanged
New Zealand Railways Corporation	Unchanged
Persons exercising investigating powers	Unchanged
Ports of Auckland	Unchanged
Public Trust	Unchanged
Purchasers of Crown operations	Unchanged
Reserve Bank of New Zealand	Unchanged
State Insurance and Rural Bank – tax liabilities	Unchanged
Synfuels-Waitara Outfall Indemnity	Unchanged
Tainui Corporation	Unchanged
Toll NZ Ltd – purchase of rail network assets	Unchanged
Works Civil Construction	Unchanged
Works Consultancy Services	Unchanged
Other unquantifiable contingent liabilities
Environmental liabilities	Unchanged
Genesis Power Limited	Unchanged
Sale of Crown assets	Unchanged
Treaty of Waitangi claims	Unchanged
Treaty of Waitangi claims – settlement relativity payments	Unchanged

3

Generally Accepted Accounting Practice (GAAP) Series Tables

Forecast Financial Statements

These forecasts have been prepared in accordance with the Public Finance Act 1989.

They are based on the accounting policies and assumptions that follow.  As with all such assumptions, there is a degree of uncertainty surrounding them.  This uncertainty increases as the forecast horizon extends.

The forecasts have been prepared in accordance with the Statement of Responsibility and reflect the judgements and information known at the time they were prepared.  They reflect all Government decisions and circumstances communicated to 8 August 2005.

Finalisation dates and key assumptions that underpin the preparation of the GAAP tables are outlined on the following page.

10 year trend information

Summary indicators (% of GDP)	2000 Actual	2001 Actual	2002 Actual	2003 Actual	2004 Actual	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast
Revenue
Core Crown	31.7	32.4	32.0	33.4	33.5	34.8	34.5	34.6	33.9	34.3
Tax Revenue	29.1	29.6	29.1	30.5	30.3	31.2	31.2	31.2	30.4	30.7
Total Crown	37.8	38.8	40.1	43.7	43.0	44.5	44.4	44.7	43.8	44.1
Expenses
Core Crown	31.4	31.3	30.5	32.0	29.7	31.0	31.0	31.8	32.5	32.4
Total Crown	36.5	37.7	38.3	42.3	37.8	40.7	39.8	40.8	41.4	41.1
Operating balance	1.4	1.2	1.9	1.5	5.3	3.9	4.7	3.9	2.5	3.1
OBERAC	0.8	1.8	2.2	4.3	4.7	5.6	4.7	3.9	2.5	3.1
Net Worth	7.8	9.8	15.1	18.2	25.3	28.1	31.4	34.3	35.3	36.7
Gross sovereign-issued debt	32.8	31.4	29.1	27.7	25.3	23.5	21.5	19.9	19.8	19.1
Net core Crown debt	19.5	17.0	15.5	13.5	10.8	7.2	5.7	5.3	6.1	6.3
NZS Fund Balance	0.0	0.0	0.5	1.4	2.8	4.4	6.0	7.7	9.4	11.1

Fiscal Forecasts – Finalisation Dates and Key Assumptions

Finalisation Dates

Economic outlook	27 July
Tax revenue forecasts	27 July
Fiscal forecasts	8 August
Government decisions and circumstances	8 August
Actual asset revaluations	31 May
Foreign exchange rates	31 May
Specific fiscal risks (refer Chapter 2)	8 August
Contingent liabilities and commitments (refer Chapter 3)	31 May

Key assumptions

The fiscal forecasts have been prepared in accordance with the Public Finance Act 1989.  They are based on the Crown’s accounting policies and assumptions (refer page 63).  As with all assumptions, there is a degree of uncertainty surrounding them.  This uncertainty increases as the forecast horizon extends.  A summary of the key economic assumptions that are particularly relevant to the fiscal forecasts is provided below (on a June-year-end basis to align with the Crown’s balance date of 30 June):

	2004/05		2005/06	2006/07	2007/08	2008/09
June years	BEFU 04	Pre-EFU	Pre-EFU	Pre-EFU	Pre-EFU	Pre-EFU
Real GDP (P) (ann avg % chg)	2.4	3.3	2.2	2.9	3.4	3.0
Nominal GDP (E) ($m)	144,441	149,196	156,481	161,771	169,336	177,697
CPI (annual % change)	2.5	2.9	2.9	2.7	2.3	2.0
Govt 10-year bonds (qty avg %)	6.3	5.8	6.1	6.2	6.0	6.0
90-day bill rate (qty avg %)	5.8	7.0	7.0	6.0	5.8	5.8
Unemployment rate ((HLFS) basis ann avg %)	4.7	3.8	3.9	4.3	4.5	4.7
Full-time equivalent employment (ann avg %)	1.0	3.4	0.8	0.8	1.1	1.2
Current account (% of GDP)	-5.9	-7.5	-7.6	-7.3	-6.5	-6.1

Source:      The Treasury

New Zealand Superannuation (NZS) Fund

The contribution to the NZS Fund for the year ending 30 June 2006 is $2.337 billion.  The contribution to the NZS Fund is calculated over a 40-year rolling horizon to ensure that superannuation entitlements over the next 40 years can be met if the contribution rate were to be held constant at that level.  The Government is making the required minimum annual contribution for 2004/05 as calculated by the formula set out in the NZS Act.

$ billion (June year end)	2003	2004	2005	2006	2007	2008	2009
Required contribution	N/A	1.879	2.107	2.337	2.438	2.573	2.770
Actual/Budgeted contribution	1.200	1.879	2.107	2.337	2.438	2.573	2.770

The underlying assumptions in calculating the contributions are the nominal GDP series to 2046, the NZS expense series to 2046 and the expected long-term, net after-tax annual return of the NZS Fund (6.1%) (6.1% Budget Update).  The forecast rate of return is based on the Treasury’s assumptions for the rate of return on financial portfolios of Crown financial institutions.

The Treasury website contains further information on the NZS Fund, as well as a copy of the NZS Fund model.

Statement of Accounting Policies and Forecast Assumptions

General Accounting Policies and Forecast Assumptions

General accounting policies

Accounting policy

These Forecast Financial Statements comply with generally accepted accounting practice.  The measurement base applied is historical cost adjusted for revaluations of property, plant and equipment (where appropriate), commercial forests and marketable securities and deposits and equity investments held for trading purposes.

Revaluations are made to reflect the forecast service potential or economic benefit obtained through control of the assets.  The accrual basis of accounting has been used.

Forecast assumptions

For forecast purposes, no revaluations of property, plant and equipment are projected beyond the current year.

Specific Accounting Policies and Forecast Assumptions

Forecast periods

The reporting periods covered by these Forecast Financial Statements are the years ending 30 June 2005, 30 June 2006, 30 June 2007, 30 June 2008 and 30 June 2009.

Certain state-owned enterprises and Crown entities have different reporting periods from the Crown.

The forecasts for 30 June 2005 have generally been prepared using actual data to 31 May or 30 June 2005 (in some instances).  Transactions for the remainder of the year are forecast in accordance with the Crown’s accounting policies and forecast assumptions.

Changes in accounting policies

All policies have been applied on a consistent basis during the forecast period.  There have been no changes in accounting policies during the period.

Detailed accounting policies and forecast assumptions

The specific accounting and forecasting policies are reproduced in full on Treasury’s website at www.treasury.govt.nz/forecasts/prefu/2005.

Reporting Entity as at 8 August 2005

These Forecast Financial Statements are for the Crown reporting entity as specified in Part III of the Public Finance Act 1989.  This comprises Ministers of the Crown and the following entities:

Departments

Agriculture and Forestry

Archives New Zealand

Building and Housing

Child, Youth and Family Services

Conservation

Corrections

Crown Law

Culture and Heritage

Customs

Defence

Economic Development

Education

Education Review Office

Environment

Fisheries

Foreign Affairs and Trade

Government Communications Security Bureau

Health

Inland Revenue

Internal Affairs

Justice

Labour

Land Information New Zealand

Maori Development

National Library

New Zealand Defence Force

Office of the Clerk

Pacific Island Affairs

Parliamentary Counsel Office

Parliamentary Service

Police

Prime Minister and Cabinet

Research, Science and Technology

Security Intelligence Service

Serious Fraud Office

Social Development

State Services Commission

Statistics

Transport

Treasury

Women’s Affairs

State-owned enterprises

Agriquality Limited

Airways Corporation of New Zealand Limited

Animal Control Products Limited

Asure New Zealand Limited

Electricity Corporation of New Zealand Limited

Genesis Power Limited

Landcorp Farming Limited

Learning Media Limited

Meridian Energy Limited

Meteorological Service of New Zealand Limited

Mighty River Power Limited

New Zealand Post Limited

New Zealand Railways Corporation

Quotable Value Limited

Solid Energy New Zealand Limited

Terralink Limited (in liquidation)

Timberlands West Coast Limited

Transmission Holdings Limited

Transpower New Zealand Limited

Air New Zealand Limited (included for disclosure purposes as if it were a SOE)

Others

Government Superannuation Fund

New Zealand Superannuation Fund

Reserve Bank of New Zealand

Crown entities

Accident Compensation Corporation

Accounting Standards Review Board

Alcohol Advisory Council of New Zealand

Arts Council of New Zealand Toi Aotearoa

Broadcasting Commission

Broadcasting Standards Authority

Career Services

Children’s Commissioner

Civil Aviation Authority of New Zealand

Commerce Commission

Crown research institutes (9)

District health boards (21)

Earthquake Commission

Electoral Commission

Electricity Commission

Energy Efficiency and Conservation Authority

Environmental Risk Management Authority

Families Commission

Foundation for Research, Science and Technology

Government Superannuation Fund Authority

Guardians of New Zealand Superannuation

Health and Disability Commissioner

Health Research Council of New Zealand

Health Sponsorship Council

Housing New Zealand Corporation

Human Rights Commission

Land Transport New Zealand

Law Commission

Legal Services Agency

Maritime Safety Authority of New Zealand

Mental Health Commission

Museum of New Zealand Te Papa Tongarewa

New Zealand Antarctic Institute

New Zealand Artificial Limb Board

New Zealand Blood Service

New Zealand Film Commission

New Zealand Fire Service Commission

New Zealand Historic Places Trust (Pouhere Toanga)

New Zealand Lotteries Commission

New Zealand Qualifications Authority

New Zealand Sports Drug Agency

New Zealand Symphony Orchestra

New Zealand Teacher’s Council

New Zealand Tourism Board

New Zealand Trade and Enterprise

New Zealand Venture Investment Fund Limited

Office of Film and Literature Classification

Pharmaceutical Management Agency

Police Complaints Authority

Privacy Commissioner

Public Trust

Radio New Zealand Limited

Residual Health Management Unit

Retirement Commissioner

School boards of trustees (2,472)

Securities Commission

Social Workers Registration Board

Sport and Recreation New Zealand

Standards Council

Takeovers Panel

Te Reo Whakapuaki Irirangi (Te Mangai Paho)

Te Taura Whiri I Te Reo Maori (Maori Language Commission)

Television New Zealand Limited

Tertiary Education Commission

Tertiary education institutions (33)

Testing Laboratory Registration Council

Transit New Zealand

Transport Accident Investigation Commission

Organisations named or described in Schedule 4 to the Public Finance Act 1989

Agriculture and Marketing Research and Development Trust

Asia New Zealand Foundation

Fish and game councils (12)

Leadership Development Centre Trust

New Zealand Fish and Game Council

New Zealand Game Bird Habitat Trust Board

New Zealand Government Property Corporation

New Zealand Lottery Grants Board

Ngai Tahu Ancillary Claims Trust

Pacific Co-operation Foundation

Pacific Islands Business Development Trust

Reserves boards (26)

Road Safety Trust

Forecast Statement of Financial Performance

for the years ending 30 June

($ million)	Note	2004 Actual	2005 Previous Budget	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast
Revenue
Taxation revenue	1	42,532	44,193	46,521	48,833	50,443	51,418	54,567
Levies, fees, fines and penalties	1	2,986	3,074	3,226	3,206	3,311	3,416	3,517
Total Revenue Levied through the Crown’s Sovereign Power	1	45,518	47,267	49,747	52,039	53,754	54,834	58,084
Sales of goods and services	2	10,200	10,716	10,844	11,850	12,558	12,984	13,506
Investment income	3	2,653	2,517	3,540	3,327	3,668	4,094	4,531
Other revenue	4	2,016	2,025	2,203	2,290	2,266	2,289	2,278
Total Revenue Earned through the Crown’s Operations		14,869	15,258	16,587	17,467	18,492	19,367	20,315
Total Crown Revenue		60,387	62,525	66,334	69,506	72,246	74,201	78,399
Expenses
By input type
Subsidies and transfer payments	5	15,466	16,249	15,823	16,969	18,068	19,106	19,805
Personnel expenses	6	12,501	13,027	13,486	14,483	14,855	15,123	15,231
Operating expenses	7	22,662	24,311	25,240	27,385	28,457	29,382	29,736
New operating spending up to Budget 2006	8	—	441	—	150	250	256	269
Forecast new operating spending	8	—	—	—	—	1,249	3,006	4,851
Finance costs		2,602	2,436	2,742	2,792	2,624	2,739	2,658
Net foreign-exchange (gains)/losses		(29)	—	(35)	—	—	—	—
Movement in total GSF liability	15	(315)	(57)	1,404	(24)	(58)	(93)	(125)
Movement in total ACC liability	16	170	598	2,037	597	596	604	601
Total Crown expenses		53,057	57,005	60,697	62,352	66,041	70,123	73,026
Revenues less Expenses		7,330	5,520	5,637	7,154	6,205	4,078	5,373
Net surplus of TEIs		139	151	139	139	139	139	139
Operating balance (including minority interest)		7,469	5,671	5,776	7,293	6,344	4,217	5,512
Minority interest		(45)	—	—	—	—	—	—
Operating Balance		7,424	5,671	5,776	7,293	6,344	4,217	5,512

The revenues and expenses are GST exclusive.

The accompanying Notes and Accounting policies are an integral part of these Statements.

Below is an analysis of total Crown expenses and core Crown expenses by functional classification.  This information reconciles to segmental information within the Statement of Segments.

($ million)	2004 Actual	2005 Previous Budget	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast
Total Crown expenses by functional classification
Social security and welfare	16,038	17,180	18,560	18,199	19,352	20,474	21,185
GSF pension expenses	660	985	2,438	1,019	1,019	1,011	1,000
Health	7,623	8,486	8,550	9,370	9,825	9,893	9,946
Education	8,349	8,706	8,754	9,164	9,691	9,946	9,929
Core government services	1,670	1,746	2,093	2,038	2,032	2,077	2,106
Law and order	2,022	2,133	2,146	2,376	2,446	2,462	2,469
Defence	1,259	1,225	1,186	1,310	1,380	1,445	1,524
Transport and communications	5,443	5,560	5,804	6,533	6,554	6,812	7,006
Economic and industrial services	4,070	4,559	4,581	5,461	5,620	5,923	5,940
Primary services	1,074	1,128	1,134	1,239	1,232	1,245	1,261
Heritage, culture and recreation	1,609	1,667	2,012	1,845	1,850	1,901	1,951
Housing and community development	615	630	700	739	800	816	814
Other	52	123	32	117	117	117	117
Finance costs	2,602	2,436	2,742	2,792	2,624	2,739	2,658
Net foreign-exchange (gains)/losses	(29)	—	(35)	—	—	—	—
New operating spending up to Budget 2006	—	441	—	150	250	256	269
Forecast new operating spending	—	—	—	—	1,249	3,006	4,851
Total Crown Expenses	53,057	57,005	60,697	62,352	66,041	70,123	73,026
Core Crown expenses by functional classification
Social security and welfare	14,252	14,787	14,673	15,637	16,601	17,586	18,157
GSF pension expenses	660	985	2,438	1,019	1,019	1,011	1,000
Health	8,111	8,827	8,813	9,706	10,152	10,229	10,284
Education	7,585	7,969	8,119	8,683	8,948	9,120	9,174
Core government services	1,741	1,818	2,213	2,127	2,101	2,112	2,111
Law and order	1,843	1,960	1,977	2,189	2,243	2,266	2,273
Defence	1,311	1,275	1,236	1,361	1,431	1,501	1,578
Transport and communications	1,461	1,498	1,605	2,003	2,207	2,457	2,552
Economic and industrial services	1,192	1,392	1,450	1,729	1,733	1,876	1,744
Primary services	368	409	394	448	419	421	420
Heritage, culture and recreation	634	723	981	821	763	760	760
Housing and community development	139	155	163	214	259	259	249
Other	52	123	32	117	117	117	117
Finance costs	2,252	2,112	2,274	2,245	1,975	2,044	1,978
Net foreign-exchange (gains)/losses	7	—	(51)	—	—	—	—
New operating spending up to Budget 2006	—	441	—	150	250	256	269
Forecast new operating spending	—	—	—	—	1,249	3,006	4,851
Total Core Crown Expenses	41,608	44,474	46,317	48,449	51,467	55,021	57,517

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Cash Flows

for the year ending 30 June

($ million)	2004 Actual	2005 Previous Budget	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast
Cash Flows from Operations
Cash was Provided from
Total tax receipts (refer Note 1)	42,308	43,992	46,777	48,686	50,467	51,455	54,607
Total other sovereign receipts (refer Note 1)	2,852	2,851	3,034	2,995	3,115	3,197	3,271
Interest	1,366	933	1,747	1,351	1,418	1,535	1,633
Dividends	56	64	66	73	80	89	96
Sales of goods and services	10,478	10,453	11,080	12,118	12,787	13,237	13,740
Other operating receipts	1,958	1,969	1,791	2,194	2,188	2,241	2,226
Total Cash Provided from Operations	59,018	60,262	64,495	67,417	70,055	71,754	75,573
Cash was Disbursed to
Subsidies and transfer payments	15,370	16,244	15,946	17,203	18,353	19,423	20,124
Personnel and operating payments	32,398	34,314	34,553	38,023	39,418	40,727	41,078
Finance costs	2,256	2,175	2,342	2,471	2,332	2,370	2,425
Forecast new operating spending	—	441	—	150	1,499	3,262	5,120
Total Cash Disbursed to Operations	50,024	53,174	52,841	57,847	61,602	65,782	68,747
Net Cash Flows from Operations	8,994	7,088	11,654	9,570	8,453	5,972	6,826
Cash Flows from Investing Activities
Cash was Provided from
Sale of physical assets	226	—	313	—	—	—	—
Total Cash Provided	226	—	313	—	—	—	—
Cash was Disbursed to
Purchase of physical assets	3,761	4,567	5,084	6,701	4,903	3,939	4,373
Net increase in advances	976	1,376	1,444	1,943	1,423	1,446	690
Net purchase/(sale) of marketable securities,deposits and other equity investments	2,556	767	6,791	3,073	1,293	1,639	2,234
Forecast new capital spending	—	228	—	56	569	656	577
Total Cash Disbursed	7,293	6,938	13,319	11,773	8,188	7,680	7,874
Net Cash Flows from Investing Activities	(7,067)	(6,938)	(13,006)	(11,773)	(8,188)	(7,680)	(7,874)
Net Cash Flows from Operating and Investing Activities	1,927	150	(1,352)	(2,203)	265	(1,708)	(1,048)
Cash Flows from Financing Activities
Cash was Provided from
Issue of circulating currency	114	—	188	—	—	—	—
Net (repayment)/issue of Government stock(1)	(1,120)	(746)	(951)	(647)	(341)	2,356	(187)
Total Cash Provided	(1,006)	(746)	(763)	(647)	(341)	2,356	(187)
Cash was Disbursed to
Net (issue)/repayment of foreign-currency borrowing	(129)	(245)	(1,963)	(1,527)	330	(381)	(1,725)
Net repayment/(issue) of other New Zealand-dollar borrowing	241	(131)	53	(488)	(571)	600	189
Total Cash Disbursed	112	(376)	(1,910)	(2,015)	(241)	219	(1,536)
Net Cash Flows from Financing Activities	(1,118)	(370)	1,147	1,368	(100)	2,137	1,349
Net Movement in Cash	809	(220)	(205)	(835)	165	429	301
Opening Cash Balance	2,732	2,341	3,450	3,281	2,446	2,611	3,040
Foreign-exchange (losses)/gains on opening cash	(91)	—	36	—	—	—	—
Closing Cash Balance	3,450	2,121	3,281	2,446	2,611	3,040	3,341

(1)                                                    Net issues of Government stock include movements within government stock holdings of entities such as NZS Fund, GSF, ACC and EQC.  The Bonds Reconciliation at the end of these forecasts outlines NZDMO issues of Government stock.

The accompanying Notes and Accounting policies are an integral part of these Statements.

($ million)	2004 Actual	2005 Previous Budget	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast
Reconciliation Between the Forecast Net Cash Flows from Operations and the Operating Balance
Net Cash Flows from Operations	8,994	7,088	11,654	9,570	8,453	5,972	6,826
Items included in the operating balance but not in net cash flows from operations
Valuation Changes
(Increase)/decrease in pension liabilities	315	57	(1,404)	24	58	93	125
(Increase)/decrease in ACC liability	(170)	(598)	(2,037)	(597)	(596)	(604)	(601)
Decrease/(increase) in NPF guarantee	(9)	—	—	—	—	—	—
Unrealised net foreign-exchange (losses)/gains	(225)	—	93	—	—	—	—
Non-cash movements in investments	648	425	894	500	517	535	568
Unrealised losses arising from changes in the value of commercial forests	(40)	—	—	—	—	—	—
Total Valuation Changes	519	(116)	(2,454)	(73)	(21)	24	92
Physical Asset Movements
Depreciation	(2,347)	(2,535)	(2,530)	(2,744)	(2,942)	(3,126)	(3,174)
(Loss)/gain on sale of assets	15	—	—	—	—	—	—
Total Physical Asset Movements	(2,332)	(2,535)	(2,530)	(2,744)	(2,942)	(3,126)	(3,174)
Other Non-cash Items
Student Loans	(80)	(5)	(185)	(45)	(39)	(27)	(22)
Amortisation of goodwill	(78)	(47)	(96)	(94)	(92)	(92)	(90)
Accrued income from NZS Fund	193	331	492	472	646	839	1,055
Other	(54)	78	139	139	139	139	139
Total Other Non-cash Items	(19)	357	350	472	654	859	1,082
Movements in Working Capital
Increase/(decrease) in taxes receivable	468	106	(263)	5	(70)	(81)	(85)
Increase/(decrease) in other receivables	(24)	293	(222)	62	230	236	261
Increase/(decrease) in inventories	48	70	50	82	27	30	49
Decrease/(increase) in payables	(230)	408	(809)	(81)	13	303	461
Total Movements in Working Capital	262	877	(1,244)	68	200	488	686
Operating Balance	7,424	5,671	5,776	7,293	6,344	4,217	5,512

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Movement in Equity

for the year ending 30 June

($ million)	2004 Actual	2005 Previous Budget	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast
Opening Net Worth	23,781	29,732	35,463	41,857	49,150	55,494	59,711
Operating balance for the year	7,424	5,671	5,776	7,293	6,344	4,217	5,512
Net revaluations	4,258	—	618	—	—	—	—
Total Recognised Revenues and Expenses	11,682	5,671	6,394	7,293	6,344	4,217	5,512
Closing Net Worth	35,463	35,403	41,857	49,150	55,494	59,711	65,223

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Financial Position

as at 30 June

($ million)	Note	2004 Actual	2005 Previous Budget	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast
Assets
Cash and bank balances	9	3,450	2,121	3,281	2,446	2,611	3,040	3,341
Marketable securities, deposits & equity investments	9	24,636	23,296	31,612	34,775	36,225	38,669	41,843
Advances	10	7,445	8,921	8,859	10,227	11,431	12,068	12,700
Receivables	11	10,587	9,952	10,102	10,169	10,329	10,484	10,660
Inventories		888	958	938	1,020	1,047	1,077	1,126
Other investments	12	259	253	221	221	221	221	221
Property, plant and equipment	13	57,940	56,194	60,602	65,048	67,286	68,703	69,969
TEI investment		4,367	4,610	4,518	4,657	4,796	4,935	5,074
Commercial forests		251	291	232	232	232	232	232
Intangible assets (including goodwill)		849	1,010	718	633	554	481	412
Forecast new capital spending		—	228	—	56	625	1,281	1,858
Total Assets		110,672	107,834	121,083	129,484	135,357	141,191	147,436
Liabilities
Payables and provisions	14	12,486	10,127	13,333	14,008	14,508	14,758	14,929
Currency issued		3,009	3,072	3,197	3,197	3,197	3,197	3,197
Borrowings - sovereign guaranteed		29,958	26,620	28,383	26,250	24,046	24,536	24,224
Borrowings - non-sovereign guaranteed		6,867	8,237	7,983	9,976	10,671	11,037	11,435
Provision for GSF pension liability	15	13,542	14,014	14,946	14,922	14,864	14,771	14,646
Provision for ACC outstanding claims liability	16	9,347	10,361	11,384	11,981	12,577	13,181	13,782
Total Liabilities		75,209	72,431	79,226	80,334	79,863	81,480	82,213
Total Assets less Total Liabilities		35,463	35,403	41,857	49,150	55,494	59,711	65,223
Net Worth
Taxpayer funds		15,486	19,721	21,399	28,692	35,036	39,253	44,765
Revaluation reserve	17	19,838	15,682	20,458	20,458	20,458	20,458	20,458
Minority Interest		139	—	—	—	—	—	—
Net Worth		35,463	35,403	41,857	49,150	55,494	59,711	65,223

The accompanying Notes and Accounting policies are an integral part of these Statements.

Below is an analysis of the NZS Fund and Gross and Net Debt information.  The notes to the accounts provide breakdown of other key items.

($ million)	2004 Actual	2005 Previous Budget	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast
New Zealand Superannuation Fund

Within MSDs & equity investments is the NZS Fund (except for cross holdings of investments with other parts of the Crown, for example the NZS Fund will hold NZ Government Stock). The following information includes all investments and income, including cross-holdings of NZ Government Stock and accrued interest on such stock.

Opening balance	1,884	3,885	3,956	6,555	9,364	12,448	15,860
Gross contribution	1,879	2,107	2,107	2,337	2,438	2,573	2,770
Income after tax	193	331	492	472	646	839	1,055
NZS Fund balance	3,956	6,323	6,555	9,364	12,448	15,860	19,685

Gross and Net Debt Information

Definitions of debt:

Total Crown gross debt is the total borrowings (both sovereign-guaranteed and non-sovereign guaranteed) of the total Crown.   This equates to the amount in the total Crown balance sheet and represents the complete picture of whole-of-Crown debt obligations to external parties.

The balance sheet splits total Crown debt into sovereign-guaranteed and non-sovereign-guaranteed debt.  This split reflects the fact that debt held by SOEs and Crown entities is not explicitly guaranteed by the Crown.  Any such debt that may be guaranteed is included in the sovereign-guaranteed total.   No debt of SOEs and Crown entities is currently guaranteed by the Crown.

Gross sovereign-issued debt is debt issued by the sovereign (i.e., core Crown) and includes Government stock held by the NZS Fund, GSF, ACC or EQC for example.  In other words, the gross sovereign-issued debt does not eliminate any internal cross-holdings.  The Government’s debt objective uses this measure of debt.

Total Crown (refer to the Forecast Statement of Segments)

Total Crown gross debt	36,825	34,857	36,366	36,226	34,717	35,573	35,659
Core Crown sovereign guaranteed borrowings	34,719	31,693	33,787	32,071	30,312	31,266	31,428
excl cross holdings of NZS Fund and GSF	(808)	(970)	(1,268)	(1,557)	(1,865)	(2,207)	(2,591)
Gross sovereign-issued debt	35,527	32,663	35,055	33,628	32,177	33,473	34,019
Core Crown
Gross sovereign issued debt	35,527	32,663	35,055	33,628	32,177	33,473	34,019
Financial assets	(26,752)	(26,051)	(33,103)	(36,075)	(37,972)	(40,597)	(43,777)
	8,775	6,612	1,952	(2,447)	(5,795)	(7,124)	(9,758)
NZS Fund and GSF financial assets	6,429	8,724	8,806	11,434	14,365	17,438	20,881
Net Core Crown Debt	15,204	15,336	10,758	8,987	8,570	10,314	11,123

The accompanying Notes and Accounting policies are an integral part of these Statements.

Forecast Statement of Borrowings

for the years ending 30 June

($ million)	2004 Actual	2005 Previous Budget	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast
Sovereign Guaranteed Debt
New Zealand-Dollar Debt
Government stock	17,351	16,283	15,803	14,758	13,257	14,433	13,049
Treasury bills	5,525	5,393	5,228	4,242	4,150	3,906	5,265
Loans and foreign-exchange contracts	(1,098)	(500)	(6,123)	(7,099)	(8,150)	(8,657)	(8,904)
Retail stock and other	654	516	583	619	559	519	479
Total New Zealand-Dollar Debt	22,432	21,692	15,491	12,520	9,816	10,201	9,889
Foreign-Currency Debt
United States dollars	3,079	1,998	7,909	8,809	9,309	9,510	9,510
Japanese yen	1,015	729	252	252	252	252	252
European and other currencies	3,432	2,201	4,731	4,669	4,669	4,573	4,573
Total Foreign-Currency Debt	7,526	4,928	12,892	13,730	14,230	14,335	14,335
Total Sovereign Guaranteed Debt	29,958	26,620	28,383	26,250	24,046	24,536	24,224
Non-Sovereign Guaranteed Debt
New Zealand	4,283	7,247	5,945	7,259	7,753	8,182	8,825
United States dollars	1,679	867	1,542	2,221	2,421	2,364	2,254
Japanese yen	351	—	—	—	—	—	—
European and other currencies	554	123	496	496	497	491	356
Total Non-Sovereign Guaranteed Debt	6,867	8,237	7,983	9,976	10,671	11,037	11,435
Total Borrowings (Gross Debt)	36,825	34,857	36,366	36,226	34,717	35,573	35,659
Less
Financial Assets (including restricted assets)
Marketable Securities, Deposits and Equity Investments
New Zealand dollars	7,089	7,055	5,113	4,825	2,924	2,145	1,897
United States dollars	4,069	3,789	9,769	10,981	11,814	12,380	12,789
Japanese yen	1,206	763	789	789	789	789	789
European and other currencies	2,814	765	4,449	4,381	4,374	4,271	4,263
Reserve Position at IMF	1,012	857	702	710	719	729	741
NZ equity investments	1,968	2,036	2,456	2,805	3,197	3,601	4,010
Foreign equity investments	6,478	8,031	8,334	10,284	12,408	14,754	17,354
Total	24,636	23,296	31,612	34,775	36,225	38,669	41,843
Advances and Cash
Student loans	5,995	6,864	6,476	7,077	7,684	8,304	8,928
Other advances	1,450	2,057	2,383	3,150	3,747	3,764	3,772
Cash	3,450	2,121	3,281	2,446	2,611	3,040	3,341
Total	10,895	11,042	12,140	12,673	14,042	15,108	16,041
Total Financial Assets	35,531	34,338	43,752	47,448	50,267	53,777	57,884
Borrowings less Financial Assets	1,294	519	(7,386)	(11,222)	(15,550)	(18,204)	(22,225)
Net New Zealand-dollar debt	6,862	6,560	1,462	(795)	(2,866)	(2,744)	(3,507)
Net foreign-currency debt	(5,568)	(6,041)	(8,848)	(10,427)	(12,684)	(15,460)	(18,718)
Borrowings less Financial Assets	1,294	519	(7,386)	(11,222)	(15,550)	(18,204)	(22,225)

The accompanying Notes and Accounting policies are an integral part of these Statements.

Statement of Actual Commitments

as at 31 May

($ million)	As at 31 May 2005	As at 30 June 2004
Capital Commitments
Specialist military equipment	858	86
Land and buildings	1,785	1,611
Other property, plant and equipment	904	1,012
Other capital commitments	103	400
Investments	60	60
Total Capital Commitments	3,710	3,169
Operating Commitments
Non-cancellable accommodation leases	1,484	1,492
Other non-cancellable leases	2,318	2,330
Non-cancellable contracts for the supply of goods and services	4,573	2,253
Other operating commitments	2,493	3,567
TEIs	325	325
Total Operating Commitments	11,193	9,967
Total Commitments	14,903	13,136
Total Commitments by Institutional Segment
Core Crown	6,050	3,530
Crown entities	6,673	7,413
State-owned enterprises	2,180	2,193
Total Commitments	14,903	13,136

The accompanying Notes and Accounting policies are an integral part of these Statements.

Statement of Actual Contingent Liabilities and Assets

as at 31 May

($ million)	As at 31 May 2005	As at 30 June 2004
Guarantees and indemnities	157	292
Uncalled capital	2,221	2,528
Legal proceedings and disputes	784	794
Other quantifiable contingent liabilities	1,517	1,371
Total Quantifiable Contingent Liabilities	4,679	4,985
Total Quantifiable Contingent Liabilities by Institutional Segment
Core Crown	4,408	4,734
Crown Entities	11	53
State-owned enterprises	260	198
Total Quantifiable Contingent Liabilities	4,679	4,985
Quantifiable Contingent Assets
Core Crown - Education and Transport	122	157
Total Quantifiable Contingent Assets	122	157

The accompanying Notes and Accounting policies are an integral part of these Statements.

A detailed Statement of Contingent Liabilities and Assets (quantified and unquantified) is outlined on pages 58 to 60 of the Specific Fiscal Risk chapter.

The Statement of Specific Risks (quantified and unquantified) is outlined on pages 47 to 57 of the Specific Fiscal Risk chapter.

Forecast Statement of Segments

Statement of Financial Performance (institutional form)
for the year ended 30 June 2004

($ million)	Core Crown 2004	Crown entities 2004	State- owned enterprises 2004	Inter- segment eliminations 2004	Total Crown 2004
	$m	$m	$m	$m	$m
Revenue
Taxation revenue	43,008	—	—	(476)	42,532
Other sovereign levied income	611	2,415	—	(40)	2,986
Sales of goods and services	736	1,700	8,209	(445)	10,200
Investment income	1,999	984	132	(462)	2,653
Other revenues	578	16,073	616	(15,251)	2,016
Total revenue	46,932	21,172	8,957	(16,674)	60,387
Expenses by input type
Subsidies and transfer payments	14,058	1,408	—	—	15,466
Personnel expenses	4,315	6,566	1,624	(4)	12,501
Operating expenses	21,291	11,200	6,377	(16,206)	22,662
Finance costs	2,252	235	298	(183)	2,602
FX losses/(gains)	7	23	(59)	—	(29)
GSF and ACC liability revaluation movements	(315)	170	—	—	(145)
Total expenses	41,608	19,602	8,240	(16,393)	53,057
Expenses by functional classification
Social security and welfare	14,252	2,199	—	(413)	16,038
Health	8,111	6,613	—	(7,101)	7,623
Education	7,585	6,175	—	(5,411)	8,349
Other functional classifications	9,401	4,357	8,001	(3,285)	18,474
Forecast new operating spending	—	—	—	—	—
Finance costs and FX losses/(gains)	2,259	258	239	(183)	2,573
Total expenses	41,608	19,602	8,240	(16,393)	53,057
TEI’s and Minority Interest		139	(45)	—	94
Operating balance	5,324	1,709	672	(281)	7,424

Statement of Financial Position (institutional form)
as at 30 June 2004

($ million)	Core Crown 2004	Crown entities 2004	State-owned enterprises 2004	Inter- segment eliminations 2004	Total Crown 2004
	$m	$m	$m	$m	$m
Assets
Financial assets	26,752	13,117	2,750	(7,088)	35,531
Physical assets	18,675	28,884	10,381	—	57,940
Investment in SOEs and CEs (including TEIs)	23,162	4,367	—	(23,162)	4,367
Other assets	9,088	2,589	2,147	(990)	12,834
Total assets	77,677	48,957	15,278	(31,240)	110,672
Liabilities
Borrowings	34,719	3,757	5,437	(7,088)	36,825
Other liabilities	23,489	13,539	2,830	(1,474)	38,384
Total liabilities	58,208	17,296	8,267	(8,562)	75,209
Net worth	19,469	31,661	7,011	(22,678)	35,463
Taxpayer funds	13,626	19,126	5,412	(22,678)	15,486
Revaluation reserves	5,843	12,535	1,460	—	19,838
Minority Interest	—	—	139	—	139
Net worth	19,469	31,661	7,011	(22,678)	35,463
Analysis of financial assets and borrowings
Advances and cash	8,919	1,794	2,305	(2,123)	10,895
MSDs and equity investments	17,833	11,323	445	(4,965)	24,636
Total financial assets	26,752	13,117	2,750	(7,088)	35,531
Borrowings - Sovereign guaranteed	34,719	—	—	(4,761)	29,958
Borrowings - Non-sovereign guaranteed	—	3,757	5,437	(2,327)	6,867
Total borrowings	34,719	3,757	5,437	(7,088)	36,825
Borrowings less financial assets	7,967	(9,360)	2,687	—	1,294
Net Crown debt	15,204	Net Crown debt and gross sovereign-issued debt differ from the analysis above due to elimination of cross-holdings of Govt stock and adding back the NZS Fund and GSF assets.
Gross sovereign-issued debt	35,527

Statement of Financial Performance (institutional form)
for the year ended 30 June 2005

($ million)	Core Crown 2005	Crown entities 2005	State-owned enterprises 2005	Inter- segment eliminations 2005	Total Crown 2005
	$m	$m	$m	$m	$m
Revenue
Taxation revenue	46,996	—	—	(475)	46,521
Other sovereign levied income	647	2,626	—	(47)	3,226
Sales of goods and services	788	1,694	8,796	(434)	10,844
Investment income	2,810	1,150	182	(602)	3,540
Other revenues	693	16,881	688	(16,059)	2,203
Total revenue	51,934	22,351	9,666	(17,617)	66,334
Expenses by input type
Subsidies and transfer payments	14,293	1,530	—	—	15,823
Personnel expenses	4,738	6,999	1,755	(6)	13,486
Operating expenses	23,659	11,929	6,670	(17,018)	25,240
Finance costs	2,274	258	365	(155)	2,742
FX losses/(gains)	(51)	71	(55)	—	(35)
GSF and ACC liability revaluation movements	1,404	2,037	—	—	3,441
Total expenses	46,317	22,824	8,735	(17,179)	60,697
Expenses by functional classification
Social security and welfare	14,673	4,319	—	(432)	18,560
Health	8,813	7,200	—	(7,463)	8,550
Education	8,119	6,173	—	(5,538)	8,754
Other functional classifications	12,489	4,803	8,425	(3,591)	22,126
Forecast new operating spending	—	—	—	—	—
Finance costs and FX losses/(gains)	2,223	329	310	(155)	2,707
Total expenses	46,317	22,824	8,735	(17,179)	60,697
Net surplus TEIs	—	139	—	—	139
Operating balance	5,617	(334)	931	(438)	5,776

Statement of Financial Position (institutional form)
as at 30 June 2005

($ million)	Core Crown 2005	Crown entities 2005	State- owned enterprises 2005	Inter- segment eliminations 2005	Total Crown 2005
	$m	$m	$m	$m	$m
Assets
Financial assets	33,103	14,839	3,523	(7,713)	43,752
Physical assets	18,998	29,596	12,008	—	60,602
Investment in SOEs and CEs (including TEIs)	23,794	4,518	—	(23,794)	4,518
Other assets	8,305	2,339	2,390	(823)	12,211
Total assets	84,200	51,292	17,921	(32,330)	121,083
Liabilities
Borrowings	33,787	3,742	6,550	(7,713)	36,366
Other liabilities	25,326	16,085	2,883	(1,434)	42,860
Total liabilities	59,113	19,827	9,433	(9,147)	79,226
Net worth	25,087	31,465	8,488	(23,183)	41,857
Taxpayer funds	19,245	18,928	6,409	(23,183)	21,399
Revaluation reserves	5,842	12,537	2,079	—	20,458
Net worth	25,087	31,465	8,488	(23,183)	41,857
Analysis of financial assets and borrowings
Advances and cash	9,387	1,824	3,131	(2,202)	12,140
MSDs and equity investments	23,716	13,015	392	(5,511)	31,612
Total financial assets	33,103	14,839	3,523	(7,713)	43,752
Borrowings - Sovereign guaranteed	33,787	—	—	(5,404)	28,383
Borrowings - Non-sovereign guaranteed	—	3,742	6,550	(2,309)	7,983
Total borrowings	33,787	3,742	6,550	(7,713)	36,366
Borrowings less financial assets	684	(11,097)	3,027	—	(7,386)
Net Crown debt	10,758	Net Crown debt and gross sovereign-issued debt differ from the analysis above due to elimination of cross-holdings of Govt stock and adding back the NZS Fund and GSF assets.
Gross sovereign-issued debt	35,055

Statement of Financial Performance (institutional form)
for the year ended 30 June 2006

($ million)	Core Crown 2006	Crown entities 2006	State- owned enterprises 2006	Inter- segment eliminations 2006	Total Crown 2006
	$m	$m	$m	$m	$m
Revenue
Taxation revenue	49,358	—	—	(525)	48,833
Other sovereign levied income	712	2,542	—	(48)	3,206
Sales of goods and services	729	1,712	9,827	(418)	11,850
Investment income	2,605	960	223	(461)	3,327
Other revenues	630	18,175	761	(17,276)	2,290
Total revenue	54,034	23,389	10,811	(18,728)	69,506
Expenses by input type
Subsidies and transfer payments	15,282	1,687	—	—	16,969
Personnel expenses	5,097	7,503	1,890	(7)	14,483
Operating expenses	25,849	12,309	7,638	(18,261)	27,535
Finance costs	2,245	273	410	(136)	2,792
FX losses/(gains)	—	—	—	—	—
GSF and ACC liability revaluation movements	(24)	597	—	—	573
Total expenses	48,449	22,369	9,938	(18,404)	62,352
Expenses by functional classification
Social security and welfare	15,637	3,001	—	(439)	18,199
Health	9,706	7,356	—	(7,692)	9,370
Education	8,683	6,554	—	(6,073)	9,164
Other functional classifications	12,028	5,185	9,528	(4,064)	22,677
Forecast new operating spending	150	—	—	—	150
Finance costs and FX losses/(gains)	2,245	273	410	(136)	2,792
Total expenses	48,449	22,369	9,938	(18,404)	62,352
Net surplus TEIs	—	139	—	—	139
Operating balance	5,585	1,159	873	(324)	7,293

Statement of Financial Position (institutional form)
as at 30 June 2006

($ million)	Core Crown 2006	Crown entities 2006	State- owned enterprises 2006	Inter- segment eliminations 2006	Total Crown 2006
	$m	$m	$m	$m	$m
Assets
Financial assets	36,075	15,711	4,032	(8,370)	47,448
Physical assets	20,277	30,812	13,959	—	65,048
Investment in SOEs and CEs (including TEIs)	24,227	4,657	—	(24,227)	4,657
Other assets	8,349	2,399	2,390	(807)	12,331
Total assets	88,928	53,579	20,381	(33,404)	129,484
Liabilities
Borrowings	32,071	4,040	8,485	(8,370)	36,226
Other liabilities	26,193	16,441	2,825	(1,351)	44,108
Total liabilities	58,264	20,481	11,310	(9,721)	80,334
Net worth	30,664	33,098	9,071	(23,683)	49,150
Taxpayer Funds	24,821	20,560	6,994	(23,683)	28,692
Revaluation reserves	5,843	12,538	2,077	—	20,458
Net worth	30,664	33,098	9,071	(23,683)	49,150
Analysis of financial assets and borrowings
Advances and cash	9,731	1,735	3,638	(2,431)	12,673
MSDs and equity investments	26,344	13,976	394	(5,939)	34,775
Total financial assets	36,075	15,711	4,032	(8,370)	47,448
Borrowings - Sovereign guaranteed	32,071	—	—	(5,821)	26,250
Borrowings - Non-sovereign guaranteed	—	4,040	8,485	(2,549)	9,976
Total borrowings	32,071	4,040	8,485	(8,370)	36,226
Borrowings less financial assets	(4,004)	(11,671)	4,453	—	(11,222)
Net Crown debt	8,987	Net Crown debt and gross sovereign-issued debt differ from the analysis above due to elimination of cross-holdings of Govt stock and adding back the NZS Fund and GSF assets.
Gross sovereign-issued debt	33,628

Statement of Financial Performance (institutional form)
for the year ended 30 June 2007

($ million)	Core Crown 2007	Crown entities 2007	State- owned enterprises 2007	Inter- segment eliminations 2007	Total Crown 2007
	$m	$m	$m	$m	$m
Revenue
Taxation revenue	50,994	—	—	(551)	50,443
Other sovereign levied income	737	2,623	—	(49)	3,311
Sales of goods and services	722	1,788	10,462	(414)	12,558
Investment income	2,947	1,020	236	(535)	3,668
Other revenues	617	18,811	703	(17,865)	2,266
Total revenue	56,017	24,242	11,401	(19,414)	72,246
Expenses by input type
Subsidies and transfer payments	16,238	1,830	—	—	18,068
Personnel expenses	5,105	7,804	1,953	(7)	14,855
Operating expenses	28,207	12,605	8,014	(18,870)	29,956
Finance costs	1,975	276	519	(146)	2,624
FX losses/(gains)	—	—	—	—	—
GSF and ACC liability revaluation movements	(58)	596	—	—	538
Total expenses	51,467	23,111	10,486	(19,023)	66,041
Expenses by functional classification
Social security and welfare	16,601	3,202	—	(451)	19,352
Health	10,152	7,527	—	(7,854)	9,825
Education	8,948	6,848	—	(6,105)	9,691
Other functional classifications	12,292	5,258	9,967	(4,467)	23,050
Forecast new operating spending	1,499	—	—	—	1,499
Finance costs and FX losses/(gains)	1,975	276	519	(146)	2,624
Total expenses	51,467	23,111	10,486	(19,023)	66,041
Net surplus TEIs	—	139	—	—	139
Operating balance	4,550	1,270	915	(391)	6,344

Statement of Financial Position (institutional form)
as at 30 June 2007

($ million)	Core Crown 2007	Crown entities 2007	State- owned enterprises 2007	Inter- segment eliminations 2007	Total Crown 2007
	$m	$m	$m	$m	$m
Assets
Financial assets	37,972	16,845	4,642	(9,192)	50,267
Physical assets	20,502	31,768	15,016	—	67,286
Investment in SOEs and CEs (including TEIs)	24,459	4,796	—	(24,459)	4,796
Other assets	8,872	2,523	2,433	(820)	13,008
Total assets	91,805	55,932	22,091	(34,471)	135,357
Liabilities
Borrowings	30,312	4,159	9,438	(9,192)	34,717
Other liabilities	26,290	17,191	3,003	(1,338)	45,146
Total liabilities	56,602	21,350	12,441	(10,530)	79,863
Net worth	35,203	34,582	9,650	(23,941)	55,494
Taxpayer Funds	29,360	22,044	7,573	(23,941)	35,036
Revaluation reserves	5,843	12,538	2,077	—	20,458
Net worth	35,203	34,582	9,650	(23,941)	55,494
Analysis of financial assets and borrowings
Advances and cash	10,794	1,832	4,214	(2,798)	14,042
MSDs and equity investments	27,178	15,013	428	(6,394)	36,225
Total financial assets	37,972	16,845	4,642	(9,192)	50,267
Borrowings - Sovereign guaranteed	30,312	—	—	(6,266)	24,046
Borrowings - Non-sovereign guaranteed	—	4,159	9,438	(2,926)	10,671
Total borrowings	30,312	4,159	9,438	(9,192)	34,717
Borrowings less financial assets	(7,660)	(12,686)	4,796	—	(15,550)
Net Crown debt	8,570	Net Crown debt and gross sovereign-issued debt differ from the analysis above due to elimination of cross-holdings of Govt stock and adding back the NZS Fund and GSF assets.
Gross sovereign-issued debt	32,177

Statement of Financial Performance (institutional form)
for the year ended 30 June 2008

($ million)	Core Crown 2008	Crown entities 2008	State- owned enterprises 2008	Inter- segment eliminations 2008	Total Crown 2008
	$m	$m	$m	$m	$m
Revenue
Taxation revenue	51,979	—	—	(561)	51,418
Other sovereign levied income	773	2,691	—	(48)	3,416
Sales of goods and services	737	1,848	10,824	(425)	12,984
Investment income	3,320	1,104	234	(564)	4,094
Other revenues	592	19,132	703	(18,138)	2,289
Total revenue	57,401	24,775	11,761	(19,736)	74,201
Expenses by input type
Subsidies and transfer payments	17,173	1,933	—	—	19,106
Personnel expenses	5,149	7,957	2,023	(6)	15,123
Operating expenses	30,748	12,817	8,246	(19,167)	32,644
Finance costs	2,044	291	559	(155)	2,739
FX losses/(gains)	—	—	—	—	—
GSF and ACC liability revaluation movements	(93)	604	—	—	511
Total expenses	55,021	23,602	10,828	(19,328)	70,123
Expenses by functional classification
Social security and welfare	17,586	3,351	—	(463)	20,474
Health	10,229	7,532	—	(7,868)	9,893
Education	9,120	6,979	—	(6,153)	9,946
Other functional classifications	12,780	5,449	10,269	(4,689)	23,809
Forecast new operating spending	3,262	—	—	—	3,262
Finance costs and FX losses/(gains)	2,044	291	559	(155)	2,739
Total expenses	55,021	23,602	10,828	(19,328)	70,123
Net surplus TEIs	—	139	—	—	139
Operating balance	2,380	1,312	933	(408)	4,217

Statement of Financial Position (institutional form)
as at 30 June 2008

($ million)	Core Crown 2008	Crown entities 2008	State- owned enterprises 2008	Inter- segment eliminations 2008	Total Crown 2008
	$m	$m	$m	$m	$m
Assets
Financial assets	40,597	18,225	4,911	(9,956)	53,777
Physical assets	20,431	32,737	15,535	—	68,703
Investment in SOEs and CEs (including TEIs)	24,662	4,935	—	(24,662)	4,935
Other assets	9,584	2,535	2,480	(823)	13,776
Total assets	95,274	58,432	22,926	(35,441)	141,191
Liabilities
Borrowings	31,266	4,661	9,602	(9,956)	35,573
Other liabilities	26,412	17,726	3,111	(1,342)	45,907
Total liabilities	57,678	22,387	12,713	(11,298)	81,480
Net worth	37,596	36,045	10,213	(24,143)	59,711
Taxpayer Funds	31,753	23,507	8,136	(24,143)	39,253
Revaluation reserves	5,843	12,538	2,077	—	20,458
Net worth	37,596	36,045	10,213	(24,143)	59,711
Analysis of financial assets and borrowings
Advances and cash	11,744	1,965	4,484	(3,085)	15,108
MSDs and equity investments	28,853	16,260	427	(6,871)	38,669
Total financial assets	40,597	18,225	4,911	(9,956)	53,777
Borrowings - Sovereign guaranteed	31,266	—	—	(6,730)	24,536
Borrowings - Non-sovereign guaranteed	—	4,661	9,602	(3,226)	11,037
Total borrowings	31,266	4,661	9,602	(9,956)	35,573
Borrowings less financial assets	(9,331)	(13,564)	4,691	—	(18,204)
Net Crown debt	10,314	Net Crown debt and gross sovereign-issued debt differ from the analysis above due to elimination of cross-holdings of Govt stock and adding back the NZS Fund and GSF assets.
Gross sovereign-issued debt	33,473

Statement of Financial Performance (institutional form)
for the year ended 30 June 2009

($ million)	Core Crown 2009	Crown entities 2009	State- owned enterprises 2009	Inter- segment eliminations 2009	Total Crown 2009
	$m	$m	$m	$m	$m
Revenue
Taxation revenue	55,159	—	—	(592)	54,567
Other sovereign levied income	806	2,759	—	(48)	3,517
Sales of goods and services	731	1,907	11,287	(419)	13,506
Investment income	3,756	1,179	247	(651)	4,531
Other revenues	583	19,345	671	(18,321)	2,278
Total revenue	61,035	25,190	12,205	(20,031)	78,399
Expenses by input type
Subsidies and transfer payments	17,752	2,053	—	—	19,805
Personnel expenses	5,251	7,914	2,072	(6)	15,231
Operating expenses	32,661	12,995	8,575	(19,375)	34,856
Finance costs	1,978	297	561	(178)	2,658
FX losses/(gains)	—	—	—	—	—
GSF and ACC liability revaluation movements	(125)	601	—	—	476
Total expenses	57,517	23,860	11,208	(19,559)	73,026
Expenses by functional classification
Social security and welfare	18,157	3,503	—	(475)	21,185
Health	10,284	7,540	—	(7,878)	9,946
Education	9,174	6,991	—	(6,236)	9,929
Other functional classifications	12,804	5,529	10,647	(4,792)	24,188
Forecast new operating spending	5,120	—	—	—	5,120
Finance costs and FX losses/(gains)	1,978	297	561	(178)	2,658
Total expenses	57,517	23,860	11,208	(19,559)	73,026
Net surplus TEIs		139	—	—	139
Operating balance	3,518	1,469	997	(472)	5,512

Statement of Financial Position (institutional form)
as at 30 June 2009

($ million)	Core Crown 2009	Crown entities 2009	State- owned enterprises 2009	Inter- segment eliminations 2009	Total Crown 2009
	$m	$m	$m	$m	$m
Assets
Financial assets	43,777	19,442	5,183	(10,518)	57,884
Physical assets	20,169	33,610	16,190	—	69,969
Investment in SOEs and CEs (including TEIs)	24,696	5,074	—	(24,696)	5,074
Other assets	10,217	2,596	2,522	(826)	14,509
Total assets	98,859	60,722	23,895	(36,040)	147,436
Liabilities
Borrowings	31,428	4,960	9,789	(10,518)	35,659
Other liabilities	26,319	18,204	3,334	(1,303)	46,554
Total liabilities	57,747	23,164	13,123	(11,821)	82,213
Net worth	41,112	37,558	10,772	(24,219)	65,223
Taxpayer Funds	35,269	25,020	8,695	(24,219)	44,765
Revaluation reserves	5,843	12,538	2,077	—	20,458
Net worth	41,112	37,558	10,772	(24,219)	65,223
Analysis of financial assets and borrowings
Advances and cash	12,485	1,966	4,759	(3,169)	16,041
MSDs and equity investments	31,292	17,476	424	(7,349)	41,843
Total financial assets	43,777	19,442	5,183	(10,518)	57,884
Borrowings - Sovereign guaranteed	31,428	—	—	(7,204)	24,224
Borrowings - Non-sovereign guaranteed	—	4,960	9,789	(3,314)	11,435
Total borrowings	31,428	4,960	9,789	(10,518)	35,659
Borrowings less financial assets	(12,349)	(14,482)	4,606	—	(22,225)
Net Crown debt	11,123	Net Crown debt and gross sovereign-issued debt differ from the analysis above due to elimination of cross-holdings of Govt stock and adding back the NZS Fund and GSF assets.
Gross sovereign-issued debt	34,019

Notes to the Forecast Financial Statements

($ million)	2004 Actual	2005 Previous Budget	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast

NOTE 1: Revenue Collected Through the Crown’s Sovereign Power

Income Tax Revenue (accrual)
Individuals
Source deductions	16,908	17,701	18,324	19,378	20,316	21,288	22,178
Other persons	4,027	3,995	4,103	4,201	4,449	4,505	4,857
Refunds	(860)	(876)	(876)	(922)	(930)	(930)	(930)
Fringe benefit tax	410	432	441	456	438	456	477
Total Individuals	20,485	21,252	21,992	23,113	24,273	25,319	26,582
Corporate Tax
Gross companies tax	6,099	6,416	7,549	8,119	8,166	7,186	8,170
Refunds	(180)	(187)	(232)	(202)	(200)	(200)	(200)
Non-resident withholding tax	800	803	927	825	779	799	833
Foreign-source dividend withholding payments	139	130	188	176	181	186	191
Total Corporate Tax	6,858	7,162	8,432	8,918	8,926	7,971	8,994
Other Income Tax
Resident withholding tax on interest income	1,188	1,282	1,501	1,564	1,507	1,449	1,522
Resident withholding tax on dividend income	49	58	59	69	55	56	58
Estate and gift duties	2	2	2	2	2	2	2
Total Other Income Tax	1,239	1,342	1,562	1,635	1,564	1,507	1,582
Total Income Tax	28,582	29,756	31,986	33,666	34,763	34,797	37,158
Goods and Services Tax
Gross goods and services tax	16,603	17,156	17,324	17,982	18,608	19,459	20,490
Refunds	(6,885)	(7,120)	(7,180)	(7,553)	(7,909)	(8,221)	(8,559)
Total Goods and Services Tax	9,718	10,036	10,144	10,429	10,699	11,238	11,931
Other Taxation
Petroleum fuels excise	947	802	817	911	933	958	985
Tobacco excise	819	831	823	854	880	903	924
Customs duty	720	958	917	1,057	1,093	1,107	1,079
Road user charges	667	686	713	781	825	871	921
Alcohol excise	476	482	485	500	518	536	551
Gaming duties	261	299	282	284	290	295	299
Motor vehicle fees	211	211	217	219	224	230	239
Carbon charge	—	—	—	—	88	356	353
Energy resources levies	75	77	73	72	67	64	64
Approved issuer levy (AIL) and cheque duty	56	55	64	60	63	63	63
Total Other Indirect Taxation	4,232	4,401	4,391	4,738	4,981	5,383	5,478
Total Indirect Taxation	13,950	14,437	14,535	15,167	15,680	16,621	17,409
Total Tax Revenue Collected	42,532	44,193	46,521	48,833	50,443	51,418	54,567
Other Sovereign Revenues (accrual)
ACC levies	1,989	2,000	2,184	2,097	2,174	2,241	2,305
Fire Service levies	233	231	241	242	244	244	246
EQC levies	78	80	80	82	84	85	87
Other levies	686	763	721	785	809	846	879
Total Other Sovereign Revenues	2,986	3,074	3,226	3,206	3,311	3,416	3,517
Total Sovereign Revenue	45,518	47,267	49,747	52,039	53,754	54,834	58,084

($ million)	2004 Actual	2005 Previous Budget	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast

NOTE 1: Receipts Collected Through the Crown’s Sovereign Power

Income Tax Receipts (cash)
Individuals
Source deductions	17,012	17,702	18,380	19,334	20,316	21,288	22,178
Other persons	4,352	4,414	4,640	4,884	5,219	5,285	5,637
Refunds	(1,406)	(1,300)	(1,365)	(1,591)	(1,680)	(1,710)	(1,710)
Fringe benefit tax	410	428	431	452	432	453	472
Total Individuals	20,368	21,244	22,086	23,079	24,287	25,316	26,577
Corporate Tax
Gross companies tax	7,169	7,135	8,328	8,659	8,754	7,796	8,794
Refunds	(1,088)	(1,091)	(735)	(740)	(750)	(775)	(780)
Non-resident withholding tax	776	794	949	783	779	799	833
Foreign-source dividend withholding payments	128	130	185	175	181	186	191
Total Corporate Tax	6,985	6,968	8,727	8,877	8,964	8,006	9,038
Other Income Tax
Resident withholding tax on interest income	1,217	1,282	1,498	1,564	1,507	1,449	1,522
Resident withholding tax on dividend income	53	58	60	69	55	56	58
Estate and gift duties	2	2	2	2	2	2	2
Total Other Income Tax	1,272	1,342	1,560	1,635	1,564	1,507	1,582
Total Income Tax	28,625	29,554	32,373	33,591	34,815	34,829	37,197
Goods and Services Tax
Gross goods and services tax	15,768	16,906	16,675	17,462	18,166	19,017	20,048
Refunds	(6,313)	(6,870)	(6,719)	(7,112)	(7,468)	(7,780)	(8,118)
Total Goods and Services Tax	9,455	10,036	9,956	10,350	10,698	11,237	11,930
Other Taxation
Petroleum fuels excise	944	802	811	909	934	961	986
Tobacco excise	800	831	838	854	880	903	924
Customs duty	726	958	968	1,057	1,093	1,107	1,079
Road user charges	668	686	714	782	826	873	922
Alcohol excise	476	482	484	500	518	536	551
Gaming duties	260	299	289	285	291	296	300
Motor vehicle fees	223	211	205	224	224	230	239
Carbon charge	—	—	—	—	58	356	353
Energy resources levies	75	78	73	72	68	65	64
Approved issuer levy (AIL) and cheque duty	56	55	66	62	62	62	62
Total Other Indirect Taxation	4,228	4,402	4,448	4,745	4,954	5,389	5,480
Total Indirect Taxation	13,683	14,438	14,404	15,095	15,652	16,626	17,410
Total Tax Receipts Collected	42,308	43,992	46,777	48,686	50,467	51,455	54,607
Other Sovereign Receipts (cash)
ACC levies	2,008	1,936	2,130	2,063	2,146	2,213	2,267
Fire Service levies	233	232	241	242	244	245	246
EQC levies	79	81	81	82	82	83	83
Other levies	532	602	582	608	643	656	675
Total Other Sovereign Receipts	2,852	2,851	3,034	2,995	3,115	3,197	3,271
Total Sovereign Receipts	45,160	46,843	49,811	51,681	53,582	54,652	57,878

($ million)	2004 Actual	2005 Previous Budget	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast

NOTE 2: Sale of Goods and Services

The Statement of Segments shows the sale of goods and services as a total for each area of the Crown Estate (ie, total sales for core Crown, Crown entities and SOEs).  The total for Crown entities includes such items as lottery sales, housing rental, CRI sales and so on.  The total sales of SOEs represents the majority of their income from electricity generation and distribution services, postal services, advertising, air travel sales and so on.

NOTE 3: Investment Income

NZS Fund investment income	206	446	632	585	803	1,044	1,314
Other investment income	2,000	1,568	2,410	2,195	2,266	2,397	2,509
Student loans	447	503	498	547	599	653	708
Total Investment Income	2,653	2,517	3,540	3,327	3,668	4,094	4,531

NOTE 4: Other Revenue

Unrealised (losses)/gains arising from changes in the value of commercial forests	(40)	—	—	—	—	—	—
GSF contributions	110	100	102	84	74	64	55
Petroleum royalties	18	29	51	43	37	32	32
Cost recovery income from Fisheries	22	31	29	30	30	30	30
Other	1,906	1,865	2,021	2,133	2,125	2,163	2,161
Total Other Revenue	2,016	2,025	2,203	2,290	2,266	2,289	2,278

NOTE 5: Subsidies and Transfer Payments

Social assistance grants
New Zealand Superannuation	5,889	6,086	6,083	6,419	6,802	7,185	7,547
ACC payments	1,407	1,544	1,530	1,687	1,830	1,933	2,053
Unemployment Benefit	1,084	939	831	780	888	952	959
Domestic Purposes Benefit	1,569	1,577	1,547	1,490	1,498	1,534	1,558
Family Support	833	932	846	1,312	1,469	1,683	1,688
Student allowances	380	413	359	353	366	380	394
Other social assistance grants	3,931	4,339	4,180	4,446	4,717	4,903	5,070
Subsidies	110	135	118	125	128	128	128
Other transfer payments
Official development assistance	238	259	297	320	333	371	371
Other	25	25	32	37	37	37	37
Total Subsidies and Transfer Payments	15,466	16,249	15,823	16,969	18,068	19,106	19,805

($ million)	2004 Actual	2005 Previous Budget	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast

NOTE 6: Personnel Expenses

The Statement of Institutional Segments shows the personnel expenses as a total for each area of the total Crown (ie, total personnel expenses for core Crown, Crown entities and SOEs).

GSF pension costs (excluding liability movement)	975	1,042	1,034	1,043	1,077	1,104	1,125
Other pension expenses	90	90	108	123	124	126	127
Other personnel expenses	11,436	11,895	12,344	13,317	13,654	13,893	13,979
Total Personnel Expenses	12,501	13,027	13,486	14,483	14,855	15,123	15,231

NOTE 7: Operating Expenses

Operating expenses relate to those expenses incurred in the course of undertaking the functions and activities of every entity included in the Crown financial statements, excluding those separately identified in the Statement of Financial Performance and other notes.  Items disclosed separately are those required by accounting standards (and are expanded on further in the annual Crown financial statements).  These include depreciation, rental costs and goodwill amortised.

Other operating costs is the large residual.  Most of it represents the payment made for services provided by third parties (roading maintenance for example) or for raw materials (fuel, medicines or inventory for example).  It also includes other day-to-day operating costs.

Depreciation expense (by class of asset):
Buildings	749	803	788	857	863	877	877
Electricity distribution network	103	113	116	111	101	104	118
Electricity generation assets	146	183	181	212	236	257	258
Specialist military equipment (SME)	180	188	189	191	213	247	271
State highways	219	237	233	265	297	325	356
Aircraft (ex SME)	91	120	184	187	239	271	234
Other plant and equipment	789	799	774	856	921	965	978
Other assets	70	92	65	65	72	80	82
Total depreciation costs	2,347	2,535	2,530	2,744	2,942	3,126	3,174

Other operating items:
Rental and leasing costs	775	679	720	754	785	818	830
Change in provision for doubtful debts	459	74	1,002	512	538	616	633
Write off of bad debts	84	198	70	63	63	70	73
Goodwill amortised	78	47	96	94	92	92	90
Grants paid	309	310	348	350	367	378	379
Lottery prize payments	347	314	337	337	362	375	390
Loss/(gain) on sale of assets	(15)	—	—	—	—	—	—
Other operating expenses	18,278	20,154	20,138	22,531	23,308	23,907	24,167
Total operating expenses	22,662	24,311	25,240	27,385	28,457	29,382	29,736

NOTE 8: Forecast New Operating Spending

New operating spending up to Budget 2006	—	441	—	150	250	256	269
Forecast new operating spending	—	—	—	—	1,249	3,006	4,851
Total Forecast for Future New Spending	—	441	—	150	1,499	3,262	5,120

The forecast new operating spending represents an amount that indicates in broad terms the potential spending increases that could be introduced in each future budget round. The forecasts include $1.9 billion for Budget 2006, Budget 2007 and Budget 2008.  The remaining amounts are lower as some spending has already been allocated (e.g. as part of Health sector funding packages, the Defence funding package, Official Development Assistance and some Education funding), leaving indicative totals of around $1.2 billion for Budget 2006 and $1.8 billion for Budget 2007.

($ million)	2004 Actual	2005 Previous Budget	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast

NOTE 9: Cash and Marketable Securities, Deposits & Equity Investments

By category:
Total Cash	3,450	2,121	3,281	2,446	2,611	3,040	3,341
Marketable securities and deposits	15,178	12,372	20,119	20,976	19,901	19,586	19,739
Equity investments (e.g. shares)	8,446	10,067	10,791	13,089	15,605	18,354	21,363
Reserve position at the International Monetary Fund	1,012	857	702	710	719	729	741
Total MSDs and Equity Investments	24,636	23,296	31,612	34,775	36,225	38,669	41,843
Total Cash and MSDs & Equity Investments	28,086	25,417	34,893	37,221	38,836	41,709	45,184
By portfolio management:
Reserve Bank and DMO managed funds	11,313	7,802	14,827	14,828	12,671	11,330	10,329
New Zealand Superannuation Fund	3,410	5,692	5,571	8,132	11,002	14,025	17,427
Government Superannuation Fund	3,019	3,032	3,235	3,302	3,363	3,413	3,454
ACC portfolio	4,276	4,277	5,605	6,075	6,581	7,096	7,600
EQC portfolio	1,589	1,559	1,553	1,649	1,787	1,937	2,101
Other holdings	1,029	934	821	789	821	868	932
Total MSDs and Equity Investments	24,636	23,296	31,612	34,775	36,225	38,669	41,843

The asset values above are net of any cross-holdings.  For example the asset portfolios of the NZS Fund, GSF, EQC and ACC currently all hold amounts of NZ Government Stock.  For financial reporting purposes these amounts are eliminated within the consolidated financial statements.  The total portfolios are shown below, along with commentary on the restricted nature of some of the assets (for example the GSF assets are only available for the payment of GSF benefits – because of the restricted nature of these assets they are excluded from the definition of net debt).

Nature of financial assets – some are restricted in their purpose

Within the financial assets above, several portfolios are restricted in their nature in that they are only available to meet very specified purposes and are not available (by statute or other reasons) for general use by the Crown.  It is for this reason that such assets are excluded from the definition of net debt – one of the Crown’s key fiscal policy indicators.

New Zealand Superannuation Fund

The assets of the NZS Fund is the Government’s means of building up assets to partially pre-fund future NZS expenses and may only be used for NZ Superannuation.  The Government’s contributions to the NZS Fund are calculated over a 40-year rolling horizon to ensure Superannuation entitlements over the next 40 years can be met.

Government Superannuation Fund

The GSF Authority administers the financial assets of the GSF totalling around $3.4 billion (30 June 2004).  These assets result from contributions by employees built up through time and can only be applied to the ongoing payment of GSF benefits (as provided by the GSF Act).  Also refer Note 15 Outstanding Liability associated with GSF benefits.

EQC – Natural Disaster Fund (NDF)

The EQC is New Zealand’s primary provider of seismic disaster insurance to residential property owners.  EQC administers the NDF, comprising capital and reserves. EQC draws on the NDF money to pay out claims for damage caused by natural disasters.

ACC portfolio

The ACC manages the ACC scheme.  At present there is a substantial outstanding claims liability associated with past claims in excess of $9.3 billion (30 June 2004) and it is expected to increase.  To manage the payment of these claims in the future, ACC is building up a matching portfolio of assets.  The target is to have the residual claims fully funded by 2014.  Also refer Note 16 Outstanding Claims Liability.

Individual portfolio information (including cross holdings of NZ Government Stock)

NZS Fund	3,956	6,323	6,555	9,364	12,448	15,860	19,685
GSF financial assets	3,375	3,400	3,522	3,587	3,655	3,711	3,759
ACC portfolio	6,176	6,186	7,635	8,314	9,045	9,788	10,517
EQC portfolio	4,367	4,602	4,533	4,837	5,196	5,582	5,996

($ million)	2004 Actual	2005 Previous Budget	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast

NOTE 10: Advances

Student loans (see analysis below)	5,995	6,864	6,476	7,077	7,684	8,304	8,928
Kiwibank deposits	1,038	1,581	1,851	2,615	3,189	3,189	3,189
Residential care loans	72	73	77	82	87	91	96
Maori development rural lending	48	48	51	51	51	51	51
Other	292	355	404	402	420	433	436
Total Advances	7,445	8,921	8,859	10,227	11,431	12,068	12,700
Analysis of Student Loans
Outstanding balance
Total loans outstanding (including interest)	6,821	7,775	7,499	8,182	8,873	9,577	10,287
Total provisions (capital and interest)	(826)	(911)	(1,023)	(1,105)	(1,189)	(1,273)	(1,359)
Total Student Loans	5,995	6,864	6,476	7,077	7,684	8,304	8,928

Movement during the year
Opening balance	5,370	6,095	5,995	6,476	7,077	7,684	8,304
Amount advanced in current year	999	1,100	971	1,040	1,087	1,137	1,189
Interest accrued on outstanding loan balances	447	503	498	547	599	653	708
Repayment of base capital	(294)	(334)	(313)	(402)	(449)	(498)	(551)
Repayment of accrued interest	(216)	(204)	(259)	(253)	(286)	(321)	(358)
Interest written off and movement in provision for interest write-offs and doubtful debts	(319)	(304)	(424)	(339)	(352)	(359)	(372)
Other movements	8	8	8	8	8	8	8
Closing Balance	5,995	6,864	6,476	7,077	7,684	8,304	8,928

NOTE 11: Receivables

Taxes receivable	5,843	5,577	5,580	5,585	5,515	5,434	5,349
Accounts receivable	4,294	3,996	3,929	4,269	4,541	4,797	5,064
Receivable from the sale and purchase of Maui gas	156	114	121	70	31	11	5
Prepayments	294	265	472	245	242	242	242
Total Receivables	10,587	9,952	10,102	10,169	10,329	10,484	10,660

NOTE 12: Other Investments

International Bank for Reconstruction and Development	82	79	74	74	74	74	74
Asian Development Bank	89	81	79	79	79	79	79
Other	88	93	68	68	68	68	68
Total Other Investments	259	253	221	221	221	221	221

($ million)	2004 Actual	2005 Previous Budget	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast

NOTE 13: Property, Plant and Equipment

By Type
Gross Carrying Value
Land (valuation)	9,509	6,891	9,669	9,947	10,064	10,218	10,357
Properties intended for sale (valuation)	464	478	442	427	442	458	466
Buildings (valuation)	18,138	18,731	19,018	21,031	22,293	23,321	24,428
Electricity distribution network (valuation)	2,409	2,466	2,136	2,231	2,479	2,756	3,055
Electricity generation assets (valuation)	4,915	6,259	6,274	7,032	7,723	8,344	9,086
Aircraft (ex SME) (valuation)	1,149	1,367	1,594	2,880	3,415	3,567	3,703
State highways (valuation)	13,082	13,445	13,612	14,353	15,167	16,030	17,062
Specialist military equipment (valuation)	2,780	3,038	3,032	3,660	3,920	4,044	4,039
Other plant and equipment (cost)	8,402	9,805	8,636	9,614	10,378	11,060	11,782
Other assets (valuation)	5,262	5,345	5,169	5,305	5,502	5,653	5,677
Total Gross Carrying Value	66,110	67,825	69,582	76,480	81,383	85,451	89,655
Accumulated Depreciation
Buildings	1,356	2,822	1,886	2,708	3,535	4,194	5,045
Electricity distribution network	451	386	213	313	402	494	598
Electricity generation assets	416	791	564	767	995	1,243	1,493
Aircraft (ex SME)	—	98	184	371	610	881	1,115
State highways	—	447	234	499	795	1,120	1,477
Specialist military equipment	482	671	621	812	1,026	1,273	1,544
Other plant and equipment	5,141	5,931	4,983	5,655	6,408	7,198	8,048
Other assets	324	485	295	307	326	345	366
Total Accumulated Depreciation	8,170	11,631	8,980	11,432	14,097	16,748	19,686
Net Carrying Value
Land (valuation)	9,509	6,891	9,669	9,947	10,064	10,218	10,357
Properties intended for sale (valuation)	464	478	442	427	442	458	466
Buildings (valuation)	16,782	15,909	17,132	18,323	18,758	19,127	19,383
Electricity distribution network (valuation)	1,958	2,080	1,923	1,918	2,077	2,262	2,457
Electricity generation assets (valuation)	4,499	5,468	5,710	6,265	6,728	7,101	7,593
Aircraft (ex SME) (valuation)	1,149	1,269	1,410	2,509	2,805	2,686	2,588
State highways (valuation)	13,082	12,998	13,378	13,854	14,372	14,910	15,585
Specialist military equipment (valuation)	2,298	2,367	2,411	2,848	2,894	2,771	2,495
Other plant and equipment (cost)	3,261	3,874	3,653	3,959	3,970	3,862	3,734
Other assets (valuation)	4,938	4,860	4,874	4,998	5,176	5,308	5,311
Total Net Carrying Value	57,940	56,194	60,602	65,048	67,286	68,703	69,969
By Holding
Freehold assets	57,357	55,810	60,230	64,707	66,968	68,385	69,651
Leasehold assets	583	384	372	341	318	318	318
Net carrying value	57,940	56,194	60,602	65,048	67,286	68,703	69,969

NOTE 14: Payables and Provisions

Accounts payable and accruals	7,493	5,425	7,786	8,453	8,931	9,182	9,342
Taxes repayable	2,355	2,134	2,766	2,765	2,765	2,765	2,765
Provisions	485	507	552	552	564	565	586
National Provident Fund guarantee	891	882	944	944	944	944	944
Provisions for employee entitlements	1,262	1,179	1,285	1,294	1,304	1,302	1,292
Total Payables and Provisions	12,486	10,127	13,333	14,008	14,508	14,758	14,929

NOTE 15 Revaluation reserves

Asset Revaluation Reserves

Opening Balance	15,624	15,682	19,838	20,458	20,458	20,458	20,458
Net revaluations
Land and buildings	3,855	—	18	—	—	—	—
State highways	308	—	—	—	—	—	—
Electricity generatioon assets	—	—	600	—	—	—	—
Other assets	50	—	—	—	—	—	—
Total Net Revaluations	4,213	—	618	—	—	—	—
Transfer to taxpayer funds	1	—	2	—	—	—	—
Closing Balance	19,838	15,682	20,458	20,458	20,458	20,458	20,458

($ million)	2004 Actual	2005 Previous Budget	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast

NOTE 16: Core Crown

Reconciliation of Core Crown Forecast Net Cash Flows from Operations with Forecast Net Cash Proceeds from Domestic Bonds(flows of the NZS Fund and GSF are excluded)

Core Crown Cash Flows from Operations
Total tax receipts	42,777	44,720	47,512	49,491	51,325	52,399	55,658
Total other sovereign receipts	428	488	478	503	539	553	571
Interest, profits and dividends	1,129	848	1,549	1,059	1,150	1,249	1,376
Sale of goods & services and other receipts	534	668	1,220	1,239	1,230	1,219	1,213
Subsidies and transfer payments	(14,250)	(14,701)	(14,311)	(15,515)	(16,528)	(17,492)	(18,072)
Personnel and operating expenses	(23,198)	(24,729)	(25,765)	(27,783)	(29,201)	(30,054)	(30,234)
Finance costs	(1,977)	(1,892)	(1,983)	(1,992)	(1,763)	(1,763)	(1,803)
Forecast new operating spending	—	(441)	—	(150)	(1,499)	(3,262)	(5,120)
Net Cash Flows from Core Crown Operations	5,443	4,961	8,700	6,852	5,253	2,849	3,589
Net purchase of physical assets	(1,299)	(1,277)	(1,373)	(2,173)	(1,269)	(965)	(824)
Net increase in advances	(1,725)	(857)	(628)	(790)	(933)	(877)	(680)
Net purchase of investments	(20)	(800)	(670)	(448)	(291)	(193)	(84)
Contribution to the NZS Fund	(1,879)	(2,107)	(2,107)	(2,337)	(2,438)	(2,573)	(2,770)
Purchase of Reserve Bank reserves	—	(500)	(766)	(500)	(500)	(200)	—
Forecast new capital spending	—	(228)	—	(56)	(569)	(656)	(577)
Available to Repay Debt/(Required to be Financed)	520	(808)	3,156	548	(747)	(2,615)	(1,346)
Financed by:

Other net sale/(purchase) of marketable securities and deposits	541	2,450	(3,228)	(186)	2,058	1,279	743
Total Operating and Investing Activities	1,061	1,642	(72)	362	1,311	(1,336)	(603)
Used in:
Net (repayment)/issue of other New Zealand-dollar borrowing	2	(1,349)	(1,455)	(1,000)	(996)	(783)	1,080
Decrease/(increase) in cash	(250)	(3)	(132)	174	(88)	(36)	(27)
Issue of circulating currency	114	—	275	—	—	—	—
Net issue/(repayment) of foreign-currency borrowing	(216)	211	1,914	838	500	105	—
	(350)	(1,141)	602	12	(584)	(714)	1,053
Net Cash Inflow/(Outflow) to be Offset by Domestic Bonds	711	501	530	374	727	(2,050)	450
Gross Cash Proceeds from Domestic Bonds
Domestic bonds (market)	2,212	2,311	2,146	2,200	2,050	2,050	2,050
Domestic bonds (non-market)	478	248	459	375	376	—	75
Total Gross Cash Proceeds from Domestic Bonds	2,690	2,559	2,605	2,575	2,426	2,050	2,125
Repayment of domestic bonds (market)	(3,044)	(2,797)	(2,797)	(2,574)	(2,777)	—	(2,500)
Repayment of domestic bonds (non-market)	(357)	(263)	(338)	(375)	(376)	—	(75)
Net Cash (Repayments of)/Proceeds from Domestic Bonds	(711)	(501)	(530)	(374)	(727)	2,050	(450)

4

Core Crown Expense Tables

Core Crown Expenses

Table 4.1 – Expenses indicators

Expenses ($ million)	2004 Actual	2005 Forecast	2006 Forecast	2007 Forecast	2008 Forecast	2009 Forecast
Core Crown	41.6	46.3	48.4	51.5	55.0	57.5
Core Crown (excluding GSF valuation)	41.9	45.8	48.4	51.5	55.0	57.5
(% of GDP)
Core Crown	29.7	31.0	31.0	31.8	32.5	32.4
Core Crown (excluding GSF valuation)	29.9	30.7	31.0	31.8	32.5	32.4

Source:                          The Treasury

Core Crown operating expenses (excluding valuation items) are expected to rise by around 1.7% of GDP from 30.7% in 2004/05 to 32.4% of GDP by 2008/09.  This represents the continuing impact of the 2004 Budget (which has a larger impact on expenses going forward, reflecting the implementation phase of the Working for Families initiative), the 2005 Budget and spending allocated for future Budgets.

Figure 4.1 – Core expenses excluding valuations ($ and % of GDP)

Source:                          The Treasury

The core Crown spending areas of health and education have been allocated a significant portion of the 2005 Budget.  In part this reflects the current spending pressures within these sectors.

Health expenses as a percentage of GDP are forecast to increase from 5.7% to 6.2% between 2000/01 and 2005/06, while education expenses as a percentage of GDP are forecast to increase from 5.2% to 5.5% over the same period.  By contrast, social security and welfare expenses are expected to decrease as a percentage of GDP due to minimal growth in beneficiary numbers.

Figure 4.2 – Core Crown functional expenses as a percentage of GDP (excluding valuations)

Source:                          The Treasury

Finance costs have also decreased as a percentage of GDP, due to a decrease in the level of borrowings and changes in interest rates between 2000/01 and 2005/06.

Health spending as a proportion of core Crown expenses are forecast to increase from 18.2% in 2000/01 to 20% by 2005/06.  Education spending as a proportion of core Crown spending is also expected to increase from 16.8% in 2000/01 to 18% by 2005/06.

Figure 4.3 – Core Crown functional expenses as a percentage of total expenses (excluding valuations)

Source:                          The Treasury

In nominal terms, core Crown expenses are expected to increase by around $11.2 billion between 2004/05 and 2008/09.  Removing the GSF liability movements, expenses are forecast to increase by $11.7 billion over the same period.  The major drivers of these expense increases are indexation of benefits, the 2005 Budget package and forecast new spending for future Budgets.

Expense Tables

Table 4.2 – Core Crown expenses by category

$ million)	1999/2000 Actual	2000/01 Actual	2001/02 Actual	2002/03 Actual	2003/04 Actual	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast	2007/08 Forecast	2008/09 Forecast
Social security and welfare	12,883	13,207	13,485	13,907	14,252	14,673	15,637	16,601	17,586	18,157
GSF	736	1,112	1,409	2,625	660	2,438	1,019	1,019	1,011	1,000
Health	6,146	6,660	7,032	7,501	8,111	8,813	9,706	10,152	10,229	10,284
Education	5,712	6,136	6,473	7,016	7,585	8,119	8,683	8,948	9,120	9,174
Core government services	1,642	1,798	1,540	1,780	1,741	2,213	2,127	2,101	2,112	2,111
Law and order	1,509	1,541	1,733	1,734	1,843	1,977	2,189	2,243	2,266	2,273
Defence	1,163	1,242	1,162	1,199	1,311	1,236	1,361	1,431	1,501	1,578
Transport and communications	929	905	989	1,408	1,461	1,605	2,003	2,207	2,457	2,552
Economic and industrial services	881	1,037	1,013	1,054	1,192	1,450	1,729	1,733	1,876	1,744
Primary services	256	279	304	355	368	394	448	419	421	420
Heritage, culture and recreation	427	400	434	515	634	981	821	763	760	760
Housing and community	63	50	93	102	139	163	214	259	259	249
Other	46	75	110	75	52	32	117	117	117	117
Finance costs	2,205	2,304	2,118	2,360	2,252	2,274	2,245	1,975	2,044	1,978
Net foreign exchange (gains)/losses	(62)	(47)	75	118	7	(51)	—	—	—	—
New operating spending for the 2005 Budget	—	—	—	—	—	—	150	250	256	269
Forecast new operating spending	—	—	—	—	—	—	—	1,249	3,006	4,851
Core Crown Expenses	34,536	36,699	37,970	41,749	41,608	46,317	48,449	51,467	55,021	57,517

Source:                          The Treasury

Table 4.3 – Social security and welfare

($ million)	1999/ 2000 Actual	2000/01 Actual	2001/02 Actual	2002/03 Actual	2003/04 Actual	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast	2007/08 Forecast	2008/09 Forecast
Welfare benefits	12,072	12,385	12,614	12,884	13,181	13,326	14,313	15,290	16,197	16,748
Social rehabilitation & compensation	67	60	87	146	118	152	133	135	137	141
Departmental expenses	634	618	657	666	705	781	864	819	810	801
Other non-departmental expenses	110	144	127	211	248	414	327	357	442	467
Core Crown Social Security and Welfare	12,883	13,207	13,485	13,907	14,252	14,673	15,637	16,601	17,586	18,157

Source:                          The Treasury

Table 4.4 – New Zealand superannuation and welfare benefits

($ million)	1999/2000 Actual	2000/01 Actual	2001/02 Actual	2002/03 Actual	2003/04 Actual	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast	2007/08 Forecast	2008/09 Forecast
New Zealand Superannuation	5,068	5,273	5,450	5,642	5,889	6,083	6,419	6,802	7,185	7,547
Domestic Purposes Benefit	1,433	1,444	1,501	1,520	1,569	1,547	1,491	1,498	1,534	1,558
Unemployment Benefit	—	—	1,369	1,274	1,084	831	780	888	952	959
Community Wage	1,937	1,849	—	—	—	—	—	—	—	—
Accommodation Supplement	867	795	720	706	702	750	815	851	883	904
Invalids Benefit	677	745	832	914	976	1,026	1,086	1,147	1,218	1,281
Sickness Benefit	—	—	375	421	470	510	537	568	605	638
Disability Allowance	204	210	224	241	257	267	270	291	312	331
Transitional Retirement Benefit	125	127	97	47	11	—	—	—	—	—
Income Related Rents	—	161	274	296	340	370	391	411	431	449
Family Support	899	878	848	862	833	846	1,312	1,469	1,683	1,688
Child Tax Credit	167	161	157	143	155	141	150	58	27	25
Special Benefit	35	40	49	82	140	175	149	67	34	22
In Work Payment	—	—	—	—	—	—	57	289	350	356
Benefits paid in Australia	147	171	159	121	103	91	80	70	60	52
Paid Parental Leave	—	—	—	56	63	76	98	135	137	141
Other benefits	513	531	559	559	589	613	678	746	786	797
Total Welfare Benefits	12,072	12,385	12,614	12,884	13,181	13,326	14,313	15,290	16,197	16,748

Source:                          The Treasury

Table 4.5 – Beneficiary numbers

(Thousands)	1999/2000 Actual	2000/01 Actual	2001/02 Actual	2002/03 Actual	2003/04 Actual	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast	2007/08 Forecast	2008/09 Forecast
New Zealand Superannuation	456	449	448	454	461	474	480	493	503	514
Domestic Purposes Benefit	111	110	110	110	110	106	107	105	104	104
Unemployment Benefit	—	—	140	126	104	60	72	79	82	81
Community Wage	200	189	—	—	—	—	—	—	—	—
Accommodation Supplement	324	297	270	261	249	242	251	259	265	268
Invalids Benefit	53	58	62	67	70	75	76	78	81	84
Sickness Benefit	—	—	35	38	42	45	47	48	50	52

Source:                          The Treasury

Table 4.6 – GSF Pension Expenses

($ million)	1999/2000 Actual	2000/01 Actual	2001/02 Actual	2002/03 Actual	2003/04 Actual	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast	2007/08 Forecast	2008/09 Forecast
Pension expenses	937	948	973	978	975	1,034	1,043	1,077	1,104	1,125
Revaluation of Unfunded Liability	(201)	164	436	1,647	(315)	1,404	(24)	(58)	(93)	(125)
Core Crown GSF	736	1,112	1,409	2,625	660	2,438	1,019	1,019	1,011	1,000

Source:                          The Treasury

Table 4.7 – Health

($ million)	1999/2000 Actual	2000/01 Actual	2001/02 Actual	2002/03 Actual	2003/04 Actual	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast	2007/08 Forecast	2008/09 Forecast
Departmental outputs	59	116	136	148	161	157	153	144	143	142
Health service purchasing	5,688	6,138	6,307	6,783	7,452	8,113	9,020	9,488	9,571	9,616
Other non-departmental outputs	106	88	61	59	71	160	123	109	91	91
Health payments to ACC	264	291	484	482	409	356	380	382	394	406
Other expenses	29	27	44	29	18	27	30	29	30	29
Core Crown Health Expenses	6,146	6,660	7,032	7,501	8,111	8,813	9,706	10,152	10,229	10,284

Source:                          The Treasury

Table 4.8 – Health service purchasing

($ million)	1999/2000 Actual	2000/01 Actual	2001/02 Actual	2002/03 Actual	2003/04 Actual	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast	2007/08 Forecast	2008/09 Forecast
Payments to District Health Boards	4,119	4,476	4,936	5,328	6,441	7,261	8,107	8,590	8,668	8,707
National Disability Support Services	1,464	1,550	1,170	1,260	793	620	652	636	634	634
Public Health Service Purchasing	105	112	201	195	218	232	261	262	269	275
Total Health Servicing Purchasing	5,688	6,138	6,307	6,783	7,452	8,113	9,020	9,488	9,571	9,616

Source:                          The Treasury

Table 4.9 – Health-related payments to ACC

($ million)	1999/2000 Actual	2000/01 Actual	2001/02 Actual	2002/03 Actual	2003/04 Actual	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast	2007/08 Forecast	2008/09 Forecast
Petrol excise	67	67	69	69	—	—	—	—	—	—
Medical treatment	197	224	415	413	409	356	380	382	394	406
Total Health related payments	264	291	484	482	409	356	380	382	394	406

Source:                          The Treasury

Table 4.10 – Education

($ million)	1999/2000 Actual	2000/01 Actual	2001/02 Actual	2002/03 Actual	2003/04 Actual	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast	2007/08 Forecast	2008/09 Forecast
Early childhood education	289	319	343	373	393	478	523	574	670	694
Primary and secondary schools	3,028	3,261	3,325	3,449	3,692	3,865	4,202	4,334	4,334	4,314
Tertiary funding	1,758	1,992	2,225	2,470	2,535	2,656	2,838	2,943	3,031	3,075
Departmental expenses	396	419	467	621	679	740	792	783	775	774
Other education expenses	241	145	113	103	286	380	328	314	310	317
Core Crown Education	5,712	6,136	6,473	7,016	7,585	8,119	8,683	8,948	9,120	9,174

Source:                          The Treasury

Table 4.11 – Primary and secondary education

($ million)	1999/2000 Actual	2000/01 Actual	2001/02 Actual	2002/03 Actual	2003/04 Actual	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast	2007/08 Forecast	2008/09 Forecast
Primary	1,540	1,705	1,706	1,749	1,884	1,875	2,089	2,156	2,151	2,138
Secondary	1,166	1,202	1,182	1,269	1,385	1,549	1,630	1,685	1,688	1,685
School transport	89	96	98	103	106	110	114	116	117	118
Special needs support	233	258	251	227	221	227	250	259	260	257
Professional Development	—	—	76	86	84	93	104	103	103	101
Schooling Improvement	—	—	12	15	12	12	15	15	15	15
Total Schools Funding	3,028	3,261	3,325	3,449	3,692	3,865	4,202	4,334	4,334	4,314
Places (year)	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009
Primary	465,863	463,000	465,000	469,000	464,000	458,000	455,000	452,000	450,000	452,000
Secondary	249,905	251,000	257,000	265,000	277,000	285,000	289,000	289,000	289,000	288,000

Sources:                    Ministry of Education, The Treasury

Table 4.12 – Tertiary education

($ million)	1999/2000 Actual	2000/01 Actual	2001/02 Actual	2002/03 Actual	2003/04 Actual	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast	2007/08 Forecast	2008/09 Forecast
Tuition	1,082	1,344	1,515	1,729	1,770	1,785	2,023	2,100	2,180	2,193
Other tertiary funding	143	30	36	62	66	71	123	125	112	116
Total Tertiary Education and Training	1,225	1,374	1,551	1,791	1,836	1,856	2,146	2,225	2,292	2,309
Tertiary student allowances	376	391	401	388	380	359	353	366	380	394
Student loan provision and write-offs	157	227	273	291	319	441	339	352	359	372
Total Tertiary Funding	1,758	1,992	2,225	2,470	2,535	2,656	2,838	2,943	3,031	3,075
Places (year)	2000	2001	2002	2003	2004	2005	2006	2007	2008	2009
EFT Students	175,706	193,660	219,239	245,152	247,975	251,858	262,762	266,443	272,448	275,084

Sources:                    Ministry of Education, The Treasury

Table 4.13 – Core government services

($ million)	1999/2000 Actual	2000/01 Actual	2001/02 Actual	2002/03 Actual	2003/04 Actual	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast	2007/08 Forecast	2008/09 Forecast
Official development assistance	218	226	223	230	237	297	340	333	371	371
Indemnity and guarantee expenses	10	253	—	197	9	53	—	—	—	—
Departmental expenses	867	901	907	1,025	1,096	1,145	1,300	1,268	1,259	1,255
Science expenses	367	226	202	250	283	151	157	158	160	162
Other expenses	180	192	208	78	116	567	330	342	322	323
Total Core Crown Core Government Services	1,642	1,798	1,540	1,780	1,741	2,213	2,127	2,101	2,112	2,111

Source:                          The Treasury

Table 4.14 – Law and order (13)

($ million)	1999/2000 Actual	2000/01 Actual	2001/02 Actual	2002/03 Actual	2003/04 Actual	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast	2007/08 Forecast	2008/09 Forecast
Departmental expenses:
Police	762	724	755	800	844	896	961	964	954	954
Ministry of Justice	12	13	15	15	178	257	315	322	326	331
Department of Corrections	328	369	412	403	439	483	550	570	592	595
Department for Courts	174	181	189	211	53	—	—	—	—	—
Other departments	65	67	71	77	81	72	66	75	68	68
Total Departments	1,341	1,354	1,442	1,506	1,595	1,708	1,892	1,931	1,940	1,948
Non-departmental outputs	130	159	178	177	178	226	251	267	273	272
Other expenses	38	28	113	51	70	43	46	45	53	53
Core Crown Law and Order	1,509	1,541	1,733	1,734	1,843	1,977	2,189	2,243	2,266	2,273

Source:                          The Treasury

Table 4.15 – Defence

($ million)	1999/2000 Actual	2000/01 Actual	2001/02 Actual	2002/03 Actual	2003/04 Actual	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast	2007/08 Forecast	2008/09 Forecast
NZDF Core expenses	996	1,058	1,076	1,095	1,182	1,164	1,296	1,370	1,447	1,524
NZDF write-offs	77	104	—	23	72	—	—	—	—	—
NZDF East Timor deployment	22	22	20	20	—	—	—	—	—	—
MSD East Timor deployment	17	22	23	13	12	10	8	2	—	—
Other departments	51	36	43	48	45	62	57	59	54	54
GST on defence acquisitions	—	—	—	—	—	—	—	—	—	—
Core Crown Defence	1,163	1,242	1,162	1,199	1,311	1,236	1,361	1,431	1,501	1,578

Source:                          The Treasury

(13)                  Courts merged with Justice on 1 October 2003.

Table 4.16 – Transport and communications

($ million)	1999/2000 Actual	2000/01 Actual	2001/02 Actual	2002/03 Actual	2003/04 Actual	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast	2007/08 Forecast	2008/09 Forecast
Transfund	803	775	817	1,131	1,222	1,352	1,620	1,930	2,173	2,294
Departmental outputs	70	75	78	80	83	85	104	104	103	103
Other non-departmental expenses	50	46	49	61	84	62	128	91	99	105
Goodwill amortisation	—	—	23	47	47	47	47	47	47	47
Rail write-offs	—	—	—	81	19	—	—	—	—	—
Rail costs	—	—	—	—	3	56	96	33	33	1
Other expenses	6	9	22	8	3	3	8	2	2	2
Core Crown Transport	929	905	989	1,408	1,461	1,605	2,003	2,207	2,457	2,552

Source:                          The Treasury

Table 4.17 – Economic and industrial

($ million)	1999/2000 Actual	2000/01 Actual	2001/02 Actual	2002/03 Actual	2003/04 Actual	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast	2007/08 Forecast	2008/09 Forecast
Departmental outputs	374	422	414	424	478	508	576	550	549	544
Employment initiatives	209	204	209	217	222	224	243	251	252	253
Non-departmental outputs	144	324	282	277	444	658	782	713	705	708
Flood relief	—	—	—	—	15	50	—	—	—	—
Savings package	—	—	—	—	—	—	33	132	289	158
Other expenses	154	87	108	136	33	10	95	87	81	81
Core Crown Economic and Industrial Services	881	1,037	1,013	1,054	1,192	1,450	1,729	1,733	1,876	1,744

Source:                          The Treasury

Table 4.18 – Employment initiatives

($ million)	1999/2000 Actual	2000/01 Actual	2001/02 Actual	2002/03 Actual	2003/04 Actual	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast	2007/08 Forecast	2008/09 Forecast
Training incentive allowance	35	36	36	37	42	36	43	44	43	43
Community employment projects	18	17	21	21	16	6	—	—	—	—
Subsidised work	103	95	92	95	100	102	110	113	113	113
Employment support for disabled	50	53	60	61	61	74	84	88	90	91
Other employment assistance schemes	3	3	—	3	3	6	6	6	6	6
Total Employment Initiative Expenses	209	204	209	217	222	224	243	251	252	253

Source:                          The Treasury

Table 4.19 – Primary services

($ million)	1999/2000 Actual	2000/01 Actual	2001/02 Actual	2002/03 Actual	2003/04 Actual	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast	2007/08 Forecast	2008/09 Forecast
Departmental expenses	182	194	220	265	269	288	309	297	296	295
Non-departmental outputs	54	61	75	80	81	101	126	115	118	118
Other expenses	20	24	9	10	18	5	13	7	7	7
Core Crown Primary Services	256	279	304	355	368	394	448	419	421	420

Source:                          The Treasury

Table 4.20 – Heritage, culture and recreation

($ million)	1999/2000 Actual	2000/01 Actual	2001/02 Actual	2002/03 Actual	2003/04 Actual	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast	2007/08 Forecast	2008/09 Forecast
Community grants	18	18	6	6	3	5	7	7	7	7
Kyoto protocol	—	—	—	—	—	310
Departmental outputs	199	206	212	253	269	292	353	331	335	338
Non-departmental outputs	137	159	130	212	258	272	370	342	341	340
Other expenses	73	17	86	44	104	102	91	83	77	75
Core Crown Heritage, Culture and Recreation	427	400	434	515	634	981	821	763	760	760

Source:                          The Treasury

Table 4.21 – Housing and community development

($ million)	1999/2000 Actual	2000/01 Actual	2001/02 Actual	2002/03 Actual	2003/04 Actual	2004/05 Forecast	2005/06 Forecast	2006/07 Forecast	2007/08 Forecast	2008/09 Forecast
Housing subsidies	1	—	22	25	27	31	27	28	28	28
Departmental outputs	27	35	51	57	77	99	129	121	117	116
Other non-departmental expenses	40	15	20	20	35	33	58	110	114	105
Core Crown Housing and Community Development	63	50	93	102	139	163	214	259	259	249

Source:                          The Treasury

Glossary of Terms

ACC unfunded liability

The future cost of past ACC claims, less the asset reserves held to meet these claims. The ACC outstanding claims liability is the gross liability of the future cost of past ACC claims.

Baselines

The level of funding approved for any given spending area (eg, Education).  All amounts within baselines are included in the forecasts.

Contingent liability

Contingent liabilities are costs, which the Crown will have to face if a particular event occurs.  Typically, contingent liabilities consist of guarantees and indemnities, legal disputes and claims, and uncalled capital.

Core Crown

The core Crown represents the revenues, expenses, assets and liabilities of departments, the Reserve Bank, GSF and the NZS Fund.

Corporate tax

The sum of net company tax, non-resident withholding tax (NRWT) and foreign dividend withholding payments (FDWP).

Current account (Balance of Payments)

A measure of the flows of income between New Zealand and the rest of the world.  A net inflow to New Zealand is a current account surplus, while a net outflow is a deficit.  The current account balance is commonly expressed as a percentage of GDP.

Customs duty

Duty levied on the imports of certain goods.

Cyclically adjusted or structural fiscal balance

An estimate of a fiscal balance (eg, OBERAC) adjusted for short-term fluctuations of actual GDP around the productive potential of the economy.  The estimate provides a picture of the underlying trend fiscal position and an indication of the effects of policy decisions.  Because it is based on a number of assumptions and is sensitive to new information, the estimate is subject to some uncertainty.  Trends in the cyclically adjusted balance are, however, more reliable.

Demographic changes

Changes to the structure of the population, for example the age, sex or ethnic make-up of the population.

Domestic bond programme

The amount of new government stock (taking into account the repayment of maturing government stock) expected to be issued over the financial year to fund the Government’s cash flow requirements.

Excise duties

Tax levied on the domestic production of alcohol, tobacco and light petroleum products (CNG, LPG and petrol).

Financial assets

Either cash or shares (equity) or a right to receive a financial instrument, which can be converted to cash (see net Crown debt).

Fiscal Objectives (long-term)

The Government’s long-term goals for operating expenses, operating revenue, the operating balance, debt and net worth, as required by the Public Finance Act 1989.  The objectives must be consistent with the principles of responsible fiscal management outlined in the Act.

Forecast new capital spending

An amount provided in the forecasts to represent the balance sheet impact of capital initiatives expected to be introduced over the forecast period.

Forecast new operating spending

An amount included in the forecasts to provide for the operating balance impact of policy initiatives and changes to demographics and other forecasting changes expected to occur over the forecast period.

Fringe benefit tax (FBT)

Tax levied on non-cash benefits provided to employees as part of remuneration packages.

Gross Crown debt

Total borrowings (financial liabilities).

Gross domestic product (GDP)

A measure of the value of all goods and services produced in New Zealand; changes in GDP measure growth in economic activity or output.  GDP can be measured as the actual dollar value of goods and services measured at today’s prices (nominal GDP), or excluding the effects of price changes over time (real GDP).

Gross domestic product (expenditure)

This is the sum of total final expenditures on goods and services in the economy.

Gross national expenditure (GNE)

Measures total expenditure on goods and services by New Zealand residents.

Gross Sovereign-Issued Debt (GSID)

Gross sovereign-issued debt is debt issued by the sovereign (ie, core Crown) and includes Government stock held by the NZS Fund, GSF, ACC or EQC for example.  The Government’s debt objective uses this measure of debt.

Labour productivity

Measures output per input of labour (where labour inputs might be measured as hours worked or people).

Line-by-line consolidation

This is a term used to refer to the general approach to the presentation of the Crown financial statements.  It means that the revenues, expenses, assets and liabilities of all departments, the Reserve Bank, SOEs and Crown entities are included in the Crown financial statements.

Marketable securities and deposits

Assets held with financial institutions.  These assets are held for both cash flow and investment purposes, and include any funds the Government has invested in the International Monetary Fund.

Monetary conditions

The combination of interest rates and the exchange rate.

Monetary policy

Action taken by the Reserve Bank to affect interest rates and the exchange rate in order to control inflation.  Tightening monetary policy refers to actions taken by the Reserve Bank to raise interest rates (which can influence the exchange rate) in order to moderate demand pressures to reduce inflationary pressures.

Net Crown debt

Borrowings (financial liabilities) less cash and bank balances, marketable securities and deposits, and advances (financial assets).  Net debt excludes the assets of the NZS Fund and GSF.  Net Crown debt is a measure of the Core Crown.

Net worth

Assets less liabilities (also referred to as Crown balance).

Operating allowance

The amount included in the Fiscal Strategy Report projections for new spending and cost pressures.  The allowance is a projection assumption.

Operating balance

The operating balance is the residual of revenues less expenses plus surpluses from state-owned enterprises and Crown entities.  It is the Government’s operating profit or loss.

Operating balance excluding revaluation and accounting policy changes (OBERAC)

The OBERAC is the operating balance adjusted for revaluation movements and accounting policy changes.  It provides a measure of underlying stewardship.

Participation rate

Measures the percentage of the working age population in work or actively looking for work.

Projections

Projections of the key fiscal indicators beyond the five-year forecast period. The projections are based on long-run economic and fiscal assumptions. For example, the projections assume no economic cycle and constant long-run interest, inflation and unemployment rates.

Provisional tax

A thrice-yearly payment of tax on income that has not been taxed, or been under-taxed, at source (relates only to company tax and other persons’ tax).

Short-term fiscal intentions

Under the Public Finance Act 1989, the Government must indicate explicitly its intentions for operating expenses, operating revenues, the operating balance, debt and net worth over the next three years.

Source deductions

Tax withheld on wages, salaries, social welfare benefits, bonuses, lump-sum payments and superannuation fund contributions.  About 80% of source deductions come from PAYE on wages and salaries.  Source deductions is the biggest single tax type.

Specific fiscal risks

These are a category of Government decisions or circumstances which may have a material impact on the fiscal position (excluding contingent liabilities).  They are not included in the main forecasts because their fiscal impact cannot be reasonably quantified, the likelihood of realisation is uncertain and/or the timing is uncertain.

Stock change

The change in the value of stocks (raw materials, work in progress, and finished goods) during a given period.

System of National Accounts (SNA)

SNA is a comprehensive, consistent and flexible set of macroeconomic accounts to meet the needs of government and private sector analysts, policy-makers, and decision-takers.  See www.imf.org for further information.

Tax revenue

The accrual, rather than the cash (“tax receipts”) measure of taxation.  It is a measure of tax due, regardless of whether or not it has actually been paid.

Thin capitalisation

A tax rule applicable to a non-resident-owned business that limits tax deductions for interest payments based on its level of debt relative to its assets.

Trade weighted index (TWI)

A measure of movements in the New Zealand dollar against the currencies of our major trading partners.  The currencies comprise the US dollar, the Australian dollar, the Japanese yen, the euro and the UK pound.

Unit labour costs

The wages and other costs associated with employment per unit of output.

Year ended

Graphs and tables use different expressions of the timeframe.  For example, 2004/05 or 2005 will generally mean “year ended 30 June” unless otherwise stated.